EXHIBIT 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — TABLE OF CONTENTS

Business Overview	1
Our Business	1
Our Segments	2
How We Measure Performance	2
Our Business Environment	3
Our Strategy	3
Developments in 2005 and 2006	4
2005 Consolidated Results Summary	4
Significant Business Developments	5
Management	5
Proposed Class Action Settlement	5
Credit and Support Facilities	6
Acquisitions	7
Joint Ventures	7
Evolution of Our Supply Chain Strategy	8
Optical Components Operations	8
Bharat Sanchar Nigam Limited Contract	8
Restatements; Nortel Audit Committee Independent Review; Material Weaknesses; Related Matters	9
First and Second Restatements and Independent Review	9
Material Weaknesses in Internal Control over Financial Reporting	9
Third Restatement	10
Revenue Independent Review	19
Regulatory Actions and Pending Litigation	20
Results of Operations — Continuing Operations	21
Consolidated Information	21
Revenues	21
Geographic Revenues	23
Gross Profit and Gross Margin	24
Operating Expenses	25
Selling, General and Administrative Expense	25
Research and Development Expense	25
Special Charges	26
(Gain) Loss on Sale of Businesses and Assets	28
Shareholder Litigation Settlement Expense	28
Other Income — Net	28
Interest Expense	29
Income Tax Benefit (Expense)	30
Segment Information	30
Mobility and Converged Core Networks	32
Enterprise Solutions and Packet Networks	34
Other	36
Results of Operations — Discontinued Operations	37
Liquidity and Capital Resources	38
Cash Flow	38
Operating activities	38
Investing activities	41
Financing activities	41
Future Uses and Sources of Liquidity	41

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Future Uses of Liquidity	41
Contractual cash obligations	42
Purchase obligations	42
Outsourcing contracts	43
Obligations under special charges	43
Pension and post-retirement obligations	43
Other long-term liabilities reflected on the balance sheets	43
Customer financing	43
Acquisitions	44
Future Sources of Liquidity	44
Credit facilities	45
Available support facility	46
Shelf registration statement and base shelf prospectus	47
Credit Ratings	47
Off-Balance Sheet Arrangements	48
Bid, Performance Related and Other Bonds	48
Receivables Securitization and Certain Variable Interest Transactions	48
Other Indemnifications or Guarantees	50
Application of Critical Accounting Policies and Estimates	50
Revenue Recognition	50
Provisions for Doubtful Accounts	52
Provisions for Inventory	53
Provisions for Product Warranties	53
Income Taxes	54
Tax asset valuation	54
Tax contingencies	55
Goodwill Valuation	56
Pension and Post-retirement Benefits	57
Special Charges	58
Other Contingencies	58
Accounting Changes and Recent Accounting Pronouncements	59
Accounting Changes	59
Recent Accounting Pronouncements	59
Canadian Supplement	61
Accounting Changes	61
Outstanding Share Data	63
Market Risk	63
Equity Price Risk	64
Environmental Matters	64
Legal Proceedings	64

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Management’s Discussion and Analysis of Financial Condition and Results of Operation, or MD&A, gives effect to the change in our reportable segments effective January 1, 2006. The discussion presented herein has been revised only to reflect the change in our reportable segments and replaces in its entirety the corresponding portions of the MD&A included in our Annual Report on Form 10-K/ A for the year ended December 31, 2005, or the 2005 Annual Report. You should read this MD&A in combination with the audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, which have been restated only to reflect the change in our reportable segments and are included in our Current Report on Form 8-K dated June 16, 2006, or the Restated Financial Statements. The discussion included herein does not reflect any further change in our reportable segments either as a result of our establishment of an operating segment that focuses on providing professional services, which we expect to become a reportable segment in the second half of 2006, or our announcement on May 16, 2006 of a new business initiative to drive market share in the video bandwidth market, as to which we are currently assessing the impact on our reportable segments. For more information, see the MD&A section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or the 2006 First Quarter Report.
Certain statements in this MD&A contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on our current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which we operate. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Although we believe expectations reflected in such forward-looking statements are reasonable based upon the assumptions in this MD&A, they may prove to be inaccurate and consequently our actual results could differ materially from our expectations set out in this MD&A. In particular, the risk factors described in the “Risk Factors” sections of the 2005 Annual Report and our 2006 First Quarter Report could cause actual results or events to differ materially from those contemplated in forward-looking statements. Unless required by applicable securities laws, we disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Where we say “we”, “us”, “our”, “NNC”, or “Nortel”, we mean Nortel Networks Corporation or Nortel Networks Corporation and its subsidiaries, as applicable, and where we refer to the “industry”, we mean the telecommunications industry. All dollar amounts in this MD&A are in millions of United States, or U.S., dollars unless otherwise stated.
The common shares of Nortel Networks Corporation are publicly traded on the New York Stock Exchange, or NYSE, and Toronto Stock Exchange, or TSX, under the symbol “NT”. Nortel Networks Limited, or NNL, is our principal direct operating subsidiary and its results are consolidated into our results. Nortel holds all of NNL’s outstanding common shares but none of its outstanding preferred shares. NNL’s preferred shares are reported in minority interests in subsidiary companies in the audited consolidated balance sheets and dividends and the related taxes are reported in minority interests — net of tax in the audited consolidated statements of operations.
Business Overview
Our Business
Nortel is a global supplier of communication equipment serving both service provider and enterprise customers. We deliver products and solutions that help simplify networks, improve productivity as well as drive value creation and efficiency for consumers. Our next-generation technologies span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Our networking solutions consist of hardware, software and services. Our business activities include the design, development, assembly, marketing, sale, licensing, installation, servicing and support of these networking solutions. As a substantial portion of our business has a technology focus, we are dedicated to making strategic investments in research and development, or R&D. We believe one of our core strengths is strong customer loyalty from providing value to our customers through high reliability networks, a commitment to ongoing support, and evolving solutions to address product technology trends.

Our Segments
During 2005, our operations were organized into four reportable segments: Carrier Packet Networks, Code Division Multiple Access, or CDMA, Networks, Global System for Mobile communications, or GSM, and Universal Mobile Telecommunications Systems, or UMTS, Networks and Enterprise Networks. On September 30, 2005, we announced a new organizational structure, effective January 1, 2006, that we expect will strengthen our enterprise focus, drive product efficiencies, and enhance our delivery of global services. The new alignment includes two product groups: (i) Enterprise Solutions and Packet Networks, which combines optical networking solutions (included in our Carrier Packet Networks segment in 2005), data networking and security solutions and portions of circuit and packet voice solutions (included in both our Carrier Packet Networks segment and Enterprise Networks segment in 2005) into a unified product group; and (ii) Mobility and Converged Core Networks, which combines our CDMA solutions and GSM and UMTS solutions (each a separate segment in 2005) and other circuit and packet voice solutions (included in our Carrier Packet Networks segment in 2005).
These organizational changes resulted in a change to our reportable segments. Commencing in the first quarter of 2006, Mobility and Converged Core Networks and Enterprise Solutions and Packets Networks form our reportable segments and are described below:

•	Mobility and Converged Core Networks provides mobility networking solutions using (i) CDMA solutions and GSM and UMTS solutions and (ii) carrier circuit and packet voice solutions. Mobility networking refers to communications networks that enable end-users to be mobile while they send and receive voice and data communications using wireless devices, such as cellular telephones, personal digital assistants and other computing and communications devices. These networks use specialized network access equipment and specialized core networking equipment that enable an end-user to be connected and identified when not in a fixed location. In addition, our carrier circuit and packet voice solutions provide a complete range of voice solutions to our service provider customers, including local, toll, long-distance and international gateway capabilities using either circuit or packet-based switching technologies. These service provider customers include local and long distance telephone companies, wireless service providers, cable operators and other communication service providers.

•	Enterprise Solutions and Packet Networks provide (i) enterprise circuit and packet voice solutions, (ii) data networking and security solutions and (iii) optical networking solutions. Our solutions for enterprises are used to build new networks and transform existing communications network into a more cost effective, packet-based network supporting data, voice and multimedia communications. Our optical networking and carrier data networking and security solutions provide voice, data and multimedia communication solutions to our service provider customers that operate wireline networks.
“Other” represents miscellaneous business activities and corporate functions and includes the results from Nortel Government Solutions Incorporated, or NGS (formerly PEC Solutions Inc.). None of these activities meet the quantitative criteria to be disclosed separately as reportable segments. Costs associated with shared services and other corporate costs are allocated to the segments based on usage determined generally by headcount. Costs not allocated to the segments are primarily related to our corporate compliance, interest attributable to our long-term debt and other non-operational activities and are included in “Other”.
The segment data related to our 2005, 2004, and 2003 full year results of operations have been restated to conform to our new reportable segments that we began reporting in the first quarter of 2006. We are providing this data to facilitate analysis by the users of our consolidated financial statements. The related segment portions of our MD&A from the 2005 Annual Report have also been revised and are presented below. This revised MD&A information replaces in its entirety the corresponding portions of the MD&A in the 2005 Annual Report. The change in our reportable segments had no impact to our consolidated statement of operations, consolidated balance sheet or consolidated statement of cash flows.
How We Measure Performance
Our president and chief executive officer, or CEO, has been identified as our chief operating decision maker, or CODM, in assessing the performance and allocating resources to our operating segments. The primary financial measure used by the CODM is management earnings (loss) before income taxes, or Management EBT. This measure includes the cost of revenues, selling, general and administrative, or SG&A, expense, R&D expense, interest expense, other income (expense) — net, minority interests — net of tax and equity in net earnings (loss) of associated companies — net of tax. Interest attributable to long-term debt is not allocated to a reportable segment and is included in “Other”. The CODM does not review asset information on a segmented basis in order to assess performance and allocate resources. See “Segment information — General description” in note 6 of the accompanying audited consolidated financial statements.
In addition, from time to time, we monitor performance in the following areas: status with our key customers on a global basis; the achievement of expected milestones of our key R&D projects; and the achievement of our key strategic initiatives. In an effort to ensure we are creating value for our customers and maintaining strong relationships with those customers, we monitor our project implementation, customer service levels and the status of key customer contracts. We also conduct regular customer satisfaction and loyalty surveys to monitor customer relationships. With respect to our R&D projects, we measure content, quality and timeliness versus project plans.
Our Business Environment
With the growth of data, voice and multimedia communications over the public telephone network, the public Internet and private voice and data communications networks, disparate networks are migrating to converged high performance packet networks that can support most types of communications traffic and applications. Converged voice and data networks incorporating packet-based technologies provide an opportunity for service providers to offer new revenue generating services while reducing annual operating costs and an opportunity for enterprises to become more cost effective and productive. We believe our key advantage lies in our ability to transition and upgrade our enterprise and service provider customers’ voice and data networks to a multimedia-enabled Internet Protocol, or IP, networks with carrier grade reliability.
The demand for voice over IP, or VoIP, and broadband access to IP based networks and third generation, or 3G, wireless networks were a source of industry growth in 2005, and we expect spending in these areas will continue to expand the market for services and solutions provided by communications equipment vendors. We anticipate this demand to lead to further investment in network infrastructure, including optical technologies, and application convergence. Regulatory developments, including the anticipated grant of new national licenses for 3G wireless services in China, are also expected to have a positive impact on industry demand for next generation wireless services.
At the same time, the market for traditional voice and second generation wireless technologies is expected to continue to decline. These significant technology shifts have resulted in service providers and enterprises limiting their investment in mature technologies as they focus on maximizing return on invested capital, requiring communications equipment vendors to leverage their installed base in legacy markets. Furthermore, pricing pressures continue to increase as a result of global competition, particularly from suppliers situated in emerging markets with low cost structures like China. Consolidation among customers, leading to fewer and larger customers, many of whom are focusing on improving the efficiency of their combined networks rather than network expansion, is also increasing pricing pressure. In addition, significant consolidation among communications equipment vendors is commencing and is expected to continue.
While we have seen encouraging indicators in certain parts of the market, we can provide no assurance the growth areas that have begun to emerge will continue in the future. See the “Risk Factors” section of this report for factors that may negatively impact our results.
Our Strategy
We continue to drive our business forward with a renewed focus on execution and operational excellence through (i) the transformation of our businesses and processes; (ii) integrity renewal and (iii) growth imperatives.
Our plan for business transformation is expected to address our biggest operational challenges and is focused on simplifying our organizational structure, reflecting the alignment of carrier and enterprise networks, and maintains a strong focus on revenue generation as well as quality improvements and cost reduction through a program known as Six Sigma. This program contemplates the transformation of our business in six key areas: services, procurement effectiveness, revenue stimulation (including sales and pricing), R&D effectiveness, general and administrative effectiveness, and organizational and workforce effectiveness. Employees throughout our organization are engaged in supporting various objectives in each of these areas.
We remain focused on integrity renewal through a commitment to effective corporate governance practices, remediation of our material weaknesses in our internal controls and ethical conduct. We have enhanced our compliance function to increase compliance with applicable laws, regulations and company policies and to increase employee awareness of our code of ethical business conduct.

Our growth imperatives are motivated by a desire to increase profitable growth and focus on areas where we can attain a leadership position and a minimum market share of twenty percent in key technologies. Some areas in which we plan to increase our investment include products compliant with the Worldwide Interoperability for Microwave Access, or WiMAX, standard, the IP Multimedia Subsystem, or IMS, architecture, and IPTV. As part of this strategy, we have decided to redirect funding from our services edge router business and to sell certain assets of our blade server switch business unit.
We have developed our strategy with a view to maximizing the effectiveness of our strategic alliances and capturing the benefits of growing technology convergence in the marketplace. We believe our strategy will position us to respond to evolving technology and industry trends and enable us to provide end-to-end solutions that are developed internally and through our strategic alliances. We expect to continue to play an active role in influencing emerging broadband and wireless standards. Furthermore, we believe cooperation of multiple vendors is critical to the success of our communications solutions for both service providers and enterprises.
Recent key strategic and business initiatives include our finance transformation project, which will implement, among other things, a new information technology platform (SAP) to provide an integrated global financial system; growing our business with U.S. government clients through PEC Solutions, Inc. (now Nortel Government Solutions, Incorporated), or PEC, which we acquired in June 2005; establishing a greater presence in Asia Pacific through our recently established joint venture with LG Electronics, Inc., or LG; our proposed joint venture with Huawei Technologies Co., Ltd, or Huawei, to develop ultra broadband access solutions; strengthening our end-to-end convergence solutions and focus on the enterprise market, including the acquisition of Tasman Networks Inc., or Tasman Networks; and evolving our supply chain strategy.
Developments in 2005 and 2006
2005 Consolidated Results Summary
Summary of selected financial data:

		% of		% of		% of
	2005	Revenues	2004	Revenues	2003	Revenues

	(Millions of U.S. dollars)
Revenues	$10,523		$9,516		$9,932
Gross profit	4,306	40.9	3,942	41.4	4,209	42.4
Operating expenses
Selling, general and administrative expense	2,413	22.9	2,133	22.4	1,966	19.8
Research and development expense	1,856	17.6	1,960	20.6	1,968	19.8
Special charges	170	1.6	181	1.9	288	2.9
Gain (loss) on sale of businesses and assets	(47)	(0.4)	91	1.0	4	0.0
Shareholder litigation settlement expense (a)	2,474	23.5	—		—
Operating earnings (loss)	(2,671)	(25.4)	(250)	(2.6)	(126)	(1.3)
Other income — net	303	2.9	212	2.2	466	4.7
Interest expense	218	2.1	202	2.1	206	2.1
Income tax benefit	56	0.5	30	0.3	83	0.8
Net earnings (loss) from continuing operations	(2,576)	(24.5)	(256)	(2.7)	122	1.2
Net earnings (loss) from discontinued operations — net of tax	1	0.0	49	0.5	183	1.8
Net earnings (loss)	$(2,575)	(24.5)	$(207)	(2.2)	$293	3.0

(a)	Relates to proposed settlement of certain shareholder class action litigation first announced on February 8, 2006.
As discussed under “Restatements; Nortel Networks Audit Committee Independent Review; Material Weaknesses; Related Matters”, we have restated our consolidated financial statements for 2004, 2003, 2002, 2001 and the first, second and third quarters of 2005 and 2004. See also note 4 to the accompanying audited consolidated financial statements.
Our revenues increased by approximately 11 percent in 2005 compared to 2004. The increase in revenues was across all of our geographic regions and particularly in the U.S., Asia Pacific, EMEA and CALA regions. In 2005, Carrier Packet Networks revenues were $2,828, an increase of 9 percent compared to 2004; CDMA Networks revenues were $2,321, an increase of 5 percent compared to 2004; GSM and UMTS Networks revenues were $2,799, an increase of 16 percent compared to 2004; Enterprise Networks revenues were $2,570, an increase of 12 percent compared to 2004. For further information related to the changes in revenue by segment, see “Results of Operations — Continuing Operations — Segment Information”.
Our gross margin remained essentially flat in 2005 compared to 2004 primarily due to gross margin decreases in CDMA Networks and Enterprise Networks offset by increases in Carrier Packet Networks. Overall, we continue to see improvements in our cost structure as a result of lower material pricing and significant recoveries in our inventory provisions related to the sale of certain optical inventory that was previously provided for, partially offset by unfavorable product mix, negative gross margin impact from our contract with Bharat Sanchar Nigam Limited, or BSNL, and competitive pricing pressures.
During 2005, SG&A expense as a percentage of revenues remained essentially flat compared to 2004. During 2005, SG&A expense included higher costs related to our internal control remedial measures, investment in our finance processes and restatement related activities, unfavorable foreign exchange rate fluctuation, lower bad debt recoveries, increase in sales and marketing expense arising from the consolidation of the results of PEC and LG-Nortel, increased expense related to the Mike Zafirovski settlement with Motorola and costs associated with executive departures; partially offset by cost savings associated with the restructuring plan announced in 2004, or 2004 Restructuring Plan and a reduction in our stock-based compensation related to the Restricted Stock Unit, or RSU, program.
R&D expense as a percentage of revenues decreased by approximately 3 percentage points to 17.6% in 2005 compared to 2004 primarily due to the continued favorable impact of the savings associated with our 2004 Restructuring Plan partially offset by increased investments in targeted product areas, primarily in our Enterprise Networks segment, and unfavorable foreign exchange impacts.
Special charges as a percentage of revenue remained essentially flat in 2005 compared to 2004 primarily due to activities associated with the implementation of our 2004 Restructuring Plan that were substantially completed in the first half of 2005.
For further information related to the changes in operating expenses, see “Results of Operations — Continuing Operations — Operating Expenses”.
Shareholder litigation settlement expense of $2,474 was recorded during the year ended December 31, 2005, as a result of an agreement in principle reached for the settlement of certain shareholder class action litigation. For additional information see, “Developments in 2005 and 2006 — Significant Business Developments — Proposed Class Action Settlement”.
Significant Business Developments

Management
Mr. Mike S. Zafirovski was appointed president and CEO, effective November 15, 2005. Mr. Zafirovski succeeded Mr. William A. Owens as chief executive officer.
A lawsuit filed on October 18, 2005 by Motorola, Inc., Mr. Zafirovski’s former employer, was subsequently settled on October 31, 2005 and provides that Mr. Zafirovski cannot disclose Motorola trade secrets or confidential information, and Mr. Zafirovski and we have agreed for a specified period to refrain from hiring or recruiting Motorola employees under certain circumstances. The settlement also includes restrictions, until July 1, 2006, on Mr. Zafirovski’s communications with certain specified companies, some of which are our customers, and limitations on his ability to advise us on competitive strategy or analysis relative to Motorola for a defined period. Mr. Zafirovski has paid Motorola $11.5, which is part of his separation payment from Motorola, and we have reimbursed Mr. Zafirovski for his repayment and selected legal costs and $12 for expenses, including income taxes, that relate to this repayment.

Proposed Class Action Settlement
On February 8, 2006, we announced that, as a result of the previously announced mediation process we entered into with the lead plaintiffs in two significant class action lawsuits pending in the U.S. District Court for the Southern District of New York and based on the recommendation of a senior Federal Judge, we and the lead plaintiffs have reached an agreement in principle to settle these lawsuits, or the Proposed Class Action Settlement. This settlement would be part of, and is conditioned on, our reaching a global settlement encompassing all pending shareholder class actions and proposed shareholder class actions commenced against us and certain other defendants following our announcement of revised financial guidance during 2001 and our revision of certain of our 2003 financial results and restatement of other prior periods. The Proposed Class Action Settlement is also conditioned upon the receipt of all required court, securities regulatory and stock exchange approvals. On March 17, 2006, we announced that we and the lead plaintiffs reached an agreement on the related insurance and corporate governance matters including our insurers agreeing to pay $228.5 in cash towards the settlement and us agreeing with our insurers to certain indemnification obligations. On April 3, 2006, the insurance proceeds were placed into escrow by the insurers. We believe that these indemnification obligations would be unlikely to materially increase our total cash payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by us as noted below. We also agreed to certain corporate governance enhancements, including the codification or certain of our current governance practices (such as the annual election by our directors of a non-executive Board chair) in our Board of Directors written mandate and the inclusion in our annual proxy circular and proxy statement of a report on certain of our other governance practices (such as the process followed for the annual evaluation of the Board, committees of the Board and individual directors). The Proposed Class Action Settlement would contain no admission of wrongdoing by us or any of the other defendants.
Under the terms of the proposed global settlement contemplated by the Proposed Class Action Settlement, we would make a payment of $575 in cash, issue 628,667,750 of Nortel Networks Corporation common shares (representing 14.5% of our equity as of February 7, 2006), and contribute one-half of any recovery in our existing litigation against our former president and chief executive officer, former chief financial officer and former controller, who were terminated for cause in April 2004, seeking the return of payments made to them under our bonus plan in 2003. In the event of a share consolidation of Nortel Networks Corporation common shares, the number of Nortel Networks Corporation common shares to be issued pursuant to the Proposed Class Action Settlement would be adjusted accordingly. As a result of the Proposed Class Action Settlement, we have established a litigation provision and recorded a charge to our full-year 2005 financial results of $2,474, of which $575 relates to the proposed cash portion of the Proposed Class Action Settlement, while $1,899 relates to the proposed equity component and will be adjusted in future quarters based on the fair value of the Nortel Networks Corporation common shares issuable until the finalization of the settlement. The cash amount bears interest commencing March 23, 2006 at a prescribed rate and is to be held in escrow on June 1, 2006 pending satisfactory completion of all conditions to the Proposed Class Action Settlement. Any change to the terms of the Proposed Class Action Settlement as a result of ongoing discussions with the lead plaintiffs would likely also result in an adjustment to the litigation provision.
Discussions are ongoing regarding a process to resolve the Canadian actions as part of the terms of the Proposed Class Action Settlement and we and the lead plaintiffs are continuing discussions towards a definitive settlement agreement. At this time, it is not certain that such an agreement can be reached, that each of the actions noted above can be brought into, or otherwise bound by, the proposed settlement, if finalized, or that such an agreement would receive the required court and other approvals in all applicable jurisdictions. The timing of any developments related to these matters is also not certain. The Proposed Class Action Settlement and the litigation provision charge taken in connection with the Proposed Class Action Settlement do not relate to ongoing regulatory and criminal investigations and do not encompass a related Employment Retirement Income Security Act, or ERISA, class action or the pending application in Canada for leave to commence a derivative action against certain of our current and former officers and directors.
For additional information, see “Legal Proceedings”, “Liquidity and Capital Resources”, “Developments in 2005 and 2006 — Restatements; Nortel Networks Audit Committee Independent Review; Material Weaknesses; Related Matters — Third Restatement”, the “Risk Factors” section of this report and “Contingencies” in note 22 of the accompanying audited consolidated financial statements.

Credit and Support Facilities
On February 14, 2006, we entered into a new one-year credit facility in the aggregate principal amount of $1,300, or the 2006 Credit Facility. This new facility consists of (i) a senior secured one-year term loan facility in the amount of $850, or Tranche A Term Loans, and (ii) a senior unsecured one-year term loan facility in the amount of $450, or Tranche B Term Loans, and was extended by JPMorganChase Bank, N.A., Citigroup Corporate and Investment Banking, Royal Bank of Canada and Export Development Canada, or EDC. The Tranche A Term Loans are secured equally and ratably with NNL’s obligations under the $750 support facility, or the EDC Support Facility, with EDC and NNL’s 6.875% Bonds due 2023, or the 2023 Bonds, by a lien on substantially all of the U.S. and Canadian assets of NNL and the U.S. assets of our indirect subsidiary, Nortel Networks Inc., or NNI. The Tranche A Term Loans are also secured equally and ratably with NNL’s obligations under the EDC Support Facility by a lien on substantially all of NNC’s U.S. and Canadian assets. The Tranche A Term Loans and Tranche B Term Loans are also guaranteed by NNC and NNL and NNL’s obligations under the EDC Support Facility are also guaranteed by NNC and NNI, in each case until the maturity or prepayment of the 2006 Credit Facility. The 2006 Credit Facility, which will mature in February 2007, was drawn down in the full amount on February 14, 2006 and we used the net proceeds primarily to repay the outstanding $1,275 aggregate principal amount of NNL’s 6.125% Notes that matured on February 15, 2006. The Tranche A Loans initially bear interest at 6.875% while the Tranche B Loans initially bear interest at 7.625%. We and NNI agreed to a demand right exercisable at any time after May 31, 2006 pursuant to which we will be required to take all reasonable actions to issue senior unsecured debt securities in the capital markets to repay the 2006 Credit Facility.
Effective October 24, 2005, NNL and EDC entered into an amendment of the EDC Support Facility that maintained the total EDC Support Facility at up to $750, including the existing $300 of committed support for performance bonds and similar instruments, and the extension of the maturity date of the EDC Support Facility for an additional year to December 31, 2007.
As a result of the delayed filing of this report with the SEC, an event of default occurred under the 2006 Credit Facility and EDC has the right to refuse to issue additional support and terminate its commitment under the EDC Support Facility. For more information, see “Restatements; Nortel Networks Audit Committee Independent Review; Material Weaknesses; Related Matters — Third Restatement”.
For more information on the 2006 Credit Facility and the EDC Support Facility, see “Liquidity and Capital Resources — Future Sources of Liquidity” and the “Risk Factors” section of this report.

Acquisitions
On February 24, 2006, we acquired Tasman Networks, an established networking company that provides a portfolio of secure enterprise routers for $99.5 in cash.
On June 3, 2005, we acquired PEC through a cash tender offer at a price of $15.50 per common share of PEC. The aggregate cash consideration (including $33 with respect to stock options) was approximately $449, including estimated costs of acquisition of $8. This acquisition was accounted for using the purchase method. We recorded approximately $278 of non-amortizable intangible assets associated with the acquisition of PEC, which assets consist solely of goodwill. The goodwill of PEC is not deductible for tax purposes, and has been allocated to our Enterprise Networks segment and will be allocated to our new Enterprise Solutions and Packet Networks segment.
PEC is a professional network technologies integrator which delivers services, systems and secure communication solutions to governmental entities designed to help improve workforce productivity, reduce operational costs and streamline interagency communications. Its primary customers are executive agencies and departments of the U.S. Federal Government, the Federal Judiciary, and prime contractors to the U.S. government. We expect the PEC acquisition to allow us to pursue opportunities in areas that complement our existing products and to increase our competitiveness in the government market.
Our consolidated financial statements include PEC’s operating results from the date of the acquisition. For additional financial and other information related to the PEC acquisition, including a proxy agreement related to our ownership interest in PEC, see “Acquisitions, divestitures and closures” in note 10 of the accompanying audited consolidated financial statements.

Joint Ventures
On November 9, 2005, we and Huawei Technologies Co., Ltd. entered into a non-binding Memorandum of Understanding to establish a joint venture for developing ultra broadband access solutions. Both sides continue to discuss and evaluate the most effective method of consummating the proposed strategic alliance, which is subject to negotiation, execution of definitive agreements and customary regulatory approvals. See the “Risk Factors” section of this report.
On November 3, 2005, we entered into a joint venture with LG named LG-Nortel Co. Ltd, or LG-Nortel. The joint venture combines the telecommunications infrastructure business of LG with our Republic of Korea distribution and services business to offer telecom and networking solutions to customers in Republic of Korea and plans to offer to other markets globally. We received 50 percent plus one share of the common shares of the joint venture in exchange for consideration consisting of principally cash and our Republic of Korea distribution and services business totaling approximately $155, including estimated costs of acquisition of $10. Separately, LG will be entitled to payments from us over a two-year period up to a maximum of $80 based on achievement by LG-Nortel of certain business goals. The results of LG-Nortel are included in our consolidated financial statements commencing November 3, 2005. The aggregate purchase price based on management’s best current estimate of the relative values of the assets acquired and liabilities assumed in LG-Nortel is approximately $155. For additional financial information related to LG-Nortel, see “Acquisitions, divestitures and closures” in note 10 of the accompanying audited consolidated financial statements.

Evolution of Our Supply Chain Strategy
In 2004, we entered into an agreement with Flextronics International Ltd., or Flextronics, regarding the divestiture of substantially all of our remaining manufacturing operations and related activities, including certain product integration, testing, repair operations, supply chain management, third party logistics operations and design assets. We and Flextronics also entered into a four year supply agreement for manufacturing services (whereby after completion of the transaction Flextronics will manage approximately $2,500 of our annual cost of revenues) and a three-year supply agreement for design services.
Commencing in the fourth quarter of 2004, and throughout 2005, we completed the transfer to Flextronics of certain of our optical design activities in Ottawa, Canada and Monkstown, Northern Ireland and our manufacturing activities in Montreal, Canada and Chateaudun, France. In order to allow completion of several major information systems changes that are expected to simplify and improve the quality of operations during the transition, we now expect to transfer the remaining manufacturing operations in Calgary, Canada to Flextronics by the end of the second quarter of 2006. We and Flextronics have agreed that we will retain our Monkstown manufacturing operations and establish a regional supply chain center to lead our EMEA supply chain operations.
The successful completion of the agreement with Flextronics will result in the transfer of approximately 2,100 employees to Flextronics, of which approximately 1,450 were transferred as of December 31, 2005. We expect gross cash proceeds ranging between $575 and $625, of which approximately $380 has been received as of December 31, 2005, partially offset by cash outflows incurred to date and expected to be incurred in 2006 attributable to direct transaction costs and other costs associated with the transaction. These proceeds will be subject to a number of adjustments, including potential post-closing date asset valuations and potential post-closing indemnity payments. Any net gain on the sale of this business will be recognized once substantially all of the risks and other incidents of ownership have been transferred.
During the year ended December 31, 2005, we recorded a charge through gain (loss) on sale of businesses and assets of $40, related to this ongoing divestiture to Flextronics. The charges relate to legal and professional fees, pension adjustments and real estate impairments.
For additional information related to the Flextronics divestiture, see “Liquidity and Capital Resources” and “Divestitures” in note 10 of the accompanying audited consolidated financial statements.

Optical Components Operations
On December 2, 2004, we entered into a restructuring agreement with Bookham Technology plc, or Bookham, a sole supplier of key optical components for our optical networks solutions in our Carrier Packet Networks segment. In February 2005, we agreed to waive until November 6, 2006 minimum cash balance requirements under certain Bookham notes and in May 2005, we adjusted the prepayment provisions of these notes and received additional collateral for these notes. In May 2005, we amended our supply agreement with Bookham to provide Bookham with financial flexibility to continue the supply of optical components for our optical networks solutions. See “Related party transactions” in note 21 of the accompanying audited consolidated financial statements.
On January 13, 2006, we received $20 in cash plus accrued interest to retire our $20 aggregate principal amount Bookham Series A secured note due November 2007. In addition, we sold our $25.9 aggregate principal amount Bookham Series B secured note due November 2006 for approximately $26 to a group of unrelated investors.
On January 13, 2006, we and Bookham amended the current supply agreement and extended certain purchase commitments, which had been scheduled to expire on April 29, 2006. Under the terms of the amended supply agreement, have agreed to purchase a minimum of $72 in products from Bookham in 2006. In addition, we entered into an agreement on the same date, under which we agreed not to sell until after June 30, 2006 the approximately 4 million shares of Bookham common stock that we currently own.

Bharat Sanchar Nigam Limited Contract
In August 2004, we entered into a contract with BSNL to establish a wireless network in India. We recognized revenues of approximately $228 and $20 in 2005 and 2004, respectively, and project losses of approximately $148 and $160, in the corresponding years. We expect to recognize additional revenues of approximately $92 and additional project losses of approximately $19 in 2006. The losses are primarily driven by the existing contractual terms negotiated in response to pricing pressures as a result of the competitive nature of India’s telecommunications market and an increase in project implementation costs. The time limit within which BSNL could exercise its 50% business expansion option under the contract has passed and we will not supply BSNL with products or services for this expansion.
Restatements; Nortel Audit Committee Independent Review; Material Weaknesses; Related Matters

First and Second Restatements and Independent Review
We have effected successive restatements of prior period financial results. Following the restatement (effected in December 2003) of our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 and for the quarters ended March 31, 2003 and June 30, 2003, or the First Restatement, the Audit Committees of NNC’s and NNL’s Board of Directors, or the Audit Committee, initiated an independent review of the facts and circumstances leading to the First Restatement, or the Independent Review, and engaged Wilmer Cutler Pickering Hale & Dorr LLP, or WilmerHale, to advise it in connection with the Independent Review. This review and related work led to a variety of actions, including the termination for cause of NNC’s and NNL’s former CEO, chief financial officer and controller in April 2004 and seven additional individuals with significant responsibilities for financial reporting in August 2004, and ultimately to the restatement of our financial statements for the years ended December 31, 2002 and 2001 and the quarters ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002, or the Second Restatement. For more information about the First and Second Restatement, see our 2003 Annual Report on Form 10-K, or the 2003 Annual Report
In January 2005, the Audit Committee reported the findings of the Independent Review, together with its recommendations for governing principles for remedial measures, the summary of which is included in the “Controls and Procedures” section of the 2003 Annual Report. Each of our and NNL’s Board of Directors adopted these recommendations in their entirety and directed our management to implement those principles, through a series of remedial measures, across the company, to prevent any repetition of past misconduct and re-establish a finance organization with values of transparency, integrity, and sound financial reporting as its cornerstone. Management’s ongoing implementation efforts are described below and will continue following the filing of this report. The Board of Directors has monitored the implementation efforts to date and will continue to regularly monitor management’s implementation efforts. See the “Controls and Procedures” section of this report.

Material Weaknesses in Internal Control over Financial Reporting
Over the course of the Second Restatement process, we identified a number of reportable conditions, each constituting a material weakness, in our internal control over financial reporting as of December 31, 2003. Five of those material weaknesses continued to exist as of December 31, 2004.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, and the related SEC rules, management assessed the effectiveness of our internal control over financial reporting as of December 31, 2005, using the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, in Internal Control-Integrated Framework. Based on that assessment, management determined that those previously identified five material weaknesses continued to exist as of December 31, 2005 and therefore concluded that, as of December 31, 2005, we did not maintain effective internal control over financial reporting based on the COSO criteria. Deloitte issued an attestation report with respect to that assessment and conclusion, which is included in Item 9-A of this report, and concluded that our internal control over financial reporting was not effective as of December 31, 2005. The material weaknesses in our internal control over financial reporting as of December 31, 2005, which remain unremedied, are:

•	lack of compliance with written Nortel procedures for monitoring and adjusting balances related to certain accruals and provisions, including restructuring charges and contract and customer accruals;
•	lack of compliance with Nortel procedures for appropriately applying applicable GAAP to the initial recording of certain liabilities including those described in Statement of Financial Accounting Standards, or SFAS, No. 5, “Accounting for Contingencies”, or SFAS No. 5, and to foreign currency translation as described in SFAS No. 52, “Foreign Currency Translation”, or SFAS No. 52;
•	lack of sufficient personnel with appropriate knowledge, experience and training in U.S. GAAP and lack of sufficient analysis and documentation of the application of U.S. GAAP to transactions, including but not limited to revenue transactions;

•	lack of a clear organization and accountability structure within the accounting function, including insufficient review and supervision, combined with financial reporting systems that are not integrated and which require extensive manual interventions; and
•	lack of sufficient awareness of, and timely and appropriate remediation of, internal control issues by Nortel personnel.

As used above, the term “material weakness” means a significant deficiency (within the meaning of Public Company Accounting Oversight Board Auditing Standard No. 2), or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected.
We continue to identify, develop and implement remedial measures to address these material weaknesses in our internal control over financial reporting. For more information see the “Controls and Procedures” section of this report and “Risks Related to Our Restatements and Related Matters” in the “Risk Factors” section of this report.

Third Restatement
Over the course of the Second Restatement process, Nortel, together with its external independent registered chartered accountants, identified a number of material weaknesses in our internal control over financial reporting as at December 31, 2003. Five of those material weaknesses continued to exist as at December 31, 2004 and 2005. In addition, in January 2005, our and NNL’s Boards of Directors adopted in their entirety the governing principles for remedial measures identified through the Independent Review. We continue to develop and implement these remedial measures.
As part of these remedial measures and to compensate for the unremedied material weaknesses in our internal control over financial reporting, we undertook intensive efforts in 2005 to enhance our controls and procedures relating to the recognition of revenue. These efforts included, among other measures, extensive documentation and review of customer contracts for revenue recognized in 2005 and earlier periods. As a result of the contract review, it became apparent that certain of the contracts had not been accounted for properly under U.S. GAAP. Most of these errors related to contractual arrangements involving multiple deliverables, for which revenue recognized in prior periods should have been deferred to later periods, under American Institute of Certified Public Accountants Statement of Position, or SOP, 97-2 “Software Revenue Recognition”, and SEC Staff Accounting Bulletin, or SAB, 104 “Revenue Recognition”, or SAB 104.
In addition, based on our review of our revenue recognition policies and discussions with our independent registered chartered accountants as part of the 2005 audit, we determined that in our previous application of these policies, we misinterpreted certain of these policies principally related to complex contractual arrangements with customers where multiple deliverables were accounted for using the percentage-of-completion method of accounting under SOP 81-1, as described in more detail below:

•	Certain complex arrangements with multiple deliverables were previously fully accounted for under the percentage of completion method of SOP 81-1, but elements outside of the scope of SOP 81-1 should have been examined for separation under the guidance in EITF 00-21; and
•	Certain complex arrangements accounted for under the percentage-of-completion method did not meet the criteria for this treatment in SOP 81-1 and should instead have been accounted for using completed contract accounting under SOP 81-1.
In correcting for both application errors, the timing of revenue recognition was frequently determined to be incorrect, with revenue having generally been recognized prematurely when it should have been deferred and recognized in later periods.
Management’s determination that these errors required correction led to the Audit Committee’s decision on March 9, 2006 to effect a further restatement of our consolidated financial statements (the “Third Restatement”). We have restated our consolidated balance sheet as of December 31, 2004 and consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the years ended December 31, 2004 and 2003. The Third Restatement also corrected other miscellaneous accounting errors, as well as the classification of certain items within the consolidated statements of operations and cash flows, as described below. The impact of the Third Restatement to periods prior to 2003 was a net increase of $70 to opening accumulated deficit as of January 1, 2003.

The following tables present the impact of the Third Restatement on our previously reported consolidated statements of operations data for the years ended December 31, 2004 and 2003.

Consolidated Statement of Operations data for the year ended December 31, 2004

		Revenue and
	As Previously	Cost of Revenue	Other
	Reported	Adjustments	Adjustments	As Restated

Revenues	$9,828	$(312)	$—	$9,516
Gross profit	4,078	(132)	(4)	3,942
Operating earnings (loss)	(111)	(132)	(7)	(250)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	(83)	(132)	(25)	(240)
Net earnings (loss) from continuing operations	(100)	(131)	(25)	(256)
Net earnings (loss) from discontinued operations — net of tax	49	—	—	49
Net earnings (loss)	(51)	(131)	(25)	(207)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.02)	$(0.03)	$(0.01)	$(0.06)
— from discontinued operations	0.01	0.00	0.00	0.01

Basic and diluted earnings (loss) per common share	$(0.01)	$(0.03)	$(0.01)	$(0.05)

Consolidated Statement of Operations data for the year ended December 31, 2003

		Revenue and
	As Previously	Cost of Revenue	Other
	Reported	Adjustments	Adjustments	As Restated

Revenues	$10,193	$(261)	$—	$9,932
Gross profit	4,341	(122)	(10)	4,209
Operating earnings (loss)	45	(122)	(49)	(126)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	281	(132)	(15)	134
Net earnings (loss) from continuing operations	262	(125)	(15)	122
Net earnings (loss) from discontinued operations — net of tax	184	—	(1)	183
Net earnings (loss)	434	(125)	(16)	293

Basic and diluted earnings (loss) per common share
— from continuing operations	$0.06	$(0.03)	$0.00	$0.03
— from discontinued operations	0.04	0.00	0.00	0.04

Basic and diluted earnings (loss) per common share	$0.10	$(0.03)	$0.00	$0.07

Revenues and cost of revenues adjustments
The Third Restatement adjustments that related to revenue recognition errors resulted in a net decrease to revenues of $312 and $261 for the years ended December 31, 2004 and 2003, respectively. These errors related to revenue previously recognized that should have been deferred to subsequent periods. Corresponding adjustments to cost of revenues were made, resulting in a net decrease to cost of revenues of $180 and $139 related to the revenue recognition adjustments, and a total net decrease of $176 and $129 including other adjustments, for the years ended December 31, 2004 and 2003 respectively.

	Revenues		Cost of Revenues

	2004	2003	2004	2003

As previously reported	$9,828	$10,193	$5,750	$5,852
Adjustments:
Application of SOP 81-1	(84)	(118)	(55)	(103)
Interaction between multiple revenue recognition accounting standards	(174)	(49)	(127)	(26)
Application of SAB 104 and SOP 97-2	(38)	(84)	14	(36)
Other revenue recognition adjustments	(16)	(10)	(12)	26
Other adjustments(a)	—	—	4	10

As restated	$9,516	$9,932	$5,574	$5,723

(a)	For further details see explanations of ‘Other adjustments’.

Application of SOP 81-1
We determined that in certain arrangements we had misinterpreted the guidance in SOP 81-1 relating to the application of percentage-of-completion accounting. Under the percentage-of-completion method, revenues are generally recorded based on a measure of the percentage of costs incurred to date relative to the total expected costs of the contract. In certain circumstances where a reasonable estimate of costs cannot be made, but it is assured that no loss will be incurred, revenue is recognized to the extent of direct costs incurred (“zero margin accounting”). If a reasonable estimate of costs cannot be made and we are not assured that no loss will be incurred, revenue should be recognized using completed contract accounting.
For certain arrangements accounted for under the percentage-of-completion method which included rights to future software upgrades, we have now determined that we did not have a sufficient basis to estimate the total costs of the arrangements, due to the inability to estimate the cost of providing these future software upgrades. In addition, in one arrangement, we had previously applied zero margin accounting on the basis that we believed that no loss would be incurred. We have now determined that assurance that no loss would be incurred exists only in very limited circumstances, such as in cost recovery arrangements. Accordingly, we have determined that percentage-of-completion accounting should not have been used to account for these specific arrangements, and the completed contract method should have been applied under SOP 81-1. Under the completed contract method, revenues and certain costs are deferred until completion of the arrangement, which results in a delay in the timing of revenue recognition as compared to arrangements accounted for under percentage-of-completion accounting.

Interaction between multiple revenue recognition accounting standards
We determined there were accounting errors related to the application of SOP 81-1, SOP 97-2 and related interpretive guidance under EITF 00-21.
Some of our customer arrangements have multiple deliverable elements for which different accounting standards may govern the appropriate accounting treatment. For those arrangements that contained more-than-incidental software and involved significant production, modification or customization of software or software related elements (“customized elements”), we had previously applied the percentage-of-completion method of accounting under SOP 81-1 to all the elements under the arrangement, in accordance with our interpretation of SOP 97-2. This included certain future software, software-related or non-software related deliverables.
We have now determined that we should have applied the separation criteria set forth in EITF 00-21 and SOP 97-2 to non-software and software/software-related elements, respectively, to determine whether the various elements under these arrangements should be treated as separate units of accounting. Generally, the applicable separation criteria in EITF 00-21 and SOP 97-2 requires sufficient objective and reliable evidence of fair value for each element. If an undelivered non-SOP 81-1 element cannot be separated from an SOP 81-1 element, depending on the nature of the elements and the timing of their delivery, the combined unit of accounting may be required to be accounted for under SOP 97-2 rather than under SOP 81-1. SOP 97-2 provides that the entire revenue associated with the combined elements should typically be deferred until the earlier of the point at which (i) the undelivered element(s) meet the criteria for separation or (ii) all elements within the combined unit of accounting have been delivered. Once there is only one remaining element to be delivered within the unit of accounting, the deferred revenue is recognized based on the revenue recognition guidance applicable to the last delivered element.
For certain of our multiple element arrangements involving customized elements where elements such as PCS, specified upgrade rights and/or non-essential hardware or software products remained undelivered, we frequently determined that the undelivered element could not be treated as a separate unit of accounting because fair value could not be established for all undelivered non-customized elements. Accordingly, we should not have accounted for the revenue using percentage-of-completion accounting. Instead, the revenue should have been deferred in accordance with SOP 97-2 until such time as the fair value of the undelivered element could be established or all remaining elements have been delivered. Once there is only one remaining element to be delivered within the unit of accounting, the deferred revenue is recognized based on the revenue recognition guidance applicable to that last element.

Application of SAB 104 and SOP 97-2
Primarily as a result of our contract review, we determined that in respect of certain contracts providing for multiple deliverables, revenues had previously been recognized for which the revenue recognition criteria under SOP 97-2 or SAB 104, as applicable, had not been met. These errors related primarily to situations in which the fair value of an undelivered element under the arrangement could not be established.
In certain arrangements, we had treated commitments to make available a specified quantity of upgrades during the contract period as PCS. Under SOP 97-2, where fair value cannot be established for PCS, revenue is recognized for the entire arrangement ratably over the PCS term. We have now determined that commitments to make available a specified quantity of upgrades do not qualify as PCS and should be accounted for as a separate element of the arrangement from the PCS. Fair value could not be established for these commitments to make available a specified quantity of upgrades and as a result, the revenue related to the entire arrangement should have been deferred until the earlier of when (i) fair value of the undelivered element could be established or (ii) the undelivered element is delivered. Adjustments were made to defer the revenue and related costs until the upgrades were delivered.
In certain multiple element arrangements, we had recognized revenue upon delivery of products under the arrangement although other elements under the arrangement, such as future contractual or implicit PCS, had not been delivered. If sufficient evidence of fair value cannot be established for an undelivered element, revenue related to the delivered products should be deferred until the earlier of when vendor specific objective evidence, or fair value, or VSOE, for the undelivered element can be established or all the remaining elements have been delivered. Once there is only one remaining element, the deferred revenue is recognized based on the revenue recognition guidance applicable to that last undelivered element. For instance, where PCS is the last undelivered element within the unit of accounting, deferred revenue is recognized ratably over the PCS term. As we identified a number of contracts where sufficient evidence of fair value could not be established for the undelivered elements, adjustments were made to defer the revenue and related costs from the periods in which they were originally recorded and until such time as the appropriate criteria recognition were met.
In addition, we identified and corrected certain revenue recognition errors that related to the application of SAB 104 and SOP 97-2. The cumulative adjustments were previously recorded in 2004, rather than restating prior periods, because they were not material either to 2004, or the prior period results as originally reported. As part of the Third Restatement, these adjustments have now been recorded in the appropriate periods as follows:

•	A cumulative correction previously recorded in the third quarter of 2004 has now been recorded primarily in 2003, and prior periods resulting in an increase to revenue of $89 in the third quarter of 2004. The adjustment was to correct for previously recognized revenue relating to past sales of Optical Networks equipment which we determined should have been deferred and recognized with the delivery of future contractual PCS and other services over the term of the PCS.
•	A cumulative correction in the fourth quarter of 2004 has now been recorded in the appropriate prior periods resulting in an increase to revenue of $40 in the fourth quarter of 2004. The adjustment was to correct for previously recognized revenue related to an EMEA contract which should have been deferred until the delivery of certain undelivered elements such as services.

Other revenue recognition adjustments
In addition, errors related to application of the profit center definition were identified and corrected. We made other revenue corrections related to the treatment of non-cash incentives, and certain errors related to the classification of revenue. Other revenue recognition adjustments also reflect the impact on cost of revenues of corrections to standard costing on deferred costs (related to deferred revenue) included in inventory, and other adjustments to inventory to correct standard costing.

Other adjustments
Other miscellaneous adjustments were identified and recorded in the Third Restatement, the more significant of which are summarized below.

Health and Welfare Trust
In prior periods, we had incorrectly netted employee benefit plan assets against the post-employment and post-retirement liabilities and incorrectly recognized gains and losses through the consolidated statement of operations related to certain assets held in an employee benefit trust in Canada, or Health and Welfare Trust. Historically, we had accounted for the assets of the Health and Welfare Trust in accordance with SFAS No. 106 “Employers’ Accounting for Post Retirement Benefit Plans” (“SFAS 106”) and SFAS No. 112, “Employers’ Accounting for Post-Employment Benefit Plans” (“SFAS 112”) which, among other things, permitted the netting of these plan assets against the post-employment and post-retirement liabilities if the assets are appropriately segregated and restricted. Upon further review, we determined that these assets should not have been netted against the liabilities because the Health and Welfare Trust was not legally structured so as to segregate and restrict its assets to meet the definition of plan assets under SFAS 106 and SFAS 112. As a result, we corrected prior periods to present plan assets and liabilities on a gross basis, and to recognize gains and losses in OCI.
We further determined that Nortel was the primary beneficiary of the Health and Welfare Trust, which met the definition of a variable interest entity under FIN 46R “Consolidation of Variable Interest Entities”. As a result, we corrected prior periods to consolidate the Health and Welfare Trust into our results as of July 1, 2003, the effective date of FIN 46R. The combined impact of these adjustments in the Third Restatement was an increase in cost of revenues of $2 and $10, an increase in selling, general and administrative expense of $3 and $12, an increase in R&D expense of $4 and $6 and an increase in other income of $8 and $9 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, total assets increased by $138 and liabilities increased by $144, including the related foreign exchange impact, as a result of these adjustments.

Foreign exchange
We had previously recorded foreign exchange gains in our 2004 consolidated financial statements, to correct a cumulative error from prior periods related to the functional currency designation of an entity in Brazil. This adjustment was previously recorded in 2004 rather than restating the prior periods, because the adjustment was not material either to the 2004 or the prior period results as originally reported. As part of the Third Restatement, the impact of this adjustment has now been recorded in the appropriate prior periods, resulting in a decrease to other income for the year ended December 31, 2004 of $33 and an increase for the year ended December 31, 2003 of $18.
We also identified and corrected additional foreign currency translation errors related to a pension liability under the Supplemental Executive Retirement Plan and historical balances for certain long-term debt issue and discount costs. The impact of the adjustments in the Third Restatement to correct these errors resulted in a net decrease to other income of $3 for the year ended December 31, 2004 and a decrease of $8 for the year ended December 31, 2003.
In addition, the foreign exchange gains and losses, if any, resulting from the Third Restatement adjustments were recorded in other income-net, and are presented in ‘Other adjustments’ in the consolidated statements of operations data tables above.

Other
We had previously capitalized legal and professional fees and real estate impairment costs relating to the transaction with Flextronics for the divestiture of substantially all of our remaining manufacturing operations and related activities, accumulating those costs in the consolidated balance sheet as deferred costs starting in 2004. We have determined that these costs should instead have been recognized as incurred in prior periods. Accordingly, we have made adjustments to record these costs in the appropriate prior period, resulting in a decrease to gain (loss) on sale of businesses and assets of $6 for the year ended December 31, 2004.

In 2004, we corrected certain other accounting errors we had identified that related to prior periods. These adjustments were previously recorded in 2004 rather than restating prior periods because they were not material to 2004 or to the financial statements as originally reported. However, as part of the Third Restatement, these adjustments have now been recorded in the appropriate prior periods. These adjustments were as follows:

•	During 2004, we had recorded a cumulative correction to reclassify an operating lease to a capital lease. These adjustments have now been recorded to the appropriate prior periods which resulted in a decrease in selling, general and administrative expense in the year ended December 31, 2004 of $16 and an increase in the year ended December 31, 2003 of $5.
•	We had previously recorded the release of a customer financing provision of $9 in 2004 that should have been recorded in 2003. As a result, selling, general and administrative expense has increased by $9 for the year ended December 31, 2004 and decreased by $9 for the year ended December 31, 2003.
•	We have corrected the useful lives of various leasehold improvement assets, included in plant and equipment — net, which resulted in a decrease to depreciation expense for the year ended December 31, 2004 of $6 and an increase for the year ended December 31, 2003 of $3.

Reclassifications
We had previously classified changes in restricted cash and cash equivalents as a component of net cash from (used in) operating activities of continuing operations. We have now determined that, under SFAS No. 95, “Statement of Cash Flows”, changes in restricted cash and cash equivalents should instead be recorded as a component of net cash from (used in) investing activities of continuing operations. Accordingly, we have made adjustments of $17 and $200 for the years ended December 31, 2004 and 2003, respectively, to reclassify changes in restricted cash and cash equivalents from net cash from (used in) operating activities of continuing operations to net cash from (used in) investing activities of continuing operations in the consolidated statements of cash flows.
Certain sublease income has been reclassified in the consolidated statement of operations. The impact of this adjustment resulted in an increase of $10 and $2 in selling, general and administrative expense and cost of revenues, respectively and an increase in other income of $12 for the year ended December 31, 2004. For the year ended December 31, 2003, sublease income of $15 was reclassified from selling, general and administrative expense to other income.

Quarterly information
The following statement of operations data presents the impact of the Third Restatement on our previously issued consolidated statements of operations for each of the quarters ended March 31, 2005, June 30, 2005, September 30, 2005 and March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004. The quarter ended December 31, 2005 had not been previously reported.

Consolidated Statement of Operations data

	Three Months Ended		Three Months Ended
	March 31, 2005		March 31, 2004

	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

Revenues	$2,536	$2,389	$2,444	$2,366
Gross profit	1,057	1,012	1,053	1,013
Operating earnings (loss)	(15)	(78)	30	(14)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(22)	(77)	64	19
Net earnings (loss) from continuing operations	(51)	(106)	58	14
Net earnings from discontinued operations — net of tax	2	2	1	1
Net earnings (loss)	$(49)	$(104)	$59	$15

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.01)	$(0.02)	$0.01	$0.00
— from discontinued operations	0.00	0.00	0.00	0.00

Basic and diluted earnings (loss) per common share	$(0.01)	$(0.02)	$0.01	$0.00

Consolidated Statement of Operations data

	Three Months Ended		Three Months Ended
	June 30, 2005		June 30, 2004

	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

Revenues	$2,855	$2,619	$2,590	$2,478
Gross profit	1,235	1,134	1,055	1,008
Operating earnings (loss)	49	(47)	94	43
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	55	(25)	26	(14)
Net earnings (loss) from continuing operations	46	(32)	10	(29)
Net earnings from discontinued operations — net of tax	(1)	(1)	6	6
Net earnings (loss)	$45	$(33)	$16	$(23)

Basic and diluted earnings (loss) per common share
— from continuing operations	$0.01	$(0.01)	$0.00	$(0.01)
— from discontinued operations	(0.00)	(0.00)	0.00	0.00

Basic and diluted earnings (loss) per common share	$0.01	$(0.01)	$0.00	$(0.01)

Consolidated Statement of Operations data

	Three Months Ended		Three Months Ended
	September 30, 2005		September 30, 2004

	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

Revenues	$2,655	$2,518	$2,179	$2,159
Gross profit	1,007	978	786	777
Operating earnings (loss)	(61)	(81)	(283)	(292)
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(52)	(85)	(287)	(329)
Net earnings (loss) from continuing operations	(106)	(138)	(264)	(306)
Net earnings from discontinued operations — net of tax	1	2	5	5
Net earnings (loss)	$(105)	$(136)	$(259)	$(301)

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.02)	$(0.03)	$(0.06)	$(0.07)
— from discontinued operations	0.00	0.00	0.00	0.00

Basic and diluted earnings (loss) per common share	$(0.02)	$(0.03)	$(0.06)	$(0.07)

Consolidated Statement of Operations data

	Three Months Ended
	December 31, 2004

	As
	Previously	As
	Reported	Restated

Revenues	$2,615	$2,513
Gross profit	1,184	1,144
Operating earnings (loss)	48	13
Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	114	84
Net earnings (loss) from continuing operations	96	65
Net earnings from discontinued operations — net of tax	37	37
Net earnings (loss)	$133	$102

Basic and diluted earnings (loss) per common share
— from continuing operations	$0.02	$0.01
— from discontinued operations	0.01	0.01

Basic and diluted earnings (loss) per common share	$0.03	$0.02

Adjustments
The following table summarizes the revenue adjustments and other adjustments to net earnings (loss). See above, and “Quarterly Financial Data” in this Report for a description of the nature of these adjustments.

	2005			2004

	Three	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	September 30	March 31	June 30	September 30	December 31

Revenues — as previously reported	$2,536	$2,855	$2,655	$2,444	$2,590	$2,179	$2,615
Adjustments:
Application of SOP 81-1	82	(23)	(13)	(22)	(29)	(17)	(16)
Interaction between multiple revenue recognition accounting standards	(183)	(155)	(70)	(19)	(31)	(49)	(75)
Application of SAB 104 and SOP 97-2	(53)	(45)	(62)	(37)	(54)	42	11
Other revenue recognition adjustments	7	(13)	8	—	2	4	(22)

Revenues — as restated	$2,389	$2,619	$2,518	$2,366	$2,478	$2,159	$2,513

Net earnings (loss) — as previously reported	$(49)	$45	$(105)	$59	$16	$(259)	$133
Adjustments:
Application of SOP 81-1	9	(12)	(6)	(3)	(14)	(3)	(8)
Interaction between multiple revenue recognition accounting standards	(26)	(12)	(7)	(6)	(7)	(10)	(24)
Application of SAB 104 and SOP 97-2	(26)	(25)	(22)	(23)	(26)	2	(5)
Other revenue recognition adjustments	(3)	(50)	6	(9)	3	2	—
Gain on sale of businesses	(21)	25	—	(1)	—	—	(6)
Health and WelfareTrust	—	—	—	—	—	—	(1)
Foreign exchange(i)	2	11	(5)	—	6	(34)	(10)
Other	10	(15)	3	(2)	(1)	1	23

Net earnings (loss) — as restated	$(104)	$(33)	$(136)	$15	$(23)	$(301)	$102

(i)	Includes the foreign exchange gains and losses resulting from the Third Restatement adjustments, and the correction of certain foreign exchange errors as described in note 4 of the accompanying consolidated financial statements.

Credit and Support Facilities
As a result of the delayed filing of this report with the SEC, an event of default occurred under the 2006 Credit Facility. As a result of this and certain other related breaches, lenders holding greater than 50% of each tranche under the 2006 Credit Facility have the right to accelerate such tranche, and lenders holding greater than 50% of all of the secured loans under the 2006 Credit Facility have the right to exercise rights against certain collateral. The entire $1,300 under the 2006 Credit Facility is currently outstanding.
In addition, as a result of the delayed filing of this report with the SEC and other related breaches, EDC has the right to refuse to issue additional support and terminate its commitments under the $750 EDC Support Facility or require that NNL cash collateralize all existing support. As of April 14, 2006, there was approximately $162 of outstanding support under the EDC Support Facility.
We are currently in discussions with our lenders under the 2006 Credit Facility and with EDC under the EDC Support Facility to negotiate waivers related to the Third Restatement and the delay in filing this report and the anticipated delay in filing our Quarterly Report on Form 10-Q for the period ended March 31, 2006, or the 2006 First Quarter Report. Although we expect to reach an agreement with the lenders and EDC with respect to the terms of an acceptable waiver, there can be no assurance that we will receive such waivers.

Public debt securities
As a result of the delayed filing of this report with the SEC, we and NNL were not in compliance with our obligations to deliver our SEC filings to the trustees under our public debt indentures. The delay in filing this report did not result, and the anticipated delay in filing the 2006 First Quarter Reports (which we are obligated to deliver to the trustees by May 25, 2006) will not result, in an automatic default and acceleration of such long-term debt. Neither the trustee under any such public debt indenture nor the holders of at least 25% of the outstanding principal amount of any series of debt securities issued under the indentures have the right to accelerate the maturity of such debt securities unless we or NNL, as the case may be, fail to file and deliver our required SEC filings within 90 days after the above mentioned holders have given notice of such default to us or NNL. While such notice could have been given at any time after March 30, 2006 as a result of the delayed filing of this report, neither we nor NNL has received such a notice to the date of this report. In addition, any acceleration of the loans under the 2006 Credit Facility would result in a cross-default under the public debt indentures that would give the trustee under any such public debt indenture or the holders of at least 25% of the outstanding principal amount of any series of debt securities issued under the indentures the right to accelerate such series of debt securities. Approximately $500 of debt securities of NNL (or its subsidiaries) and $1,800 of our convertible debt securities (guaranteed by NNL) are currently outstanding under the indentures.
If an acceleration of our and NNL’s obligations were to occur, we and NNL may be unable to meet our respective payment obligations with respect to the related indebtedness. Any such acceleration could also adversely affect our business, results of operations, financial condition and liquidity and the market price of our publicly traded securities. See the “Risk Factors” section of this report.

Stock-based compensation plans
As a result of our March 10, 2006 announcement that we and NNL would have to delay the filing of our 2005 Form 10-Ks, we suspended, as of March 10, 2006, the grant of any new equity and exercise or settlement of previously outstanding awards under the Nortel 2005 Stock Incentive Plan, or SIP, the purchase of Nortel Networks Corporation common shares under the stock purchase plans for eligible employees in eligible countries that facilitate the acquisition of Nortel Networks Corporation common shares; the exercise of outstanding options granted under the Nortel Networks Corporation 2000 Stock Option Plan, or the 2000 Plan, and the Nortel Networks Corporation 1986 Stock Option Plan as amended and restated, or the 1986 Plan, or the grant of any additional options under those plans, or the exercise of outstanding options granted under employee stock option plans previously assumed by us in connection with mergers and acquisitions; and the purchase of units in a Nortel Networks stock fund or purchase of Nortel Networks Corporation common shares under our defined contribution and investment plans, until such time as, at the earliest, we are in compliance with U.S. and Canadian regulatory securities filing requirements.

Regulatory actions
On April 10, 2006, the Ontario Securities Commission, or OSC issued a final order prohibiting all trading by our directors, officers and certain current and former employees in our and NNL’s securities. This order will remain in effect until two full business days following the receipt by the OSC of all filings required to be made by us and NNL pursuant to Ontario securities laws.

Stock exchanges
As a result of the delay in filing this report and the anticipated delay in filing the 2006 First Quarter Reports with the SEC, we are in breach of the continued listing requirements of the NYSE and the TSX. The TSX has granted us and NNL an extension up to April 30, 2006 by which to file our 2005 Form 10-Ks. To date, neither the NYSE nor the TSX has commenced any suspension or delisting procedures in respect of Nortel Networks Corporation common shares and other of our and NNL’s listed securities. The commencement of any suspension or delisting procedures by either exchange remains, at all times, at the discretion of such exchange.

Annual Shareholders’ Meeting
On April 6, 2006, we announced the postponement of our Annual Shareholders’ Meeting for 2005 to June 29, 2006 due to the delay in filing this report.
Revenue Independent Review
As described in our 2003 Annual Report, management identified certain accounting practices and errors related to revenue recognition that it determined required adjustment as part of the Second Restatement. In light of the resulting corrections to previously reported revenues totaling approximately $3.4 billion, the Audit Committee determined to review the facts and circumstances leading to the restatement of these revenues for specific transactions identified in the Second Restatement, with a particular emphasis on the underlying conduct, or the Revenue Independent Review. The Audit Committee sought a full understanding of the historic events that required the revenues for these specific transactions to be restated and intended to consider any appropriate additional remedial measures, including those involving internal controls and processes. The Audit Committee engaged WilmerHale to advise it in connection with this review. Because of the significant accounting issues involved in the inquiry, WilmerHale retained Huron Consulting Services LLC, or Huron, to provide expert accounting assistance, and Huron was involved in all phases of WilmerHale’s work. The Audit Committee launched its independent review after the Second Restatement was completed and did not seek to have WilmerHale and Huron audit or otherwise review the substantive accuracy of our restated financial statements or review other aspects of our accounting practices not adjusted in the Second Restatement.
The Revenue Independent Review focused principally on transactions that accounted for approximately $3.0 billion of the $3.4 billion in restated revenue, with a particular emphasis on transactions that accounted for approximately $2.6 billion in 2000. That emphasis was appropriate because (1) the size of the revenue restatement for 2000 ($2.8 billion of the total restated revenue of $3.4 billion) and (2) the same types of errors made in 2000 reoccurred in subsequent years. As more fully described in Item 9A of the 2003 Annual Report, the revenue adjustments that were part of the Second Restatement primarily related to certain categories of transactions, and the Revenue Independent Review has examined transactions in each of these categories.
The Revenue Independent Review found that, in an effort to meet internal and external targets, the senior corporate finance management team, none of whom are current employees, changed our accounting policies several times during 2000, either to defer revenue out to a subsequent period or pull revenue into the current period. After changing internal accounting policies, senior corporate finance management did not understand the relevant U.S. GAAP requirements, misapplied these U.S. GAAP requirements, and in certain circumstances, turned a blind eye to these U.S. GAAP requirements. As a result, the Revenue Independent Review concluded that Nortel recognized revenue for numerous transactions without regard for the proper accounting and this conduct was driven by the need to close revenue and earnings gaps.
The independent review of the facts leading to the initial erroneous recognition of revenues that were restated as a result of the Second Restatement is now complete. While the focus of the Revenue Independent Review was on the underlying conduct related to the transactions discussed above that were restated, this review found no additional accounting errors that should be investigated by management for possible restatement.
In the Independent Review Summary approved by the Board of Directors and included in our 2003 Annual Report, the Board of Directors adopted a framework of governing remedial principles to prevent recurrence of the inappropriate accounting conduct, to rebuild a finance environment based on transparency and integrity, and to ensure sound financial reporting and comprehensive disclosure. The Board of Directors directed management to implement those principles, through a series of remedial measures, across the company, to prevent any repetition of past misconduct and re-establish a finance organization with values of transparency, integrity, and sound financial reporting as its cornerstone. Management’s ongoing implementation efforts are described below and will continue following the filing of this report. The Board of Directors has monitored the implementation efforts to date and will continue to regularly monitor management’s implementation efforts.
Regulatory Actions and Pending Litigation
We are under investigation by the SEC and the OSC Enforcement Staff. In addition, we have received U.S. federal grand jury subpoenas for the production of certain documents sought in connection with an ongoing criminal investigation being conducted by the U.S. Attorney’s Office for the Northern District of Texas, Dallas Division. Further, the Integrated Market Enforcement Team of the Royal Canadian Mounted Police, or RCMP, has advised us that it would be commencing a criminal investigation into our financial accounting situation. Regulatory sanctions may potentially require us to agree to remedial undertakings that may involve the appointment of an independent adviser to review, assess and monitor our accounting practices, financial reporting and disclosure processes and internal control systems. We will continue to cooperate fully with all authorities in connection with these investigations and reviews.
In addition, numerous class action complaints and other actions have been filed against us and NNL, including class action complaints under ERISA and an application in Canada for leave to commence a derivative action against certain of our current and former officers and directors.
As described above under “Significant Business Developments — Proposed Class Action Settlement,” on February 8, 2006, we announced the Proposed Class Action Settlement of all pending and proposed shareholder class actions. This settlement would be part of, and is conditioned on our reaching a global settlement encompassing all pending shareholder class actions and proposed shareholder class actions commenced against us and certain other defendants following our announcement of revised financial guidance during 2001 and our revision of our 2003 financial results and restatement of other prior periods. The Proposed Class Action Settlement is also conditioned on the receipt of all required court, securities regulatory and stock exchange approvals. On March 17, 2006, we announced that we and the lead plaintiffs reached an agreement on the related insurance and corporate governance matters including our insurers agreeing to pay $228.5 in cash towards the settlement and us agreeing with our insurers to certain indemnification obligations. We believe that these indemnification obligations would be unlikely to materially increase our total cash payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by us as noted below. We also agreed to certain corporate governance enhancements, including the codification of certain of our current governance practices (such as the annual election by our directors of a non-executive Board chair) in our Board of Directors written mandate and the inclusion in our annual proxy circular and proxy statement of a report on certain of our other governance practices (such as the process followed for the annual evaluation of the Board, committees of the Board and individual directors). The Proposed Class Action Settlement would contain no admission of wrongdoing by us or any of the other defendants. The Proposed Class Action Settlement does not relate to the ongoing regulatory and criminal investigations and does not encompass the related ERISA class action or the pending application in Canada for leave to commence a derivative action against certain of our current and former officers and directors. For more information, see “Developments in 2005 and 2006 — Significant Business Developments — Proposed Class Action Settlement”.
Our pending civil litigation and regulatory and criminal investigations are significant and, if decided against us, including if we are not able to reach a global definitive settlement in the case of the civil litigation proposed to be encompassed by the Proposed Class Action Settlement, could materially adversely affect our business, results of operations, financial condition or liquidity by requiring us to pay substantial judgments, settlements, fines, sanctions or other penalties, or requiring us to issue equity or equity related securities which could potentially result in the significant dilution of existing shareholders equity positions.
For additional information, see “Liquidity and Capital Resources”, the “Legal Proceedings” and “Risk Factors” sections of this report and “Contingencies” in note 22 of the accompanying audited consolidated financial statements. For more information on the Proposed Class Action Settlement, see also “Significant Business Developments — Proposed Class Action Settlement”.

Results of Operations — Continuing Operations
Consolidated Information

Revenues

Demand Trends for Our Network Solutions
The following table sets forth our external revenues by category of network solutions:

	For the Years Ended
	December 31,			2005 vs 2004		2004 vs 2003

	2005	2004	2003	$ Change	% Change	$ Change	% Change

CDMA solutions(a)	$2,316	$2,215	$2,355	$101	5	$(140)	(6)
GSM and UMTS solutions	2,800	2,412	1,883	388	16	529	28
Circuit and packet voice solutions	2,750	2,584	2,990	166	6	(406)	(14)
Optical networking solutions	1,179	955	1,173	224	23	(218)	(19)
Data networking and security solutions	1,331	1,339	1,499	(8)	(1)	(160)	(11)
Other(b)	147	11	32	136	1,236	(21)	(66)

Total	$10,523	$9,516	$9,932	$1,007	11	$(416)	(4)

(a)	CDMA solutions include revenues from traditional TDMA solutions (which were no longer significant in 2005).
(b)	Other includes our revenues from NGS, which we acquired in June 2005, and various other network solutions.
The following discusses significant demand trends in 2005 and 2004 for our various network solutions, which impacted our consolidated revenues. We make reference to demand trends in developing and developed countries. Other than the United States and Canada, which we consider developed, each of our geographic regions encompass both developed and developing countries. Other factors also impacted our 2005 and 2004 revenues, and this discussion should be read together with the “Geographic Revenues” and “Segment Information” sections.

CDMA Solutions

•	In 2005, revenues from our CDMA solutions (which increased 5% over 2004) were positively impacted by significant expansion to meet increased subscriber demand, primarily in developed countries, and the evolution of wireless networks to next generation CDMA technologies, which facilitate mobile high speed data services. Demand for new CDMA technologies was generally greater in developed countries with an installed base of CDMA solutions. In addition, network completions and industry consolidation negatively impacted our revenues in certain regions. Revenues from TDMA solutions were not significant.

In 2004, revenues from our CDMA solutions (which decreased 6% over 2003) were negatively impacted by substantial declines in TDMA solutions across all regions as customers continued to migrate from the mature TDMA technology to GSM and CDMA wireless technologies. Revenues from CDMA solutions were positively impacted in developed countries by factors that positively impacted revenues in 2005. Network completions during the first half of 2003 negatively impacted our revenues in certain regions.

GSM and UMTS Solutions

•	In 2005, revenues from our GSM and UMTS solutions (which increased 16% over 2004) reflected increases in both GSM solutions and UMTS solutions. Revenues from our GSM solutions were positively impacted by greater infrastructure sales, particularly in developing countries, related to increasing demand by subscribers. In addition, industry consolidation and a mature installed base of GSM solutions negatively impacted our revenues in certain regions. Revenues from our UMTS solutions were positively impacted by higher subscriber demand to support progressively more sophisticated communication services and continued transition to this next generation technology primarily in developed countries where demand for these services is highest and to a lesser extent in developing countries. In addition, industry consolidation negatively impacted our revenues in the U.S.

In 2004, revenues from our GSM and UMTS solutions (which increased 28% over 2003) reflected increases in both GSM solutions and UMTS solutions. Revenues from these solutions were impacted in all regions by the same factors that were present in 2005. In addition, new contracts were obtained in certain regions.

Circuit and Packet Voice Solutions

•	In 2005, revenues from our circuit and packet voice solutions (which increased 6% over 2004) were positively impacted by an increase in packet voice solutions offset by declines in circuit voice solutions. Revenues from packet voice solutions were positively impacted by increased demand for next-generation packetized communications, including VoIP, which resulted in reduced expenditures, primarily by service providers, for circuit voice solutions that do not readily accommodate these forms of communication. Demand for circuit and packet voice solutions varied across developed and developing countries.

In 2004, revenues from our circuit and packet voice solutions (which decreased 14% over 2003) were negatively impacted by a substantial decrease in circuit voice solutions partially offset by an increase in packet voice solutions. Revenues from circuit voice solutions were negatively impacted due to continued reductions in capital expenditures by our service provider customers and a reduction in spending on our mature products in all regions where these solutions are marketed. Packet voice solutions were impacted in all regions by the same factors that positively impacted revenues in 2005. In addition, revenues from packet voice solutions were negatively impacted by enterprise customers in certain regions reducing their spending on certain of our products.

Data Networking and Security Solutions

•	In 2005, revenues from our data networking and security solutions (which remained essentially flat over 2004) were negatively impacted by reduced demand for our legacy routing solutions and a mature router access market. Revenues were positively impacted by demand for IP based services and related next generation routing solutions, which include features such as power over Ethernet. This demand varied across developed and developing countries depending on the rate of network upgrade and expansion.

In 2004, revenues from our data networking and security solutions (which decreased 11% over 2003) were impacted by factors that negatively impacted revenues in 2005, particularly in developed countries and in relation to our mature products due to the ongoing shift toward IP based services.

Optical Networking Solutions

•	In 2005, revenues from our optical networking solutions (which increased 23% over 2004) were positively impacted by increased demand for multimedia and other communications at broadband network speeds. Revenues from our metro networking solutions were positively impacted by the delivery of triple play services (data, voice and multimedia) by a range of service providers, particularly in developed countries where these services are readily available. Revenues from our long-haul solutions were positively impacted by network expansion by wireless and other service providers in developed countries where the focus is on maximizing return on invested capital by increasing the capacity utilization rates and efficiency of existing networks to meet fluctuation in subscriber demand.

In 2004, revenues from our optical networking solutions (which decreased 19% over 2003) were negatively impacted by reduced spending by service providers in developed countries on long-haul solutions as they continued to focus on maximizing return on invested capital by increasing their capacity utilization rates and efficiency of existing networks to meet fluctuations in subscriber demand partially offset by increases in metro networking solutions, particularly in developed countries, for the same reasons that positively impacted these revenues in 2005. Significant excess inventories and capacity related to optical networking solutions continued to exist in a number of regions which also resulted in ongoing pricing pressures.

Geographic Revenues
The following table summarizes our geographic revenues based on the location of the customer:

	For the Years Ended
	December 31,			2005 vs 2004		2004 vs 2003

	2005	2004	2003	$ Change	% Change	$ Change	% Change

United States	$5,206	$4,636	$5,329	$570	12	$(693)	(13)
EMEA	2,725	2,498	2,253	227	9	245	11
Canada	576	560	599	16	3	(39)	(7)
Asia Pacific	1,404	1,261	1,258	143	11	3	—
CALA	612	561	493	51	9	68	14

Consolidated	$10,523	$9,516	$9,932	$1,007	11	$(416)	(4)

2005 vs. 2004
From a geographic perspective, the 11% increase in revenues in 2005 compared to 2004 was primarily due to a:

•	12% increase in revenues in the U.S. primarily due to a substantial increase in packet voice and optical networking solutions, a significant increase in CDMA solutions and an improvement in data networking and security solutions. The increase in optical networking solutions was negatively impacted by a decrease in optical networking solutions in the first quarter of 2005 due to shipping delays to our customers as a result of the completion of a portion of the Flextronics transaction relating to manufacturing facilities in Montreal. The increase in revenues in the U.S. was also significantly impacted by our acquisition of PEC in the second quarter of 2005 and the recognition of previously deferred revenues upon deployment of a software upgrade related to packet voice solutions. These increases in revenue were partially offset by a substantial decrease in circuit voice solutions and lower revenues from GSM and UMTS solutions;
•	9% increase in revenues in EMEA primarily due to a substantial increase in GSM and UMTS solutions and packet voice solutions and a significant increase in optical networking solutions. These increases in revenue were partially offset by a substantial decrease in CDMA solutions due to network completions and industry consolidation, a significant decrease in circuit voice solutions and a decline in data networking and security solutions;
•	3% increase in revenues in Canada primarily due to a substantial increase in CDMA solutions, packet voice solutions and data networking and security solutions, a significant increase in optical networking solutions and favorable foreign exchange rate fluctuation impact associated with the strengthening of the Canadian dollar against the U.S. dollar; partially offset by a substantial decrease in circuit voice solutions and a substantial decrease in GSM solutions primarily due to industry consolidation. The increase in optical networking solutions was negatively impacted by a decrease in optical networking solutions in the first quarter of 2005 due to shipping delays to our customers as a result of the completion of a portion of the Flextronics transaction relating to manufacturing facilities in Montreal;
•	11% increase in revenues in Asia Pacific primarily due to a substantial increase in GSM and UMTS solutions (due primarily to the Bharat Sanchar Nigam Limited, or BSNL contract). This increase was partially offset by a substantial decrease in CDMA solutions due to the impact of network completions during the first half of 2004; and
•	9% increase in revenues in CALA due primarily to a substantial increase in GSM solutions and optical networking solutions and significant increase in circuit and packet voice solutions partially offset by a substantial decrease in data networking and security solutions and significant decrease in CDMA solutions in the first half of 2005.

2004 vs. 2003
From a geographic perspective, the 4% decrease in revenues in 2004 compared to 2003 was primarily due to a:

•	13% decrease in revenues in the U.S. primarily due to a substantial decrease in circuit voice solutions, optical networking solutions and data networking and security solutions. The decrease is also due in part to a substantial decrease in revenues due to the recognition of revenues in 2003 deferred from prior periods that did not occur to the same extent in 2004 as described under “Segment Information — Enterprise Solutions and Packet Networks”. These declines were partially offset by an increase in GSM and UMTS solutions;

•	7% decrease in revenues in Canada primarily due to a substantial decrease in circuit voice solutions, CDMA solutions and significant decrease in optical networking solutions due to network completions during the first half of 2003. These decreases were partially offset by a substantial increase in GSM and UMTS solutions;
•	revenues in Asia Pacific were essentially flat. CDMA solutions and optical networking solutions revenues decreased substantially primarily due to network completions during the first half of 2003. These declines were offset by a substantial increase in GSM and UMTS solutions and an improvement in data networking and security solutions; partially offset by:
•	11% increase in revenues in EMEA primarily due to a substantial increase in GSM and UMTS solutions and CDMA solutions partially offset by decrease in circuit voice solutions related to reduced spending by service provider customers and significant decrease in optical networking solutions; and
•	14% increase in revenues in CALA primarily from a substantial increase in GSM solutions, packet voice solutions and data networking and security solutions. These increases were partially offset by significant decrease in CDMA solutions and a slight decrease in optical networking solutions.
Gross Profit and Gross Margin

	For the Years Ended
	December 31,			2005 vs 2004			2004 vs 2003

	2005	2004	2003	Change		% Change	Change		% Change

Gross profit	$4,306	$3,942	$4,209	$364		9	$(267)		(6)
Gross margin	40.9%	41.4%	42.4%	(0.5pts	)		(1.0pts	)

Gross profit increased $364 (while gross margin decreased by approximately 0.5 percentage points) in 2005 compared to 2004 primarily due to:

•	an increase of approximately $570 due to overall higher sales volumes;
•	an increase of approximately $240 due to continued improvements in our cost structure primarily as a result of lower material pricing;
•	an increase of $45 primarily due to recoveries in our inventory provisions related to the sale of certain optical inventory that was previously provided for and lower warranty costs as a result of improved product quality in the first half of 2005; and
•	an estimated project loss of approximately $148 in 2005 compared to a project loss of $160 in 2004 related to the BSNL contract in India. For further information related to the BSNL contract, see “Developments in 2005 and 2006 — Significant Business Developments — Bharat Sanchar Nigam Limited Contract”; partially offset by
•	a decrease of $482 primarily as a result of (i) pricing pressures on certain of our products due to increased competition for service provider and enterprise customers; and (ii) unfavorable product mix associated with increased sales of our next generation products which typically have lower gross margins in the early stages of product evolution than our traditional network expansion products and circuit switching technologies; and
•	a decrease of $21 related to our employee bonus plans primarily in the first half of 2005.
Gross profit decreased $267 and gross margin decreased by approximately 1.0 percentage points in 2004 compared to 2003 primarily due to:

•	a decrease of approximately $534 primarily as a result of (i) pricing pressures on certain of our products due to increased competition for service provider and enterprise customers; (ii) unfavorable product mix associated with increased sales of our next generation products which typically have lower gross margins in the early stages of product evolution; and (iii) lower sales volumes of network expansion products and software upgrades that typically have higher margins;
•	an estimated project loss of approximately $160 related to a contract with BSNL in India recognized in 2004. For further information related to the BSNL contract, see “Developments in 2005 and 2006 — Significant Business Developments — Bharat Sanchar Nigam Limited Contract”;
•	a decrease of approximately $235 due to overall lower sales volumes; and
•	a one-time reduction in accruals of $53 associated with a certain customer bankruptcy settlement in the third quarter of 2003 not repeated in 2004; partially offset by
•	an estimated increase of approximately $425 due to continued improvements in our cost structure primarily as a result of lower material pricing;
•	an increase of approximately $205 primarily due to (i) an absence of significant inventory provision costs that were incurred in prior years as a result of excess inventories due to a decline in revenues in the Carrier Packet Networks segment of our business; and (ii) lower warranty costs as a result of improved product quality; and

•	an approximate $85 decrease in expenses related to our employee return to profitability, or RTP, and regular bonus plans which were not incurred in 2004.

Operating Expenses

Selling, General and Administrative Expense

	For the Years Ended
	December 31,			2005 vs 2004		2004 vs 2003

	2005	2004	2003	$ Change	% Change	$ Change	% Change

SG&A expense	$2,413	$2,133	$1,966	$280	13	$167	8
As % of revenues	22.9%	22.4%	19.8%	0.5pts		2.6pts

SG&A expense increased $280 (and remained essentially flat as a percentage of revenues) in 2005 compared to 2004 primarily due to:

•	net trade and customer financing receivable recoveries of approximately $9 in 2005 compared with recoveries of $118 realized primarily in the second half of 2004;
•	costs related to our internal control remedial measures and investments in our finance processes and restatement related activities of approximately $211 in 2005 compared to approximately $136 in 2004;
•	an increase in sales and marketing expense in the second half of 2005 of approximately $53 arising from the consolidation of the results of PEC and LG-Nortel;
•	increased expenses of $26 related to our employee bonus plans;
•	unfavorable foreign exchange rate fluctuation impacts associated with the strengthening of the Canadian dollar against the U.S. dollar;
•	expenses of approximately $39 incurred in the fourth quarter of 2005 related to our agreement to reimburse Mr. Zafirovski for his settlement with Motorola and increased costs associated with the departure of senior executives; partially offset by
•	cost savings associated with our 2004 Restructuring Plan and cost containment initiatives; and
•	a decrease of approximately $25 in our stock-based compensation primarily due to costs incurred for our RSU program in the first quarter of 2004 that was not repeated in 2005.
SG&A expense increased $167 and increased from 19.8% to 22.4% as a percentage of revenues in 2004 compared to 2003 primarily due to:

•	costs related to our restatement activities of approximately $115 in 2004;
•	significant unfavorable foreign exchange impacts associated with the strengthening of the Canadian dollar, euro and British pound against the U.S. dollar;
•	an increase in expense related to our stock-based compensation plans, including restricted stock unit and stock option programs; and
•	net trade and customer financing receivable recoveries totaling $118 in 2004 compared to a recovery of $189 in 2003. Recoveries were higher in 2003 as a result of favorable settlements related to the sale or restructuring of various receivables and net recoveries on other trade and customer financing receivables due to subsequent collections for amounts exceeding our original estimates of net recovery; partially offset by
•	a decrease of approximately $120 related to our RTP and regular bonus plans in 2004 compared to 2003.
For a discussion of our SG&A expense by segment, see “Management EBT” under “Segment Information”.

Research and Development Expense

	For the Years Ended
	December 31,			2005 vs 2004			2004 vs 2003

	2005	2004	2003	$ Change		% Change	$ Change	% Change

R&D expense	$1,856	$1,960	$1,968	$(104)		(5)	$(8)	(0)
As % of revenues	17.6%	20.6%	19.8%	(3.0pts	)		0.8pts

R&D expense as a percentage of revenues decreased by approximately 3.0 percentage points to 17.6% in 2005 compared to 2004 and remained essentially flat in 2004 compared to 2003. R&D expense in 2005 decreased primarily due to:

•	cost savings associated with our 2004 Restructuring Plan; partially offset by
•	increased investments in targeted product areas, primarily in Enterprise Networks;
•	increased expense of approximately $24 related to our employee bonus plans; and
•	unfavorable foreign exchange impacts associated with the strengthening of the Canadian dollar against the U.S. dollar.
Our continued strategic investments in R&D are aligned with targeting technology leadership in anticipated growth areas. In 2005, we maintained a technology focus and commitment to invest in new innovative solutions where we believed we would achieve the greatest future benefit from this investment and we intend to continue this practice in 2006.
We expect to continue to manage R&D expense according to the requirements of our business, allocating resources and investment where customer demand dictates, and reducing resources and investment where opportunities for improved efficiencies present themselves. Our R&D efforts are currently focused on secure and reliable converged networks including:

•	network applications (VoIP and multimedia solutions) for enterprise and service provider customers;
•	services edge capability to realize simplification of customer network operations and broadband access technologies, including wireless and wireline; and
•	next-generation packet transport for converged networks.

Special Charges
In 2005, our focus has been on managing each of our businesses based on financial performance, the market conditions and customer priorities. In the third quarter of 2004, we announced the 2004 Restructuring Plan that includes a work plan involving focused workforce reductions, including a voluntary retirement program, of approximately 3,250 employees, real estate optimization and other cost containment actions such as reductions in information services costs, outsourced services and other discretionary spending across all segments, but primarily in Carrier Packet Networks. Substantially all of the employee actions related to the focused workforce reduction were completed by the end of 2005. This workforce reduction is in addition to the workforce reduction resulting from our agreement with Flextronics. For more information on our agreement with Flextronics, see “Developments in 2005 and 2006 — Evolution of Our Supply Chain Strategy”. We expect the real estate actions relating to the 2004 Restructuring Plan to be substantially complete by the end of 2006.
We estimate total charges to earnings associated with the 2004 Restructuring Plan in the aggregate of approximately $410 comprised of approximately $240 with respect to the workforce reductions and approximately $170 with respect to the real estate actions. No additional special charges are expected to be recorded with respect to the other cost containment actions. We incurred aggregate charges of $165 in 2004 and $177 in 2005, with the remainder expected to be substantially incurred during 2006.
The associated total cash costs of the 2004 Restructuring Plan of approximately $360 are expected to be split equally between the workforce reductions and real estate actions. Approximately 10% and 50% of these cash costs were incurred in 2004 and 2005, respectively, and approximately 15% are expected to be incurred in 2006. The remaining 25% of the cash costs relate to the real estate actions and are expected to be incurred in 2007 through 2022 for ongoing lease costs related to impacted real estate facilities. In addition to the above, we also incurred cash costs of approximately $17 in 2005 for facility improvements related to the real estate actions.
In 2005, we realized cost savings of approximately $340 related to the 2004 Restructuring Plan, which were lower than our previously estimated cost savings of $360 primarily due to additional costs associated with new hires added throughout 2005 and delay in real estate actions. Reductions to cost of revenues, SG&A expense and R&D expense contributed to our total cost savings by approximately 10%, 35% and 55% as a percentage of the realized cost savings, respectively, across all segments but primarily in Carrier Packet Networks. Once the 2004 Restructuring Plan is completed, we anticipate future annualized cost savings of approximately $425 primarily due to reductions to the cost of revenues, SG&A expense and R&D expense at a similar percentage of the realized cost savings across all segments as in 2005. Our estimate of annualized cost savings has been reduced from the previously reported estimate of $450 to approximately $425 primarily due to the costs associated with new hires and certain delays in real estate actions. We expect that this work plan will primarily be funded with cash from operations.

In 2003, we initiated activities to exit certain leased facilities and leases for assets no longer used across all segments.
During 2001, we implemented a work plan to streamline operations and activities around core markets and leadership strategies in light of the significant downturn in both the telecommunications industry and the economic environment, and capital market trends impacting operations and expected future growth rates, or the 2001 Restructuring Plan.
During the years ended December 31, 2005 and 2004, we continued to implement these restructuring work plans. Special charges provisions recorded from January 1, 2004 to December 31, 2005 were as follows:

		Contract
		Settlement	Plant and
	Workforce	and Lease	Equipment
	Reduction	Costs	Write Downs	Total

2004 Restructuring Plan
Provision balance as of January 1, 2004	$—	$—	$—	$—
Other special charges	163	—	2	165
Cash drawdowns	(38)	—	—	(38)
Non-cash drawdowns	—	—	(2)	(2)
Foreign exchange and other adjustments	(1)	—	—	(1)

Provision balance as of December 31, 2004	124	—	—	124

Other special charges	68	72	30	170
Revisions to prior accruals	—	6	1	7
Cash drawdowns	(167)	(13)	—	(180)
Non-cash drawdowns	—	—	(30)	(30)
Foreign exchange and other adjustments	(4)	(4)	(1)	(9)

Provision balance as of December 31, 2005	$21	$61	$—	$82

2001 Restructuring Plan
Provision balance as of January 1, 2004	$66	$460	$—	$526
Other special charges	7	—	—	7
Revisions to prior accruals	(4)	13	—	9
Cash drawdowns	(49)	(167)	—	(216)
Non-cash drawdowns	(4)	—	—	(4)
Foreign exchange and other adjustments	(1)	18	—	17

Provision balance as of December 31, 2004	15	324	—	339

Revisions to prior accruals	(5)	1	(3)	(7)
Cash drawdowns	(6)	(107)	—	(113)
Non-cash drawdowns	—	—	3	3
Foreign exchange and other adjustments	(1)	(5)	—	(6)

Provision balance as of December 31, 2005	$3	$213	$—	$216

Total provision balance as of December 31, 2005(a)	$24	$274	$—	$298

(a)	As of December 31, 2005 and 2004, the short-term provision balance was $95 and $254, respectively, and the long-term provision balance was $203 and $209, respectively.
Under the 2004 Restructuring Plan, we recorded special charges of $177 (including revisions to prior accruals of $7) and $165 for the years ended December 31, 2005 and 2004, respectively. Under the 2001 Restructuring Plan, we recorded special charges of $(7), $16 and $288 (including revisions to prior accruals of $(7), $9 and $(53)) for the years ended December 31, 2005, 2004 and 2003, respectively.

The following table outlines special charges incurred by segment for each of the three years ended December 31:

	2004
	Restructuring		2001 Restructuring
	Plan		Plan			Total Special Charges

	2005	2004	2005	2004	2003	2005	2004	2003

Special charges by segment:
Carrier Packet Networks	$106	$83	$(3)	$9	$121	$103	$92	$121
CDMA Networks	11	14	—	2	11	11	16	11
GSM and UMTS Networks	32	21	(3)	2	74	29	23	74
Enterprise Networks	28	26	(1)	2	55	27	28	55
Other	—	21	—	1	27	—	22	27

Total special charges	$177	$165	$(7)	$16	$288	$170	$181	$288

For additional information related to our restructuring activities, see “Special charges” in note 7 of the accompanying audited consolidated financial statements.
(Gain) Loss on Sale of Businesses and Assets
In 2005, loss on sale of businesses and assets of $47 was primarily due to charges related to the ongoing divestiture of our remaining manufacturing operations to Flextronics.
In 2004, gain on sale of businesses and assets of $91 was primarily due to a gain of $78 related to the sale of certain assets in CALA for which we received $80 in proceeds and a gain of approximately $30 related to the sale of our directory operator service business to VoltDelta, Resources LLC, or VoltDelta.
In 2003, gain on sale of businesses and assets of $4 was primarily due to the recognition of the remaining unamortized deferred gain related to the sale of substantially all of the assets of our Cogent Defence Systems business in 2001. The remaining unamortized deferred gain of $23 was recognized as a result of the sale of our 41% interest in EADS Telecom S.A.S. (formerly EADS Defence and Security Networks S.A.S.). This gain was partially offset by a loss due to retirement of fixed assets.
For additional information relating to these asset sales, see “Acquisitions, divestitures and closures” in note 10 of the accompanying audited consolidated financial statements.
Shareholder Litigation Settlement Expense
Shareholder litigation settlement expense of $2,474 was recorded during the year ended December 31, 2005 as a result of an agreement in principle for the proposed settlement of shareholder class action litigation. For additional information, see “Developments in 2005 and 2006 — Significant Business Developments — Proposed Class Action Settlement”.
Other Income — Net
The components of other income — net were as follows:

	For the Years Ended
	December 31,

	2005	2004	2003

Interest income(a)	$73	$70	$84
Gain on sale or write down of investments	67	19	143
Currency exchange gains(b)	68	57	107
Other — net	95	66	132

Other income — net	$303	$212	$466

(a)	Interest income on our short-term investments.
(b)	Currency exchange gains were primarily related to day-to-day transactional activities.

In 2005, other income — net was $303, which (other than interest income and currency exchange gains detailed above) primarily included a:

•	dividend income inclusion of $43 on our short-term investments;
•	gain of $21 related to the sale of our remaining Arris Group Inc. shares, $45 related to the sale of Axtel S.A. de CV, or Axtel, shares and $7 related to the sale of shares of VoltDelta;
•	gain of $17 related to a customer exclusivity clause settlement;
•	income of $22 related to sub-leases of facilities; and
•	gain of $10 on customer financing arrangements; partially offset by
•	loss of $20 from the sale of certain account receivables; and
•	loss of $7 related to changes in fair value of derivative financial instruments that did not meet the criteria for hedge accounting.
In 2004, other income — net was $212, which (other than interest income and currency exchange gains detailed above) primarily included a:

•	dividend income of $22 on our short-term investments;
•	gain of $52 resulting from a restructured customer financing arrangement;
•	gain of $18 related to the sale of our remaining 7 million common shares of Entrust, Inc. for cash consideration of $33. As a result of this transaction, we no longer hold any equity interest in Entrust;
•	income of $12 related to sub-leases of facilities;
•	gain of $13 related to the sale of Arris Group shares. For additional information on our investment in Arris Group, see “Results of Operations — Discontinued Operations”; and
•	gain of $7 related to a certain customer bankruptcy settlement; partially offset by
•	loss of $24 related to changes in fair value of derivative financial instruments that did not meet the criteria for hedge accounting;
•	loss of $14 related to a write down of our Bookham investment; and
•	loss of $7 related to prepaid equity forward purchase contracts that were entered into in connection with the issuance of restricted stock units.
In 2003, other income — net was $466, which (other than interest income and currency exchange gains detailed above) primarily included a:

•	gain of $96 related to the sale of our interest in EADS Telecom in conjunction with the changes in ownership of our French and German operations;
•	dividend income inclusion of $20 on our short-term investments;
•	gain of $31 related to the sale of Arris Group shares. For additional information on our investment in Arris Group see “Results of Operations — Discontinued Operations”;
•	gain of $30 related to a certain customer bankruptcy settlement;
•	gain of $25 resulting from a settlement related to intellectual property use;
•	gain of $22 related to changes in fair value of derivative financial instruments that did not meet the criteria for hedge accounting;
•	income of $15 related to sub-leases of facilities;
•	royalty income inclusion of $15 from patented technology;
•	gain of $11 related to sale of certain minority investments; and
•	gain of $6 related to sale of a portion of our interest in Bookham.
Interest Expense
Interest expense increased $16 in 2005 compared to 2004 and decreased $4 in 2004 compared to 2003. The increase in interest expense in 2005 was primarily due to increases in short-term rates which negatively impacted our floating rate swap exposure compared to 2004. In 2004, we reduced our long-term debt by $134, from $4,000 as of December 31, 2003 to $3,866 as of December 31, 2004, primarily due to the purchase of land and two buildings for $87 that were previously leased by us and a decrease of $30 in the fair value adjustment attributable to hedged debt obligations. For additional information, see “Long-term debt” in note 11 of the accompanying audited consolidated financial statements.
Interest rates on our outstanding notes payable and long-term debt remained essentially flat during these periods.

We expect an increase in the quarterly interest expense in 2006 primarily due to higher borrowing costs associated with our 2006 Credit Facility that replaced lower cost debt. For further details relating to the repayment of long-term debt, see “Developments in 2005 and 2006 — Significant Business Developments — Credit and Support Facilities”.
Income Tax Benefit (Expense)
In 2005, we recorded a tax benefit of $56 on a pre-tax loss of $2,586 from continuing operations before minority interests and equity in net earnings (loss) of associated companies. The tax benefit of $56 is primarily related to the release of a liability related to the retroactive application of our advance pricing arrangements, or APA, and various R&D related incentives partially offset by the drawdown of our deferred tax assets and current tax provisions in certain taxable jurisdictions, and various corporate minimum and other taxes. In addition, we recorded additional valuation allowances against the tax benefit of losses realized in some jurisdictions.
In 2004, we recorded a tax benefit of $30 on a pre-tax loss of $240 from continuing operations before minority interests and equity in net loss of associated companies. We recorded a tax expense against the earnings of certain taxable entities and recorded additional valuation allowances against the tax benefit of current period losses of other entities. The tax benefit is primarily a result of R&D related incentives, favorable audit settlements, and a release of valuation allowances in certain jurisdictions, partially offset by tax expense recorded against the earnings of certain taxable entities and corporate minimum and other taxes.
As of December 31, 2005, we have substantial loss carryforwards and valuation allowances in our significant tax jurisdictions. These loss carryforwards will serve to minimize our future cash income related taxes. We will continue to assess the valuation allowance recorded against our deferred tax assets on a quarterly basis. The valuation allowance is in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires that a tax valuation allowance be established when it is more likely than not that some portion or all of a company’s deferred tax assets will not be realized. Given the magnitude of our valuation allowance, future adjustments to this valuation allowance based on actual results could result in a significant adjustment to our effective tax rate. For additional information, see “Application of Critical Accounting Policies and Estimates — Tax Asset Valuation”.
Segment Information
Management EBT is a measure that includes the cost of revenues, SG&A expense, R&D expense, interest expense, other income (expense) — net, minority interests - net of tax and equity in net earnings (loss) of associated companies — net of tax. Interest attributable to long-term debt has not been allocated to a reportable segment and is included in “Other”. “Other” represents miscellaneous business activities and corporate functions. None of these activities meet the quantitative criteria to be disclosed separately as reportable segments. Costs associated with shared services and other corporate costs are allocated to the segments based on usage determined generally by headcount. Costs not allocated to the segments are primarily related to our corporate compliance and other non-operational activities and are included in “Other”. See “Segment information — General description” in note 6 of the accompanying audited consolidated financial statements.

The following tables set forth revenues and Management EBT of our reportable segments, “Other” and reconciliation to net earnings (loss) from continuing operations:

	For the Years Ended
	December 31,			2005 vs 2004		2004 vs 2003

	2005	2004	2003	$ Change	% Change	$ Change	% Change

Revenues
Mobility and Converged Core Networks	$6,234	$5,741	$5,561	$493	9	$180	3
Enterprise Solutions and Packet Networks	3,998	3,688	4,262	310	8	(574)	(13)

Total reportable segments	10,232	9,429	9,823	803	9	(394)	(4)
Other	291	87	109	204	234	(22)	(20)

Total revenues	$10,523	$9,516	$9,932	$1,007	11	$(416)	(4)

Management EBT
Mobility and Converged Core Networks	$748	$430	$746	$318	74	$(316)	(42)
Enterprise Solutions and Packet Networks	64	(129)	(43)	193	150	(86)	(200)

Total reportable segments	812	301	703	511	170	(402)	(57)
Other	(736)	(488)	(263)	(248)	(51)	(225)	(86)

Total management EBT	$76	$(187)	$440	$263	141	$(627)	(143)

Amortization of intangibles	$(17)	$(9)	$(101)	$(8)	(89)	$92	91
Deferred stock option compensation	—	—	(16)	—	—	16	100
Special charges(a)	(170)	(181)	(288)	11	6	107	37
Gain (loss) on sale of businesses and assets	(47)	91	4	(138)	(152)	87	2,175
Shareholder litigation settlement expense	(2,474)	—	—	(2,474)	—	—	—
Income tax benefit	56	30	83	26	87	(53)	(64)

Net earnings (loss) from continuing operations	$(2,576)	$(256)	$122	$(2,320)	(906)	$(378)	(310)

(a)	For additional information of special charges by reportable segment see note 7 of the Restated Financial Statements.
The following table sets forth the positive (negative) contribution to segment Management EBT by each of its components relative to the comparable prior year period:

	2005 vs 2004					2004 vs 2003

	Gross			Other	Total $	Gross			Other	Total $
	Profit	SG&A	R&D	Items(a)	Change	Profit	SG&A	R&D	Items(a)	Change

Mobility and Converged Core Networks	$151	$29	$114	$24	$318	$(148)	$(41)	$(97)	$(30)	$(316)
Enterprise Solutions and Packet Networks	158	(18)	24	29	193	(120)	(3)	92	(55)	(86)

Total reportable segments	309	11	138	53	511	(268)	(44)	(5)	(85)	(402)
Other	55	(291)	(34)	22	(248)	1	(123)	13	(116)	(225)

Total change	$364	$(280)	$104	$75	$263	$(267)	$(167)	$8	$(201)	$(627)

(a)	“Other items” is comprised of interest expense, other income (expense) — net, minority interests — net of tax and equity in net loss of associated companies — net of tax. Interest attributable to long-term debt has not been allocated to a reportable segment and is included in “Other”.
The following discussion should be read together with “Consolidated Information — Revenues”, which discusses certain demand trends for our networking solutions and geographical factors that impacted our revenues.

Mobility and Converged Core Networks

Revenues
The following chart summarizes recent quarterly revenues for Mobility and Converged Core Networks:

2005 vs. 2004
Mobility and Converged Core Networks revenues increased 9% primarily due to significant increase in GSM and UMTS revenues and a slight increase in CDMA revenues.
Revenues from the GSM solutions portion of this segment increased significantly due primarily to a substantial increase in Asia Pacific (due primarily to the BSNL contract described under “Developments in 2005 and 2006 — Significant Business Developments — Bharat Sanchar Nigam Limited Contract” in the MD&A section of our 2005 Annual Report) and substantial increases in EMEA and CALA partially offset by a significant decrease in the U.S. and a substantial decrease in Canada due primarily to industry consolidation which in the U.S. caused the loss of a contract and reduced customer spending due to a mature installed base of GSM solutions. Revenues from UMTS solutions increased substantially in the U.S., EMEA and Asia Pacific.
Revenues from the CDMA solutions portion of this segment increased slightly due primarily to a significant increase in the U.S. and a substantial increase in Canada, partially offset by substantial decreases in Asia Pacific and EMEA due to the impact of network completions during the first half of 2004 and, in the case of EMEA, due to industry consolidation, and a significant decrease in CALA during the first half of 2005. Revenues from TDMA solutions in 2005 were not significant.
Revenues from the packet voice solutions portion of this segment increased substantially in the U.S., EMEA and Canada, and increased significantly in CALA. Circuit voice solutions declined substantially in EMEA and significantly in the U.S. and Canada.

2004 vs. 2003
Mobility and Converged Core Networks revenues increased by 3% primarily due to a substantial increase in GSM and UMTS revenues, partially offset by a substantial decrease in circuit voice revenue and a decrease in CDMA revenue.
Revenues from the GSM and UMTS solutions portion of this segment increased substantially in 2004 compared to 2003. GSM and UMTS solutions revenues increased substantially across all regions due to new contracts in certain regions as new service providers entered the market.
Revenues from the circuit voice solutions portion of this segment decreased substantially in the U.S. and Canada and were lower in EMEA and Asia Pacific. The substantial decrease in circuit voice solutions was partially offset by increase in packet voice solutions across all regions.
Revenues from the CDMA solutions portion of this segment decreased primarily due to substantial decreases in TDMA solutions across all our regions partially offset by a slight increase in revenues from CDMA solutions due to an increase in the U.S. and substantial increases in EMEA and CALA that was partially offset by substantial declines in Asia Pacific and Canada primarily due to network completion during the first half of 2003.

Management EBT
Management EBT for the Mobility and Converged Core Networks segment increased by $318 in 2005 compared to 2004 and decreased by $316 in 2004 compared to 2003 primarily as a result of the items discussed below.

2005 vs. 2004
Mobility and Converged Core Networks gross margin decreased by approximately 0.9 percentage points (while gross profit increased $151) primarily due to:

•	unfavorable product mix associated with increased sales of our next generation products which typically have lower gross margins in the early stages of product evolution than our traditional solutions;
•	pricing pressures on certain of our products due to increased competition for service provider customers; partially offset by
•	estimated project loss of approximately $148 in 2005 compared to an estimated project loss of $160 in 2004 related to our contract in India with BSNL;
•	a decrease in contract-related costs including a reduction in losses incurred from customer trials in the second quarter of 2004 not repeated in 2005;
•	continued improvements in our cost structure primarily as a result of lower material pricing; and
•	lower warranty costs during the first half of 2005.
Mobility and Converged Core Networks SG&A expense decreased $29 primarily due to:

•	the ongoing focus on efficiencies and cost reduction activities;
•	decreases in selling and marketing expenses in our Asia Pacific region; and
•	the impact of our workforce reductions across all regions and associated reductions in other related costs such as information services and real estate; partially offset by
•	increased expenses related to our employee bonus plan.
Mobility and Converged Core Networks R&D expense decreased $114 primarily due to:

•	the impact of lower spending on certain R&D initiatives, including as a result of project timing and completions; and
•	the continued impact of our workforce reductions that targeted a level of R&D expense that was more representative of the volume of our business; partially offset by
•	incremental investment in targeted new programs;
•	increased expenses related to our employee bonus plan; and
•	unfavorable foreign exchange rate fluctuation impacts associated with the strengthening of the Canadian dollar against the U.S. dollar.
Mobility and Converged Core Networks other items expense decreased $24 primarily due to a cash settlement of $17 in connection with the release of an exclusivity commitment agreement which has been recorded as a gain in other income (expense).

2004 vs. 2003
Mobility and Converged Core Networks gross margin decreased by approximately 4.0 percentage points (while gross profit decreased $148) primarily due to:

•	an estimated project loss of approximately $160 related to our contract with BSNL in India recognized in 2004;
•	pricing pressures on certain of our products due to increased competition for service provider customers;
•	unfavorable product mix associated with increased sales of our next generation products which typically have lower gross margins in the early stages of product evolution; partially offset by
•	continued improvements in our cost structure primarily as a result of lower material pricing; and
•	lower warranty costs as a result of improved product quality.
Mobility and Converged Core Networks SG&A expense increased by $41 primarily due to:

•	unfavorable foreign exchange rate impacts associated with the weakening of the U.S. dollar;
•	net trade and customer financing receivable recoveries in 2003 not repeated in 2004;
•	planned investment in strategic businesses; and
•	increases in employee related expenses; partially offset by
•	lower bad debt expense in 2004;
•	the continued impact of our workforce reductions across all regions and associated reductions in other related costs such as information services and real estate.

Mobility and Converged Core Networks R&D expense increased $97 primarily due to:

•	continued investment in the development of new products;
•	unfavorable foreign exchange rate impacts associated with the strengthening of the Canadian dollar against the U.S. dollar; and
•	acceleration of programs to increase the feature content in our GSM product offering; partially offset by
•	the continued impact of our workforce reductions that targeted a level of R&D expense that was more representative of the volume of our business.

Enterprise Solutions and Packet Networks

Revenues
The following chart summarizes recent quarterly revenues for Enterprise Solutions and Packet Networks:

2005 vs. 2004
Enterprise Solutions and Packet Networks revenues increased by 8% primarily due to a substantial increase in optical revenue and increases in our circuit and packet voice revenue.
Revenues from optical networking solutions increased substantially in the U.S. and CALA and increased significantly in EMEA and Canada. The increase in optical networking solutions was negatively impacted by a decrease in optical networking solutions in the first quarter of 2005 due to shipping delays to our customers in the U.S. and Canada as a result of the completion of a portion of the Flextronics transaction relating to manufacturing facilities in Montreal.
Revenues from circuit and packet voice solutions portion of this segment increased significantly in the U.S., EMEA (in both regions primarily due to the recognition of previously deferred revenues upon deployment of a software upgrade) and CALA, were higher in Asia Pacific and decreased in Canada.
Revenues from data networking and security solutions related to our enterprise customers decreased substantially in CALA and significantly in EMEA and Asia Pacific, partially offset by significantly higher revenues in the U.S. and substantially higher revenues in Canada.
Revenues from data networking solutions related to our service provider customer declined significantly in the U.S. and CALA and were higher in EMEA and Asia Pacific.

2004 vs. 2003
Enterprise Solutions and Packet Networks revenues decreased by 13% primarily due to a significant decrease in optical revenue and decreases in both our circuit and packet voice and data networking and security revenue.
Revenues from optical long-haul portion of this segment decreased substantially in the U.S., EMEA and Canada and decreased significantly in Asia Pacific and slightly in CALA. Revenues in the metro optical portion of this segment increased primarily due to increased sales to certain service provider customers primarily in the U.S. and EMEA. In 2004, the revenues in the metro optical portion of this segment surpassed the revenues in the optical long-haul portion of this segment.
Revenues from circuit voice solutions portion of this segment decreased significantly primarily due to a substantial decrease in circuit switching and interactive voice response solutions primarily in the U.S. This substantial decrease in revenues was primarily a result of the release of certain software, including in connection with the general availability of Succession 3.0 in the fourth quarter of 2003. The general availability of this software triggered the recognition of associated revenues deferred from prior periods, resulting in a net increase in revenues of $150 in 2003 ($300 in the fourth quarter of 2003) that did not occur to the same extent in 2004. In addition, revenues from certain products associated with various software upgrade marketing programs initiated in 2004 did not meet the criteria for revenue recognition in 2004 and were deferred to future periods. This decrease across all regions primarily associated with our packet voice solutions.
Revenues associated with data networking and security solutions portion related to our enterprise customers decreased slightly primarily due to a decline in revenues associated with our legacy routing portfolio and associated declines in new service contracts and service contract renewals. We also experienced a decline in revenue from certain of our data networking products primarily due to pricing pressures driven by increased competition. In addition, in 2003, we recognized revenues of approximately $60 compared with revenues of approximately $30 in 2004, primarily in the U.S., associated with the delivery of certain data switch upgrades. These declines were partially offset by growth from improved market penetration of certain new products.
Revenues from the data networking and security portion related to our service provider customers decreased significantly primarily due to substantial declines in the U.S., Canada and EMEA.

Management EBT
Management EBT for the Enterprise Solutions and Packet Networks segment increased by $193 in 2005 compared to 2004 and decreased by $86 in 2004 compared to 2003 primarily as a result of the items discussed below.

2005 vs. 2004
Enterprise Solutions and Packet Networks gross margin increased by approximately 0.7 percentage points (while gross profit increased $158) primarily due to:

•	sales volumes of software upgrades that typically have higher margins;
•	recovery in inventory provisions due to sale of optical inventory that was previously fully provided for; and
•	continued improvements in our cost structure primarily as a result of lower material pricing; partially offset by
•	pricing pressures on our data products due to increased competition for enterprise customers primarily in EMEA and Asia Pacific; and
•	increased expenses related to our employee bonus plan during the first half of 2005.
Enterprise Solutions and Packet Networks SG&A expense increased $18 primarily due to:

•	unfavorable foreign exchange rate fluctuation impacts associated with the strengthening of the Canadian dollar against the U.S. dollar;
•	increased expenses related to our employee bonus plan;
•	increased in bad debt expense; and
•	increases in employee related expenses; partially offset by
•	continued impact of our workforce reductions across all regions and associated reductions in other related costs such as information services and real estate;
Enterprise Solutions and Packet Networks R&D expense decreased $24 primarily due to:

•	the continued impact of our workforce reductions that targeted a level of R&D expense that was more representative of the volume of our business; and
•	more effectively prioritizing investment in data products and increased outsourcing to third parties of certain R&D functions; partially offset by
•	increased expenses related to our employee bonus plan;
•	investment in targeted programs to increase the feature content in our Enterprise Solutions and Packet Networks portfolio, including the acceleration of R&D related to IP technologies; and
•	unfavorable foreign exchange rate fluctuation impacts associated with the strengthening of the Canadian dollar against the U.S. dollar.

2004 vs. 2003
Enterprise Solutions and Packet Networks gross margin increased by approximately 2.8 percentage points (while gross profit decreased $120) primarily due to:

•	continued improvements in our cost structure primarily as a result of lower material pricing;
•	absence of significant inventory provision costs that had been incurred in prior years as a result of excess inventories due to a decline in revenues of our business; and
•	lower warranty costs as a result of improved product quality; partially offset by
•	unfavorable product mix associated with increased sales of our next generation products which typically have lower gross margins in the early stages of product evolution than our traditional solutions;
•	a one-time reduction in accruals of $53 associated with a certain customer bankruptcy settlement in the third quarter of 2003 not repeated in 2004;
•	pricing pressures on certain of our products due to increased competition for enterprise customers; and
•	lower sales volumes of software upgrades that typically have higher margins.
Enterprise Solutions and Packet Networks SG&A expense increased $3 primarily due to:

•	unfavorable foreign exchange rate impacts associated with the strengthening of the Canadian dollar against the U.S. dollar;
•	planned investment in strategic businesses;
•	increases in employee related and sales and marketing expenses; and
•	lower net trade and customer financing receivable recoveries; partially offset by
•	the continued impact of our workforce reductions and associated reductions in other related costs such as information services and real estate.
Enterprise Solutions and Packet Networks R&D expense decreased $92 primarily due to:

•	the continued impact of our workforce reductions that targeted a level of R&D expense that was more representative of the volume of our business; and
•	effectively prioritizing investment in data products and increased outsourcing activity; partially offset by
•	continued investment in the accelerated development of certain new voice and data products; and
•	unfavorable foreign exchange rate impacts associated with the strengthening of the Canadian dollar against the U.S. dollar.
Enterprise Solutions and Packet Networks other items expense increased by $55 in 2004 compared to 2003 primarily due to:

•	release of accruals of $30 from a certain customer bankruptcy settlement in 2003 not repeated in 2004; and
•	a gain of $25 in 2003 resulting from a settlement related to intellectual property not repeated in 2004.

Other

Management EBT
Other Management EBT decreased by $248 in 2005 compared to 2004 and decreased by $225 in 2004 compared to 2003 primarily as a result of the items discussed below.

2005 vs. 2004
Other segment gross profit increased by approximately $55 primarily due to the consolidation of the results of operations of NGS as a result of the acquisition in June 2005
Other segment SG&A expense increased $291 primarily due to:

•	costs associated with our internal control remedial measures, investment in our finance processes and restatement related activities;
•	expenses incurred in the fourth quarter of 2005 related to our agreement to reimburse Mr. Zafirovski for his settlement with Motorola and increased costs associated with the departure of senior executives;
•	increases in sales and marketing expenses primarily related to our NGS acquisition;
•	net trade receivable recoveries realized primarily in the second half of 2004 not repeated in 2005; and

•	unfavorable foreign exchange rate impacts associated with the strengthening of the Canadian dollar against the U.S. dollar; partially offset by
•	cost savings associated with our 2004 Restructuring Plan and cost containment initiatives;
•	lower stock based compensation in 2005 due to the RSU expense incurred in the first quarter of 2004 that was not repeated in 2005 as the program was terminated in 2005.

Other segment R&D expense increased by $34 primarily due to increases in employee related expenses and unfavorable foreign exchange rate impacts associated with the strengthening of the Canadian dollar against the U.S. dollar, partially offset by savings associated with our 2004 Restructuring Plan.

2004 vs. 2003
Other segment SG&A expense increased $123 primarily due to:

•	costs associated with our restatement activities and additional investment in our finance organization;
•	unfavorable foreign exchange rate impacts associated with the strengthening of the Canadian dollar and euro against the U.S. dollar; and
•	an increase in stock based compensation in 2004 which was not allocated to our segments; partially offset by
•	a reduction in our employee return to profitability and regular bonus plans.
Other segment R&D expense decreased by $13 primarily due to a reduction in our employee bonus programs, partially offset by an increase in stock based compensation.
Other segment other items expense increased by $116 primarily due to:

•	gains related to the sale of our interest in EADS Telecom in conjunction with the changes in ownership of our French and German operations in 2003 not repeated in 2004;
•	losses related to changes in fair value of derivative financial instruments that do not meet the criteria for hedge accounting compared to a gain in 2003; and
•	a decrease in interest income.
Results of Operations — Discontinued Operations
In 2005, we recorded net earnings from discontinued operations (net of tax) of $1.
In 2004, we recorded net earnings from discontinued operations (net of tax) of $49. The significant items included in net earnings are summarized below:

•	a gain of $32 related to the revaluation of a receivable. On December 23, 2004, a customer financing arrangement was restructured. The notes receivable that were restructured had a net carrying amount of $1, net of a provision of $63. The arrangement increased the net carrying amount of the receivable to $33. On January 25, 2005, we sold this receivable for cash proceeds; and
•	a net gain of $17 related to our reassessment of our remaining provisions for discontinued operations consisting of changes in estimates of $13 for liabilities, and $4 for both short-term and long-term receivables.
In 2003, we recorded net earnings from discontinued operations of $183 (net of tax) primarily related to a number of transactions in 2003 as well as gains of $68 associated with provision reassessments as follows:

•	a gain of $14 on the sale of certain assets related to our fixed wireless access operations to Airspan Networks, Inc. for cash consideration of $13 on December 23, 2003;
•	a gain of $17 in the fourth quarter of 2003 associated with a cash settlement of $17 related to a certain note receivable which had been previously provisioned;
•	a gain of $12 on March 24, 2003 from the sale of 8 million common shares of Arris Group, back to Arris Group for cash consideration of $28 pursuant to a March 11, 2003 agreement. In addition, on March 18, 2003, we assigned our membership interest in Arris Interactive LLC, or Arris, to ANTEC Corporation, an Arris Group company, for cash consideration of $88, resulting in a loss of $2. Also in connection with these transactions, we received $11 upon the settlement of a sales representation agreement with Arris Group and recorded a gain of $11; and
•	a gain of $66 in the first quarter of 2003 from the settlement of certain trade and customer financing receivables, the majority of which was previously provisioned.

Following the March 2003 Arris Group transactions, we reduced our interest in Arris Group to 18.8%, and ceased equity accounting for the investment. As a result, we reclassified our remaining ownership interest in Arris Group as an available-for-sale investment within continuing operations effective in the second quarter of 2003. We continued to dispose of our interest in Arris Group in 2004 and 2003 and the gain or loss on the sale of shares subsequent to the first quarter of 2003 was included in other income (expense) — net. We sold 9 million common shares of Arris Group on November 24, 2003 and 1.8 million shares on March 10, 2004. During the year ended December 31, 2005, we sold our remaining 3.2 million common shares of Arris Group. As a result, we no longer hold any equity interest in Arris Group.
For additional information, see “Discontinued operations” in note 20 of the accompanying audited consolidated financial statements and “Other income (expense) — net”.
Liquidity and Capital Resources
Cash Flow
Cash and cash equivalents excluding restricted cash decreased $734 during 2005 to $2,951 as of December 31, 2005, primarily due to cash payments of $651, net of cash acquired, relating to our acquisitions of PEC and LG-Nortel, expenditures for plant and equipment of $258, and an outflow from operations of $180 which included cash payments for restructuring of $293 and payments of approximately $180 for pension funding, partially offset by cash proceeds of $470 primarily due to the transfer of manufacturing assets to Flextronics and the sale of certain investments. Fluctuations in foreign exchange rates resulted in a $102 reduction in cash and cash equivalents in 2005.
The following table summarizes our cash flows by activity and cash on hand as of December 31:

	For the Years Ended
	December 31,

	2005	2004	2003

Net cash from (used in) operating activities of continuing operations	$(180)	$(179)	$(140)
Net cash from (used in) investing activities of continuing operations	(425)	(138)	145
Net cash from (used in) financing activities of continuing operations	(60)	(110)	(359)
Effect of foreign exchange rate changes on cash and cash equivalents	(102)	88	176

Net cash from (used in) continuing operations	(767)	(339)	(178)
Net cash from (used in) operating activities of discontinued operations	33	22	149
Net cash from (used in) investing activities of discontinued operations	—	—	241

Net increase (decrease) in cash and cash equivalents	(734)	(317)	212
Cash and cash equivalents at beginning of period	3,685	4,002	3,790

Cash and cash equivalents at end of period	$2,951	$3,685	$4,002

Operating activities
In recent years our operating results have produced negative cash flow from operations due in large part to our inability to reduce operating expenses as a percentage of revenue, the continued negative impact on gross margin due to competitive pressures and other factors discussed throughout our MD&A. In addition we have made significant payments related to our restructuring programs and pension plans.
In 2005, our cash flows used in operating activities were $180 due to net loss from continuing operations of $2,576, less adjustments of $217 related to the net change in our operating assets and liabilities plus net adjustments of $2,613 for non-cash and other items.
In 2005, the primary adjustments to our net earnings from continuing operations for non-cash and other items were shareholder litigation settlement expense of $1,899, amortization and depreciation of $302, substantially all of which was depreciation, and stock option expense of $88. In 2006, amortization and depreciation is expected to be slightly lower due to the sale of certain assets and stock option expense is expected to be higher than in 2005 due to the planned issuance of stock options in 2006 as part of our employee stock option plans.
In 2004, our cash flows used in operating activities were $179 due to a net loss from continuing operations of $256, plus adjustments of $732 for non-cash and other items less $655 related to the change in our operating assets and liabilities.

In 2004, the primary adjustments to our net loss from continuing operations for non-cash and other items were amortization and depreciation of $340, substantially all of which was depreciation, and stock option expense of $77. In addition, other adjustments included deferred income taxes, gain on sale of businesses and assets and other items, partially offset by foreign exchange impacts on long-term assets and liabilities, accounted for the remaining $315.

Changes in Operating Assets and Liabilities
In 2005, the use of cash of $217 relating to the net change in our operating assets and liabilities was primarily due to restructuring outflows, other changes in operating assets and liabilities, supplemental pension funding and $312 decrease in cash flows associated with our working capital performance as discussed further below under “Working capital metrics”. This was partially offset by collection of cash proceeds of approximately $76 from the sale of certain customer financing notes receivable. We had cash outflows for restructuring activities of $293 related to our 2004 and 2001 Restructuring Plan and approximately $180 for pension funding.
Other changes in operating assets and liabilities included the following:

•	income tax payments of $48 in 2005 compared to $40 in 2004 primarily due to an increase in taxable income in certain taxable jurisdictions; and
•	an increase of $540 from other changes in operating assets and liabilities primarily due to the shareholder litigation settlement provision of $575.
In 2004, the use of cash of $655 relating to the change in our operating assets and liabilities was primarily due to changes in accounts receivable, inventories and accounts payable, restructuring outflows, supplemental pension funding and other changes in assets and liabilities partially offset by collection of long term or customer financing receivables. This included a $648 reduction in cash flows associated with accounts receivable, inventories and accounts payable as discussed further under “working capital metrics” below.
In 2004, we received cash proceeds of approximately $147 from the sale of certain customer financing notes receivable and convertible notes receivable. We had cash outflows for restructuring activities of $254 primarily related to our 2001 Restructuring Plan and approximately $140 in supplemental pension funding cash outflows to contribute to the reduction of our pension deficit. Other significant operating items included payments of approximately $280 in the first quarter of 2004 associated with our employee bonus plan and restricted stock unit program based on 2003 performance. In 2004, we had increase in cash of $560 from other changes in operating assets and liabilities primarily due to an increase in liabilities, including the deferred revenue.
We expect to pay $575 in cash related to the Proposed Class Action Settlement. The cash amount bears interest commencing March 23, 2006 at a prescribed rate and is to be placed in escrow on June 1, 2006 pending satisfactory completion of all conditions to the Proposed Class Action Settlement. Such cash payments would relate only to the encompassed actions and would not relate to certain ERISA and derivative actions and the ongoing regulatory and criminal investigations. On March 17, 2006, we announced that we and the lead plaintiffs reached an agreement on the related insurance and corporate governance matters including our insurers agreeing to pay $228.5 in cash towards the settlement and us agreeing with our insurers to certain indemnification obligations. On April 3, 2006, the insurance proceeds were placed into escrow by the insurers. We believe that these indemnification obligations would be unlikely to materially increase our total cash payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by us. For more information, see “Developments in 2005 and 2006 — Proposed Class Action Settlement”. We expect cash contributions for pension funding for the full year 2006 to be approximately $335, including a portion related to a pension funding agreement in the United Kingdom that requires additional contributions through April 2007. We are currently in discussions with the Trustee of the United Kingdom pension plan to establish a long-term funding agreement which would increase the level of 2006 contributions. In addition, we expect cash outflows of approximately $110 for the full year 2006 related to both our 2001 Restructuring Plan and 2004 Restructuring Plan, and payments related to our employee bonus program in 2006 based on our 2005 performance. For the full year 2006, we expect to generate minimal cash from the sale of customer financing receivables.

Working capital metrics
Working capital for each segment is primarily managed by our regional finance organization which manages accounts receivable performance and by our global operations organization which manages inventory and accounts payable.

	2005	2004	2003

Days sales outstanding in accounts receivable	86	90	74
Net inventory days	132	152	92
Days of purchases outstanding in accounts payable	58	63	45

Days sales outstanding in accounts receivables, or DSO, measures the average number of days our accounts receivables are outstanding. DSO is a metric that approximates the measure of the average number of days from when we recognize revenue until we collect cash from our customers. DSO for each quarter is calculated by dividing the quarter end accounts receivable-net balance by revenues for the quarter, in each case as determined in accordance with U.S. GAAP, and multiplying by 90 days.
DSO decreased by approximately 4 days as of December 31, 2005 compared to December 31, 2004 due to an increase of approximately 6 days as a result of the transfer of an estimated $238 of receivables from LG to LG-Nortel with minimal corresponding revenue impact; more than offset by an overall decrease of approximately 10 days primarily as a result of factors other than LG-Nortel. In 2006, we expect to focus on improving our collections process; however, we expect to experience fluctuations in collections performance in individual quarters.
DSO increased as of December 31, 2004 compared to December 31, 2003 primarily due to reduction in accounts receivable securitization, increase in deferred revenues, one-time recognition of $300 of deferred revenue in our Enterprise Networks segment in 2003, and reduced focus on collection activities particularly in the first half of 2004, due to our restatement activities. Also contributing to the average increase of DSO was increased CDMA Networks and GSM and UMTS Networks revenues from a large number of contracts involving progress billing, due to significant portions of collections occurring upon project completion.
Net inventory days, or NID, is a metric that approximates the average number of days from procurement to sale of our product. NID for each quarter is calculated by dividing the average of the current quarter and prior quarter inventories — net by the cost of revenues for the quarter, in each case as determined in accordance with U.S. GAAP, and multiplying by 90 days. Finished goods inventory includes certain direct and incremental costs associated with arrangements where title and risk of loss was transferred to the customer but revenue was deferred due to other revenue recognition criteria not being met. As of December 31, 2005, 2004, these deferred costs totaled $2,014 and $1,512, respectively.
NID decreased by approximately 20 days as of December 31, 2005 compared to December 31, 2004 primarily due to lower inventory levels as a result of outsourcing of our manufacturing operations to Flextronics partially offset by increased deferred costs associated with deferred revenues. In 2006, we expect that NID will fluctuate from quarter to quarter as future cost of sales and inventory levels fluctuate due in part to the movement in the deferred costs associated with deferred revenues.
NID increased as of December 31, 2004 compared to December 31, 2003 primarily due to an increase in deferred costs associated with deferred revenues, and an increase in inventory to meet new contract requirements, particularly in Asia Pacific for Wireless projects, including BSNL.
Days of purchases outstanding in accounts payable, or DPO, is a metric that approximates the average number of days from when we receive purchased goods and services until we pay our suppliers. DPO for each quarter is calculated by dividing the quarter end trade and other accounts payable by the cost of revenues for the quarter, in each case, as determined in accordance with U.S. GAAP, and multiplying by 90 days.
DPO decreased by approximately 5 days as of December 31, 2005 compared to December 31, 2004 due to a transfer of accounts payable from LG to LG-Nortel without a corresponding cost of revenue impact. The increase in DPO was more than offset by the stabilization of adhering to standard contract terms of 60 days across our supplier base and process improvement for paying our suppliers.
DPO increased by approximately 18 days as of December 31, 2004 compared to December 31, 2003 as we placed additional focus on establishing competitive payment terms with our suppliers and improving the processing of payments to match payment terms.

Investing activities
In 2005, cash flows used in investing activities were $425 and were primarily due to payments of $651 for acquisitions of investments and businesses, net of cash acquired, including $423 relating to the acquisition of PEC and $155 relating to our contribution to LG-Nortel, and $258 for the purchase of plant and equipment, which were partially offset by proceeds of $470 on the sale of assets including net proceeds of $334 related to the transfer of certain manufacturing assets to Flextronics and $136 from the sale of certain investments and businesses which we no longer considered strategic including $27 related to the sale of our remaining common shares of Arris Group, $45 related to the sale of our investment in Axtel, $25 related to the sale of our interest in VoltDelta and $20 related to the sale of short-term investments. We also received proceeds of $10 from the sale of plant and equipment.
In 2004, cash flows used in investing activities were $138 and were primarily due to net expenditures of $276 on plant and equipment and $5 associated with acquisitions of certain investments and businesses. These amounts were partially offset by proceeds of $150 from the sale of certain investments and businesses which we no longer considered strategic, including $80 from the sale of certain assets in CALA, $17 related to the sale of the common shares of Arris Group and $33 related to the sale of the common shares of Entrust.

Financing activities
In 2005, cash flows used in financing activities were $60 and were primarily from dividends of $43 primarily paid by NNL on its outstanding preferred shares, a repayment of capital leases payable of $10 and a net reduction of our notes payable by $13. These amounts were partially offset by $6 of proceeds from the issuance of Nortel Networks Corporation common shares from the exercise of stock options.
In 2005, our cash decreased $102 compared to an increase of $88 in 2004, due to unfavorable effects of changes in foreign exchange rates primarily of the euro and the British pound against the U.S. dollar.
In 2005, cash flows from our discontinued operations were $33 primarily related to the collection of customer financing receivables in 2005.
In 2004, cash flows used in financing activities were $110 and were primarily due to $107 used to reduce our long-term debt, a repayment of capital leases payable of $9 and dividends of $33 paid by NNL related to its outstanding preferred shares. These amounts were partially offset by $31 of proceeds from the issuance of Nortel Networks Corporation common shares from the exercise of stock options and an increase in our notes payable by a net amount of $8. The reduction of our long-term debt was primarily due to the extinguishment of debt of $87 related to the purchase of land and two buildings in the U.S. that were previously leased by us.
In 2004, our cash increased $88 compared to $176 in 2003 due to favorable effects of changes in foreign exchange rates. Approximately $75 ($150 in 2003) of the favorable impact was the result of favorable changes in the euro and the British pound against the U.S. dollar.
In 2004, our discontinued operations generated net cash of $22 related to the continued wind-down of our discontinued operations.
Future Uses and Sources of Liquidity
The forward-looking statements below are subject to important risks, uncertainties and assumptions, which are difficult to predict and the actual outcome may be materially different from that anticipated. See the “Risk Factors” section in this report.
Future Uses of Liquidity
As of December 31, 2005, our cash requirements for the next 12 months are primarily expected to consist of funding for operations, including our investments in R&D, and the following items:

•	repayment of $150 of notes due in June 2006;
•	costs in relation to the restatement and remedial measure activities, regulatory and other legal proceedings, including the proposed $575 cash payment payable by NNC related to the Proposed Class Action Settlement. The cash amount bears interest commencing March 23, 2006 at a prescribed rate and is to be held in escrow on June 1, 2006 pending satisfactory completion of all conditions to the Proposed Class Action Settlement. In addition, the resolution of other matters not encompassed by the Proposed Class Action Settlement, including regulatory matters, is uncertain and we may be subject to substantial additional payments, judgments, settlements, fines or penalties;
•	capital expenditures of approximately $380;
•	pension and post-retirement and post-employment benefit funding of approximately $372;
•	costs related to workforce reduction and other restructuring activities of approximately $110;
•	investment in certain businesses including approximately $100 for the acquisition of Tasman Networks paid in February 2006; and
•	our finance transformation project which will include, among other things, implementing SAP to provide an integrated global financial system.

In addition, the 2006 Credit Facility of $1,300 due in February 2007 is subject to acceleration until such time that we obtain a waiver for defaults under the 2006 Credit Facility. Any inability to refinance the 2006 Credit Facility would adversely affect our liquidity. Also, from time to time, we may purchase our outstanding debt securities and/or convertible notes in privately negotiated or open market transactions, by tender offer or otherwise, in compliance with applicable laws. As well, we expect to be required to fund some portion of our aggregate undrawn customer financing commitments as further described below.

Contractual cash obligations

	Payments Due
							Total
Contractual Cash Obligations(a)	2006	2007	2008	2009	2010	Thereafter	Obligations

Long-term debt(b)(d)	$1,446	$19	$1,815	$15	$15	$575	$3,885
Operating leases(c)	98	91	74	51	59	340	713
Purchase obligations	320	56	10	—	—	—	386
Outsourcing contracts	29	17	17	14	—	—	77
Obligations under special charges	71	52	45	40	41	200	449
Pension, post-retirement and post- employment obligations	372	—	—	—	—	—	372
Other long-term liabilities reflected on the balance sheet	8	10	8	2	4	30	62

Total contractual cash obligations	$2,344	$245	$1,969	$122	$119	$1,145	$5,944

(a)	Amounts represent our known, undiscounted, minimum contractual payment obligations under our long-term obligations and include amounts identified as contractual obligations in current liabilities of the accompanying audited consolidated financial statements as of December 31, 2005.
(b)	Includes principal payments due on long-term debt and $219 of capital lease obligations. As described in note 12 to the accompanying audited consolidated financial statements, we have entered into certain interest rate swap contracts which swap fixed rate payments for floating rate payments and therefore, interest payments are not included in the above table. For additional information, also see note 11 “Long-term debt, credit and support facilities” to the accompanying audited consolidated financial statements.
(c)	For additional information, see note 14, “Commitments”, to the accompanying audited consolidated financial statements.

(d)	On February 14, 2006, we entered into a new one-year credit facility in the aggregate principal amount of $1,300. This facility was drawn down in the full amount on February 14, 2006 to repay our outstanding $1,275 aggregate principal amount of NNL’s 6.125% Notes due February 15, 2006 shifting $1,300 of contractual cash obligations from 2006 to, at the latest, February 2007.

Purchase obligations
Purchase obligation amounts in the above table represent the minimum obligation under our supply arrangements related to product and/or services entered into in the normal course of our business. Where the arrangement specifies quantity, pricing and timing information, we have included that arrangement in the amounts presented above. In certain cases, these arrangements define an end date of the contract, but do not specify timing of payments between December 31, 2005 and the end date of the agreement. In those cases, we have estimated the timing of the payments based on forecasted usage rates.
During the third quarter of 2003, we renegotiated a key supply arrangement that was initially put into place prior to the industry and economic downturn that commenced in 2001. The renegotiated agreement is reflective of the current market environment, and the terms include a reduction in our minimum spending levels with an extension in the time period, from 2004 to 2009, within which these minimum levels must be met. As well, we are no longer obligated to compensate the supplier for direct costs if the minimum spending levels are not met. The renegotiated agreement includes a graduated liquidated damages remedy for the benefit of the supplier if the minimum spending levels are not met by the end of the agreement in 2009. However, based upon the renegotiated terms, we expect to meet the minimum spending levels. The remaining minimum purchase obligation has been reflected in the contractual cash obligations table above.
As part of our agreement with Flextronics regarding the divestiture of substantially all of our remaining manufacturing operations, Flextronics has the ability in certain cases to exercise rights to sell back to us certain inventory and equipment after the expiration of a specified period (of up to fifteen months) following each respective closing date. We do not expect such rights to be exercised with respect to any material amount of inventory and/or equipment.

Outsourcing contracts
Outsourcing contract amounts in the table above represent our minimum contractual obligation for services provided to us for a portion of our information services function. The amount payable under our outsourcing contracts is variable to the extent that our hardware volumes and workforce fluctuates from the baseline levels contained in the contracts and our contractual obligation could increase above such baseline amount. If our hardware volumes or workforce were to fall below the baseline levels in the contracts, we would be required to make the minimum payments included above.

Obligations under special charges
Obligations under special charges in the above table reflect undiscounted amounts related to contract settlement and lease costs and are expected to be substantially drawn down by the end of 2013. Balance sheet provisions of $24 for workforce reduction costs, included in restructuring in current liabilities in the accompanying audited consolidated financial statements, have not been reflected in the contractual cash obligations table above.

Pension and post-retirement obligations
During 2005, we made cash contributions to our defined benefit pension plans of $180 and to our post-retirement benefit plans of $31. In 2006, we expect to make cash contributions of approximately $335 to our defined benefit pension plans, including a portion related to a pension funding agreement in the United Kingdom that requires additional contributions through April 2007 and approximately $20 to our post-retirement benefit plans. We are currently in discussions with the Trustee of our pension plan in the United Kingdom to establish a long-term funding agreement which would increase the level of 2006 contributions.

Other long-term liabilities reflected on the balance sheets
Other long-term liabilities reflected on the balance sheets relate to asset retirement obligations and deferred compensation accruals. Payment information related to our asset retirement obligations has been presented based on the termination date after the first renewal period of the associated lease contracts. Payment information related to our deferred compensation accruals has been presented based on the anticipated retirement dates of the employees participating in the programs.

Customer financing
Generally, customer financing arrangements may include financing with deferred payment terms in connection with the sale of our products and services, as well as funding for non-product costs associated with network installation and integration of our products and services. We may also provide funding to our customers for working capital purposes and equity financing. The following table provides information related to our customer financing commitments, excluding our discontinued operations as of:

	December 31,

	2005	2004

Drawn and outstanding — gross	$51	$118
Provisions for doubtful accounts	(35)	(38)

Drawn and outstanding — net(a)	16	80
Undrawn commitments	50	69

Total customer financing	$66	$149

(a)	Includes short-term and long-term amounts. Short-term and long-term amounts were included in accounts receivable — net and other assets, respectively, in the consolidated balance sheets.

During the years ended December 31, 2005 and 2004, we recorded net customer financing bad debt expense (recovery) of $4 and ($45), respectively, as a result of settlements and adjustments to other existing provisions. The recoveries and expense were included in the consolidated statements of operations within SG&A expense.
During the years ended December 31, 2005 and 2004, we entered into certain agreements to restructure and/or settle various customer financing and related receivables, including rights to accrued interest. As a result of these transactions, we received cash consideration of approximately $112 ($36 of the proceeds was included in discontinued operations) and $147, respectively, to settle outstanding receivables of approximately $102 and $254 with net carrying value of $101 ($33 of the net carrying value was included in discontinued operations) and $75 for the years ended December 31, 2005 and 2004, respectively.
On December 10, 2004, we entered into an agreement to restructure and/or settle customer financing receivables with a certain customer. As a result of this transaction, we received cash consideration of approximately $16 and a deferred senior unsecured note of $33 (net carrying value of nil) to settle the outstanding receivables of approximately $118 with a net carrying value of nil.
On December 15 and 16, 2004, we sold certain notes receivable and convertible notes receivable that had been received as a result of the restructuring of a customer financing arrangement for cash proceeds of $116. The net carrying amount of the notes receivable and convertible notes receivable was $61. We recorded a gain of $53, net of transaction costs of $2, in other income (expense) — net for the year ended December 31, 2004.
On December 23, 2004, a customer financing arrangement was restructured. The notes receivable and other accounts receivable that were restructured had a net carrying amount of $12 ($1 of the net carrying amount was included in discontinued operations), net of provisions for doubtful accounts of $182 ($63 of the provision was included in discontinued operations). The restructured notes were valued at $100 as of December 31, 2004 and a gain of $88 ($32 of the gain was included in discontinued operations) was recorded in the fourth quarter of 2004. On January 25, 2005, we sold this receivable, including rights to accrued interest, for cash proceeds of $110.
During 2005, we reduced undrawn customer financing commitments by $19 ($8 relating to a variable interest entity, or VIE, which we began consolidating effective April 1, 2005) primarily as a result of the expiration or cancellation of commitments and changing customer business plans. As of December 31, 2005, all undrawn commitments were available for funding under the terms of our financing agreements.

Acquisitions
On February 24, 2006, we acquired Tasman Networks, an established networking company that provides a portfolio of secure enterprise routers, for $99.5 in cash.
As part of the LG-Nortel joint venture agreement, LG will be entitled to payments from us over a two-year period up to a maximum of $80 based on achievement by LG-Nortel of certain business goals.
Future Sources of Liquidity
As of December 31, 2005 our primary source of liquidity was cash and we expect this to continue throughout 2006. Based on past performance and current expectations we do not expect our operations to generate significant cash flow in 2006. In addition, in 2006, we expect our continued transfer of certain manufacturing assets to Flextronics, and the sale of other non-core assets to continue to be a source of cash at similar levels as in 2005. We believe our cash will be sufficient to fund the changes to our business model in accordance with our strategic plan (see “Business Overview — Our Strategy”), fund our investments and meet our customer commitments for at least the 12 month period commencing December 31, 2005, including the cash expenditures outlined in our future uses of liquidity. Our ability to generate sustainable cash from operations will be dependent on our ability to generate profitable revenue streams and reduce our operating expenses. If capital spending by our customers changes from what we currently expect, our revenues and cash flows may be materially lower and we may be required to further reduce our investments or take other measures in order to meet our cash requirements. In making this statement, we have not assumed the need to make any payments in respect of fines or other penalties or judgments or settlements in connection with our pending civil litigation not encompassed by the Proposed Class Action Settlement or regulatory or criminal investigations related to the restatements, which could have a material adverse effect on our business, results of operations, financial condition and liquidity, other than anticipated professional fees and expenses.
The Proposed Class Action Settlement, if finalized and approved, will have a material impact on our liquidity as a result of the proposed $575 cash payment. The cash amount bears interest commencing March 23, 2006 at a prescribed rate and is to be placed in escrow on June 1, 2006 pending satisfactory completion of all conditions to the Proposed Class Action Settlement. We also expect that the proposed issuance of 628,667,750 Nortel Networks Corporation common shares (representing 14.5% of our equity as of February 7, 2006) will result in a significant dilution of existing equity positions and may adversely affect our ability to finance using equity and equity related securities in the future. In the event of a share consolidation of Nortel Networks Corporation common shares, the number of Nortel Networks Corporation common shares to be issued pursuant to the Proposed Class Action Settlement would be adjusted accordingly. The Proposed Class Action Settlement is subject to several conditions. In addition, we continue to be subject to significant regulatory and criminal investigations which could materially adversely affect our business, results of operations, financial condition and liquidity by requiring us to pay substantial fines or other penalties or settlements or by limiting our access to capital market transactions.
Our ability and willingness to access the capital markets is based on many factors including market conditions and our overall financial objectives. Currently, our ability is limited by our and NNL’s credit ratings, the findings of the Independent Review, the Third Restatement and related matters. Although we have obtained a new one year credit facility in the aggregate principal amount of $1,300 to refinance the maturing $1,275 Notes paid on February 15, 2006, we can provide no assurance that any future long-term capital markets transactions will be completed on favorable terms, or at all. We are currently in breach of our obligations under the 2006 Credit Facility and the EDC Support Facility, see “Restatements; Nortel Networks Audit Committee Independent Review; Material Weaknesses; Related Matters — Third Restatement”. We are currently in discussions with our lenders under the 2006 Credit Facility and with EDC under the EDC Support Facility to negotiate waivers related to the Third Restatement and the delay in filing this report and the anticipated delay in filing our 2006 First Quarter Report. Although we expect to reach an agreement with the lenders and EDC with respect to the terms of an acceptable waiver, there can be no assurance that we will receive such waivers. We and NNI agreed to a demand right exercisable at any time after May 31, 2006 pursuant to which we will be required to take all reasonable actions to issue senior unsecured debt securities in the capital markets to repay the 2006 Credit Facility. Any inability to refinance the 2006 Credit Facility would adversely affect our liquidity. We cannot provide any assurance that our net cash requirements will be as we currently expect, that we will continue to have access to the EDC Support Facility when and as needed or that liquidity generating transactions, that we will be able to the finance the 2006 Credit Facility or that financings will be available to us on acceptable terms, or at all.
We cannot predict the timing of developments relating to the above matters. See the “Risk Factors” section of this report.
We expect to receive the remainder in 2006 of the revised total range of gross proceeds of approximately $575 to $625 from the Flextronics transaction, which is expected to be partially offset by cash outflows attributable to direct transaction costs and other costs associated with the transaction. See “Business Developments in 2005 and 2006 — Significant Business Developments — Evolution of Our Supply Chain Strategy”.

Credit facilities
As of December 31, 2005, we had no material credit facilities in place. On February 14, 2006, we entered into a new one-year credit facility in the aggregate principal amount of $1,300, or the 2006 Credit Facility. This new facility consists of (i) a senior secured one-year term loan facility in the amount of $850, or Tranche A Term Loans, and (ii) a senior unsecured one-year term loan facility in the amount of $450, or Tranche B Term Loans.
The Tranche A Term Loans are secured equally and ratably with NNL’s obligations under the $750 support facility with Export Development Canada, or the EDC Support Facility, by a lien on substantially all of the U.S. and Canadian assets of NNL and the U.S. assets of NNI. The Tranche A Term Loans are also secured equally and ratably with NNL’s obligations under the EDC Support Facility and the 2023 Bonds by a lien on substantially all of the U.S. and Canadian assets of NNC. The Tranche A Term Loans and Tranche B Term Loans are also guaranteed by NNC and NNL and NNL’s obligations under the EDC Support Facility are also guaranteed by NNC and NNI, in each case until the maturity or prepayment of the 2006 Credit Facility. The 2006 Credit Facility, which will mature in February 2007, was drawn down in the full amount on February 14, 2006 and we used the net proceeds primarily to repay the outstanding $1,275 aggregate principal amount of NNL’s 6.125% Notes on February 15, 2006. We and NNI agreed to a demand right exercisable at any time after May 31, 2006 pursuant to which we would be required to take all reasonable actions to issue senior unsecured debt securities in the capital markets to repay the 2006 Credit Facility.
The Tranche A Loans contain financial covenants that require that we achieve Adjusted EBITDA of not less than $850, $750, $850 and $900 for the twelve-month period ending March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively. Adjusted EBITDA is generally defined as consolidated earnings before interest, taxes, depreciation and amortization, adjusted for certain restructuring charges and other one-time charges and gains.
Both the Tranche A Term Loans and the Tranche B Term Loans contain a covenant that our consolidated unrestricted cash and cash equivalents must at all times be equal or greater than $1,000. In addition, the 2006 Credit Facility contains covenants that limit our ability to create liens on our assets and the assets of substantially all of our subsidiaries in excess of certain baskets and permitted amounts, limit our ability and the ability of substantially all of our subsidiaries to merge, consolidate or amalgamate with another person. Payments of dividends on our outstanding preferred shares of NNL and payments under the Proposed Class Action Settlement are permitted. NNI is required to prepay the facility in certain circumstances, including in the event of certain debt or equity offerings or asset dispositions of collateral by NNC, NNL or NNI.
At our option, loans bear interest based on the “Base Rate” (defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of JPMorgan Chase Bank, N.A., established from time to time) or the reserve-adjusted London Interbank Offered Rate, or LIBOR, plus the Applicable Margin. The “Applicable Margin” is defined as 225 basis points in the case of Tranche A Term Loans that are LIBOR loans (125 basis points if such Tranche A Term Loans are Base Rate loans) and 300 basis points in the case of Tranche B Term Loans that are LIBOR loans (200 basis points if such Tranche B Term Loans are Base Rate loans). The Tranche A Loans initially as of February 14, 2006 bear interest at 6.875% while the Tranche B Loans initially as of February 14, 2006 bear interest at 7.625%.
As a result of the delayed filing of this report with the SEC, an event of default occurred under the 2006 Credit Facility. As a result of this and certain other related breaches, lenders holding greater than 50% of each tranche under the 2006 Credit Facility have the right to accelerate such tranche, and lenders holding greater than 50% of all of the secured loans under the 2006 Credit Facility have the right to exercise rights against certain collateral. The entire $1,300 under the 2006 Credit Facility is currently outstanding. We are currently in discussions with our lenders under the 2006 Credit Facility to negotiate waivers related to the Third Restatement and the delay in filing this report and the anticipated delay in filing our 2006 First Quarter Report. Although we expect to reach an agreement with the lenders with respect to the terms of an acceptable waiver, there can be no assurance that we will receive such waivers.

Available support facility
On February 14, 2003, NNL entered into the EDC Support Facility. As of December 31, 2005, the facility provided for up to $750 in support including:

•	$300 of committed revolving support for performance bonds or similar instruments, of which $142 was outstanding; and
•	$450 of uncommitted support for performance bonds or similar instruments and/or receivables sales and/or securitizations, of which $20 was outstanding.
On May 31, 2005, NNL obtained a permanent waiver from EDC of certain defaults and related breaches under the EDC Support Facility relating to the First and Second Restatement and the related delayed filings and revisions to our and NNL’s prior financial results by NNL under the EDC Support Facility.
Effective October 24, 2005, NNL and EDC entered into an amendment of the EDC Support Facility, or the EDC Amendment, that maintained the total EDC Support Facility at up to $750, including the existing $300 of committed support for performance bonds and similar instruments, and the extension of the maturity date of the EDC Support Facility for an additional year to December 31, 2007. The EDC Amendment modified the facility by combining the two previously uncommitted tranches under the EDC Support Facility (one for performance bonds or similar instruments and one for receivables sales and securitizations) into a single $450 uncommitted revolving general purpose tranche to support our receivables sales, securitizations and performance bonds issuance.
The EDC Support Facility provides that EDC may suspend its obligation to issue NNL any additional support if events occur that would have a material adverse effect on NNL’s business, financial position or results of operation.

The EDC Support Facility does not materially restrict NNL’s ability to sell any of its assets (subject to certain maximum amounts) or to purchase or pre-pay any of its currently outstanding debt. The EDC Support Facility can be suspended or terminated if NNL’s senior long-term debt rating by Moody’s Investors Service, or Moody’s, has been downgraded to less than B3 or if its debt rating by Standard & Poor’s, or S&P, has been downgraded to less than B-.
In connection with the EDC Amendment, each of the guarantee and security agreements previously guaranteeing or securing the obligations of Nortel and its subsidiaries under the EDC Support Facility and Nortel’s public debt securities were terminated and the assets of Nortel and its subsidiaries pledged under the security agreements were released in full. EDC also agreed to provide future support under the EDC Support Facility on an unsecured basis and without the guarantees of NNL’s subsidiaries provided that should NNL or its subsidiaries incur or guarantee certain indebtedness in the future above agreed thresholds of $25 in North America and $100 outside of North America, equal and ratable security and/or guarantees of NNL’s obligations under the EDC Support Facility would be required at that time.
Effective February 14, 2006, NNL’s obligations under the EDC Support Facility became equally and ratably secured with the 2006 Credit Facility and the 2023 Bonds by a pledge of substantially all of the U.S. and Canadian assets of NNC and NNL and the U.S. assets of NNI in accordance with the terms of the EDC Support Facility. NNL’s obligations under the EDC Support Facility also were guaranteed by NNC and NNI at such time. These guarantees and security agreements will terminate when the 2006 Credit Facility is repaid.
As a result of the delayed filing of this report with the SEC and other related breaches, EDC has the right to refuse to issue additional support and terminate its commitments under the $750 support facility, or the EDC Support Facility, or require that NNL cash collateralize all existing support. As of April 14, 2006, there was approximately $162 of outstanding support under the EDC Support Facility. We are currently in discussions with EDC under the EDC Support Facility to negotiate waivers related to the Third Restatement and the delay in filing this report and the anticipated delay in filing our 2006 First Quarter Report. Although we expect to reach an agreement with EDC with respect to the terms of an acceptable waiver, there can be no assurance that we will receive such waivers.
For information related to our outstanding public debt, see “Long-term debt, credit and support facilities” in note 11 of the accompanying audited consolidated financial statements. For information related to our debt ratings, see “Credit Ratings” below. See the “Risk Factors” section of this report for factors that may affect our ability to comply with covenants and conditions in our EDC Support Facility in the future.

Shelf registration statement and base shelf prospectus
In 2002, we and NNL filed a shelf registration statement with the SEC and a base shelf prospectus with the applicable securities regulatory authorities in Canada, to qualify the potential sale of up to $2,500 of various types of securities in the U.S. and/or Canada. The qualifying securities include common shares, preferred shares, debt securities, warrants to purchase equity or debt securities, share purchase contracts and share purchase or equity units (subject to certain approvals). As of December 31, 2005, approximately $1,700 under the shelf registration statement and base shelf prospectus had been utilized. As of June 6, 2004, the Canadian base shelf prospectus expired. As a result of the delayed filing of our Exchange Act reports with the SEC due to the multiple restatements and revisions to our and NNL’s prior financial results, we and NNL continue to be unable to use, in its current form as a short-form shelf registration statement, the remaining approximately $800 of capacity for various types of securities under our SEC shelf registration statement. We will again become eligible for short-form shelf registration with the SEC after we have completed timely filings of our financial reports for twelve consecutive months. See the “Risk Factors” section in this report.
Credit Ratings

Rating on Long-Term Debt
	Issued or Guaranteed by	Rating on Preferred
	Nortel Networks Limited/	Shares Issued by Nortel
Rating Agency	Nortel Networks Corporation	Networks Limited	Last Update

Standard & Poor’s Ratings Service	B-	CCC-	February 8, 2006
Moody’s Investors Service, Inc.	B3	Caa3	February 8, 2006
On June 1, 2005, S&P affirmed its ratings on NNL, including its long-term corporate credit rating at “B-” and its preferred shares rating at “CCC-”. At the same time, the ratings on NNC were removed from credit watch and were assigned a stable outlook. On July 6, 2005, Moody’s confirmed the long-term corporate ratings of NNL at “B3” and the preferred shares at “Caa3” and maintained its negative outlook. The ratings confirmation concluded a ratings review for possible downgrade under effect since April 28, 2004. As a result of the EDC Amendment, on October 27, 2005, both

S&P and Moody’s affirmed its long-term corporate credit ratings of NNL at “B-” long-term and “B3”, respectively. As a result of the Proposed Settlement Agreement, on February 8, 2006, S&P revised its outlook from stable to positive and at the same time affirmed its “B-” long-term and “B-2” short-term corporate credit ratings on NNL. On March 10, 2006, as a result of our announcement of the Third Restatement, S&P placed its ratings on NNL, including the “B-” long-term corporate rating, on creditwatch with negative implications, but indicated that, should we complete our filings by the end of April as expected and absent any further negative consequences of the Third Restatement, S&P would likely affirm the “B-” rating and assign a positive outlook. There can be no assurance that our credit ratings will not be lowered or that these ratings agencies will not issue adverse commentaries, potentially resulting in higher financing costs and reduced access to capital markets or alternative financing arrangements. A reduction in our credit ratings may also affect our ability, and the cost, to securitize receivables, obtain bid, performance related and other bonds, access the EDC Support Facility and/or enter into normal course derivative or hedging transactions.
Off-Balance Sheet Arrangements
Bid, Performance Related and Other Bonds
We have entered into bid, performance related and other bonds in connection with various contracts. Bid bonds generally have a term of less than twelve months, depending on the length of the bid period for the applicable contract. Performance related and other bonds generally have a term of twelve months and are typically renewed, as required, over the term of the applicable contract. The various contracts to which these bonds apply generally have terms ranging from two to five years. Any potential payments which might become due under these bonds would be related to our non-performance under the applicable contract. Historically, we have not had to make material payments and we do not anticipate that we will be required to make material payments under these types of bonds.
The following table provides information related to these types of bonds as of:

	December 31,	December 31,
	2005	2004

Bid and performance related bonds(a)	$222	$362
Other bonds(b)	44	68

Total bid, performance related and other bonds	$266	$430

(a)	Net of restricted cash and cash equivalents amounts of $36 and $36 as of December 31, 2005 and December 31, 2004, respectively.
(b)	Net of restricted cash and cash equivalents amounts of $31 and $28 as of December 31, 2005 and December 31, 2004, respectively.
The criteria under which bid, performance related and other bonds can be obtained changed due to the industry environment primarily in 2002 and 2001. During that timeframe, in addition to the payment of higher fees, we experienced significant cash collateral requirements in connection with obtaining new bid, performance related and other bonds. Given that the EDC Support Facility is used to support bid and performance bonds with varying terms, including those with at least 365 day terms, we will likely need to increase our use of cash collateral to support these obligations beginning on January 1, 2007 absent a further extension of the facility.
Any bid or performance related bonds with terms that extend beyond December 31, 2007 are currently not eligible for the support provided by this facility. See “Liquidity and Capital Resources — Sources of Liquidity — Available support facility” for additional information on the EDC Support Facility and the related security agreements.
Receivables Securitization and Certain Variable Interest Transactions
In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation, or FIN, No. 46, “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, or FIN 46, and in December 2003, the FASB issued a revision of FIN 46 — FIN 46 (Revised 2003), or FIN 46R. FIN 46R provides guidance with respect to the consolidation of variable interest entities, or VIEs. VIEs are characterized as entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Reporting entities which have a variable interest in such an entity and are deemed to be the primary beneficiary must consolidate the variable interest entity.

Certain of our lease financing transactions were structured through single transaction VIEs that did not have sufficient equity at risk as defined in FIN 46R. Effective July 1, 2003, we prospectively began consolidating two VIEs for which we were considered the primary beneficiary following the guidance of FIN 46, on the basis that we retained certain risks associated with guaranteeing recovery of the unamortized principal balance of the VIEs’ debt, which represented the majority of the risks associated with the respective VIEs’ activities. The amount of the guarantees will be adjusted over time as the underlying debt matures. During 2005, the debt related to one of the VIEs was extinguished and as a result consolidation of this VIE was no longer required. As of December 31, 2005, our consolidated balance sheet included $83 of long-term debt and $82 of plant and equipment — net related to these VIEs. These amounts represented both the collateral and maximum exposure to loss as a result of our involvement with these VIEs.
Effective April 1, 2005, we began consolidating a VIE for which we were considered the primary beneficiary under FIN 46R. The VIE is a cellular phone operator in Russia. Loans to this entity comprise the majority of the entity’s subordinated financial support. No creditor of the VIE has recourse to us. This entity’s financial results have been consolidated using the most recent financial information available.
On June 3, 2005, we acquired PEC, a VIE, for which we were considered the primary beneficiary under FIN 46R. No creditor of the VIE has recourse to us. Our consolidated financial results include PEC’s operating results from the date of the acquisition.
On November 2, 2005, we formed LG-Nortel Co. Ltd., which is a VIE. We are considered the primary beneficiary under FIN 46R. No creditor of the entity has recourse to us. This entity’s financial results have been consolidated from the date of formation.
As a result of the Third Restatement adjustments, effective, July 1, 2003, we began to consolidate the Health and Welfare Trust, a VIE, for which we were considered the primary beneficiary under FIN 46R. See “Restatements; Nortel Audit Committee Independent Review; Material Weaknesses; Related Matters”.
As of December 31, 2005, we did not have any variable interests related to transfers of financial assets. We have other financial interests and contractual arrangements which would meet the definition of a variable interest under FIN 46R, including investments in other companies and joint ventures, customer financing arrangements, and guarantees and indemnification arrangements. As of December 31, 2005, none of these other interests or arrangements were considered significant variable interests and, therefore, did not meet the requirements for consolidation or disclosure under FIN 46R.
We have also conducted certain receivable sales transactions either directly with financial institutions or with multi-seller conduits. Under some of these agreements, we have continued as servicing agent and/or have provided limited recourse. The fair value of these retained interests is based on the market value of servicing the receivables, historical payment patterns, expected future cash flows and appropriate discount rates as applicable. Where we have acted as the servicing agent, we generally have not recorded an asset or liability related to servicing as the annual servicing fees were equivalent to those that would have been paid to a third party servicing agent. Also, we have not historically experienced significant credit losses with respect to receivables sold with limited recourse. As of December 31, 2005, we were not required to, and did not, consolidate or provide any of the additional disclosures set out in FIN 46R with respect to the variable interest entities involving receivable sales.
Additionally, we have agreed to indemnify some of our counterparties in certain receivables securitization transactions. The indemnifications provided to counterparties in these types of transactions may require us to compensate counterparties for costs incurred as a result of changes in laws and regulations (including tax legislation) or in the interpretations of such laws and regulations, or as a result of regulatory penalties that may be suffered by the counterparty as a consequence of the transaction. Certain receivables securitization transactions include indemnifications requiring the repurchase of the receivables if the particular transaction becomes invalid. As of December 31, 2005, we had approximately $247 of securitized receivables which were subject to repurchase under this provision, in which case we would assume all rights to collect such receivables. The indemnification provisions generally expire upon expiration of the securitization agreements, which extend through 2006, or collection of the receivable amount by the counterparty. We are generally unable to estimate the maximum potential liability for all of these types of indemnification guarantees as certain agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments or receivable repurchases under these agreements and no significant liability has been accrued in the accompanying audited consolidated financial statements with respect to the obligation associated with these guarantees.

Other Indemnifications or Guarantees
Through our normal course of business, we have also entered into other indemnifications or guarantees that arise in various types of arrangements including:

•	third party debt agreements;
•	business sale and business combination agreements;
•	intellectual property indemnification obligations;
•	lease agreements;
•	indemnification of banks and agents under credit and support facilities and security agreements; and
•	other indemnification agreements.
In 2005, we did not make any significant payments under any of these indemnifications or guarantees. We have agreed to indemnify the banks and agents under our credit facilities against costs or losses resulting from changes in laws and regulations which would increase the banks’ costs or reduce their return and from any legal action brought against the banks or agents related to the use of loan proceeds. We have agreed to indemnify EDC under the EDC Support Facility against any legal action brought against EDC that relates to the provision of support under the EDC Support Facility. This indemnification generally applies to issues that arise during the term of the EDC Support Facility. For additional information, see note 11 and note 13 of the accompanying audited consolidated financial statements. We are unable to estimate the maximum potential liability for these types of indemnification guarantees as the agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments under such agreements and no significant liability has been accrued in the consolidated financial statements with respect to the obligations associated with these indemnification guarantees.
As part of the Proposed Class Action Settlement, we agreed with our insurers to certain indemnification obligations. We believe that these indemnification obligations would be unlikely to materially increase our total cash payment obligations under the Proposed Class Action Settlement. The insurance payments would not reduce the amounts payable by us. For more information, see “Developments in 2005 and 2006 — Significant Business Developments — Proposed Class Action Settlement” and the “Risk Factors” and “Legal Proceedings” section of this report.
Application of Critical Accounting Policies and Estimates
Our accompanying audited consolidated financial statements are based on the selection and application of accounting policies generally accepted in the U.S., which require us to make significant estimates and assumptions. We believe that the following accounting policies and estimates may involve a higher degree of judgment and complexity in their application and represent our critical accounting policies and estimates: revenue recognition, provisions for doubtful accounts, provisions for inventory, provisions for product warranties, income taxes, goodwill valuation, pension and post-retirement benefits, special charges and other contingencies.
In general, any changes in estimates or assumptions relating to revenue recognition, provisions for doubtful accounts, provisions for inventory and other contingencies (excluding legal contingencies) are directly reflected in the results of our reportable operating segments. Changes in estimates or assumptions pertaining to our tax asset valuations, our pension and post-retirement benefits and our legal contingencies are generally not reflected in our reportable operating segments, but are reflected on a consolidated basis.
We have discussed the application of these critical accounting policies and estimates with the Audit Committee of our Board of Directors.
Revenue Recognition
Our material revenue streams are the result of a wide range of activities, from custom design and installation over a period of time to a single delivery of equipment to a customer. Our networking solutions also cover a broad range of technologies and are offered on a global basis. As a result, our revenue recognition policies can differ depending on the level of customization within the solution and the contractual terms with the customer. Newer technologies within one of our reporting segments may also have different revenue recognition policies, depending on, among other factors, the specific performance and acceptance criteria within the applicable contract. Therefore, management must use significant judgment in determining how to apply the current accounting standards and interpretations, not only based on the networking solution, but also within networking solutions based on reviewing the level of customization and contractual terms with the customer. As a result, our revenues may fluctuate from period to period based on the mix of solutions sold and the geographic region in which they are sold.
When a customer arrangement involves multiple deliverables where the deliverables are governed by more than one authoritative standard, we evaluate all deliverables to determine whether they represent separate units of accounting based on the following criteria:

•	whether the delivered item has value to the customer on a stand-alone basis;
•	whether there is objective and reliable evidence of the fair value of the undelivered item(s); and
•	if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and is substantially in our control.
Our determination of whether deliverables within a multiple element arrangement can be treated separately for revenue recognition purposes involves significant estimates and judgment, such as whether fair value can be established on undelivered obligations and/or whether delivered elements have standalone value to the customer. Changes to our assessment of the accounting units in an arrangement and/or our ability to establish fair values could significantly change the timing of revenue recognition.
If objective and reliable evidence of fair value exists for all units of accounting in the contract, revenue is allocated to each unit of accounting or element based on relative fair values. In situations where there is objective and reliable evidence of fair value for all undelivered elements, but not for delivered elements, the residual method is used to allocate the contract consideration. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration less the aggregate fair value of any undelivered elements. Each unit of accounting is then accounted for under the applicable revenue recognition guidance. If sufficient evidence of fair value cannot be established for an undelivered element, revenue related to delivered elements is deferred until the earlier of when sufficient fair value is established or all remaining elements have been delivered. Once there is only one remaining element to be delivered within the unit of accounting, the deferred revenue is recognized based on the revenue recognition guidance applicable to the last delivered element. For instance, where post-contract support is the last delivered element within the unit of accounting, the deferred revenue is recognized ratably over the remaining post-contract support term once post-contract support is the only undelivered element.
Our assessment of which revenue recognition guidance is appropriate to account for a deliverable also can involve significant judgment. For instance, the determination of whether software is more than incidental to hardware can impact whether the hardware is accounted for under software revenue recognition guidance or based on general revenue recognition guidance. This assessment could significantly impact the amount and timing of revenue recognition.
For elements related to customized network solutions and certain network build-outs, revenues are recognized under AICPA Statement of Position 81-1, generally using the percentage-of-completion method. In using the percentage-of-completion method, revenues are generally recorded based on a measure of the percentage of costs incurred to date on a contract relative to the estimated total expected contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. Contract revenues recognized, based on costs incurred towards the completion of the project, that are unbilled are accumulated in the contracts in progress account included in accounts receivable — net. Billings in excess of revenues recognized to date on long-term contracts are recorded as advance billings in excess of revenues recognized to date on contracts within other accrued liabilities. Significant judgment is often required when estimating total contract costs and progress to completion on these arrangements, as well as whether a loss is expected to be incurred on the contract. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish these estimates. Uncertainties include implementation delays or performance issues that may or may not be within our control. Changes in these estimates could result in a material impact on revenues and net earnings (loss).
Revenue for hardware that does not require significant customization, and where any software is considered incidental, is recognized under SEC Staff Accounting Bulletin 104, “Revenue Recognition”, or SAB 104. Under SAB 104, revenue is recognized provided that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured.
For hardware, delivery is considered to have occurred upon shipment provided that risk of loss, and title in certain jurisdictions, have been transferred to the customer. For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products did not transfer to the buyer until final payment had been received or where delivery had not occurred, revenue is deferred to a later period when title or risk of loss passes either on delivery or on receipt of payment from the customer. For arrangements where the customer agrees to purchase products but we retain possession until the customer requests shipment, or “bill and hold” arrangements, revenue is not recognized until delivery to the customer has occurred and all other revenue recognition criteria have been met.
We make certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sale at the time of shipment to the distribution channel when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured. Accruals for estimated sales returns and other allowances and deferrals are recorded as a reduction of revenue at the time of revenue recognition. These provisions are based on contract terms and prior claims experience and involve significant estimates. If these estimates are significantly different from actual results, our revenue could be impacted.
We provide extended payment terms on certain software contracts and may sell these receivables to third parties. The fees on these contracts are considered fixed or determinable if the contracts are similar to others for which we have a standard business practice of providing extended payment terms and have a history of successfully collecting under the original payment terms without making concessions. If fees are not considered fixed or determinable at the outset of the arrangement, revenue for delivered products is deferred until the fees become legally due and payable and therefore estimates and judgment in this area can impact the timing of revenue recognition.
The collectibility of trade and notes receivables is also critical in determining whether revenue should be recognized. As part of the revenue recognition process, we determine whether trade or notes receivables are reasonably assured of collection and whether there has been deterioration in the credit quality of our customers that could result in our inability to collect the receivables. We will defer revenue but recognize related costs if we are uncertain about whether we will be able to collect the receivable. As a result, our estimates and judgment regarding customer credit quality could significantly impact the timing and amount of revenue recognition.
For further information on our revenue recognition policies relating to our material revenue streams, you should also refer to note 2(d) of the accompanying audited consolidated financial statements.
Provisions for Doubtful Accounts
In establishing the appropriate provisions for trade, notes and long-term receivables due from customers, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends. Generally, these individual credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure and consider:

•	age of the receivables;
•	a customer’s ability to meet and sustain its financial commitments;
•	a customer’s current and projected financial condition;
•	collection experience with the customer;
•	historical bad debt experience with the customer;
•	the positive or negative effects of the current and projected industry outlook; and
•	the economy in general
Once we consider all of these individual factors, an appropriate provision is then made, which takes into consideration the likelihood loss and our ability to establish a reasonable estimate.
In addition to these individual assessments, a regional (except Asia) accounts past due provision is established for outstanding trade accounts receivable amounts based on a review of balances greater than six months past due. A regional trend analysis, based on past and expected write-off activity, is performed on a regular basis to determine the likelihood of loss and establish a reasonable estimate.
We recorded net trade and customer financing receivable recoveries related to continuing operations of $9, $118 and $189 in 2005, 2004 and 2003, respectively, primarily related to favorable settlements related to our sale or restructuring of various receivables as well as net recoveries on other trade and customer financing receivables due to subsequent collections for amounts exceeding our original estimates of net recovery. These recoveries were partially offset by receivable provisions recorded during 2005 and 2003 related to our normal business activity.

The following table summarizes our accounts receivable and long-term receivable balances and related reserves of our continuing operations as of:

	December 31,	December 31,
	2005	2004

Gross accounts receivable	$2,999	$2,619
Provision for doubtful accounts	(137)	(109)

Accounts receivable — net	$2,862	$2,510

Accounts receivable provision as a percentage of gross accounts receivables	5%	4%
Gross long-term receivables	$57	$159
Provision for doubtful accounts	(33)	(65)

Net long-term receivables	$24	$94

Long-term receivable provision as a percentage of gross long-term receivables	58%	41%
Provisions for Inventory
Management must make estimates about the future customer demand for our products when establishing the appropriate provisions for inventory.
When making these estimates, we consider general economic conditions and growth prospects within our customers’ ultimate marketplace, and the market acceptance of our current and pending products. These judgments must be made in the context of our customers’ shifting technology needs and changes in the geographic mix of our customers. With respect to our provisioning policy, in general, we fully reserve for surplus inventory in excess of our 365 day demand forecast or that we deem to be obsolete. Generally, our inventory provisions have an inverse relationship with the projected demand for our products. For example, our provisions usually increase as projected demand decreases due to adverse changes in the conditions mentioned above. We have experienced significant changes in required provisions in recent periods due to changes in strategic direction, such as discontinuances of product lines, as well as declining market conditions. A misinterpretation or misunderstanding of any of these conditions could result in inventory losses in excess of the provisions determined to be appropriate as of the balance sheet date.
Our inventory includes certain direct and incremental deferred costs associated with arrangements where title and risk of loss was transferred to customers but revenue was deferred due to other revenue recognition criteria not being met. We have not recorded provision against this type of inventory.
The following table summarizes our inventory balances and other related reserves of our continuing operations as of:

	December 31,	December 31,
	2005	2004

Gross inventory	$3,660	$3,647
Inventory provisions	(1,039)	(1,143)

Inventories — net(a)	$2,621	$2,504

Inventory provisions as a percentage of gross inventory	28%	31%

(a)	Includes long-term portion of inventory related to the deferred costs, which is included in other assets.
Inventory provisions decreased $104 as a result of $141 of scrapped inventory and $111 of reductions due to sale of inventory partially offset by $99 of additional inventory provisions and $49 of foreign exchange fluctuations, reclassifications and other adjustments. In the future, we may be required to make significant adjustments to these provisions for the sale and/or disposition of inventory that was provided for in prior periods.
Provisions for Product Warranties
Provisions are recorded for estimated costs related to warranties given to customers on our products to cover defects. These provisions are calculated based on historical return rates as well as on estimates, which take into consideration the historical material replacement costs and the associated labor costs to correct the product defect. Known product defects are specifically provided for as we become aware of such defects. Revisions are made when actual experience differs materially from historical experience. These provisions for product warranties are part of the cost of revenues and are accrued when the revenue is recognized. They represent the best possible estimate, at the time the sale is made, of the expenses to be incurred under the warranty granted. Warranty terms generally range from one to six years from the date of sale depending upon the product. As part of our warranty provision review, we reduced our provision by approximately $21 in the fourth quarter of 2005. This adjustment was in addition to any provisions we have taken in the year.
We accrue for warranty costs as part of our cost of revenues based on associated material costs and technical support labor costs. Material cost is estimated based primarily upon historical trends in the volume of product returns within the warranty period and the cost to repair or replace the product. Technical support labor cost is estimated based primarily upon historical trends in the rate of customer warranty claims and projected claims within the warranty period.
The following table summarizes the accrual for product warranties that was recorded as part of other accrued liabilities in the consolidated balance sheets as of December 31:

	2005	2004

Balance at the beginning of the year	$273	$387
Payments	(176)	(267)
Warranties issued	190	229
Revisions	(79)	(76)

Balance at the end of the year	$208	$273

We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. Our estimated warranty obligation is based upon warranty terms, ongoing product failure rates, historical material replacement costs and the associated labor to correct the product defect. If actual product failure rates, material replacement costs, service or labor costs differ from our estimates, revisions to the estimated warranty provision would be required. If we experience an increase in warranty claims compared with our historical experience, or if the cost of servicing warranty claims is greater than the expectations on which the accrual is based, our gross margin could be negatively affected.
Income Taxes

Tax asset valuation
Our net deferred tax assets balance, excluding discontinued operations, was $3,902 as of December 31, 2005 and $3,849 as of December 31, 2004. The $53 increase was primarily due to the impact of foreign exchange effects and the release of a liability related to the retroactive application of the APA. We currently have deferred tax assets resulting from net operating loss carryforwards, tax credit carryforwards and deductible temporary differences, all of which are available to reduce future taxes payable in our significant tax jurisdictions. Generally, our loss carryforward periods range from seven years to an indefinite period. As a result, we do not expect that a significant portion of these carryforwards will expire in the near future.
We assess the realization of these deferred tax assets quarterly to determine whether an income tax valuation allowance is required. Based on available evidence, both positive and negative, we determine whether it is more likely than not that all or a portion of the remaining net deferred tax assets will be realized. The main factors that we consider include:

•	cumulative losses in recent years;
•	history of loss carryforwards and other tax assets expiring;
•	the carryforward period associated with the deferred tax assets;
•	the nature of the income that can be used to realize the deferred tax assets;
•	our net earnings (loss); and
•	future earnings potential determined through the use of internal forecasts.
In evaluating the positive and negative evidence, the weight given to each type of evidence must be proportionate to the extent to which it can be objectively verified. If it is our belief that it is more likely than not that some portion of these assets will not be realized, an income tax valuation allowance is recorded.
We are in a cumulative loss position in certain of our material jurisdictions. Primarily for this reason, we have recorded an income tax valuation allowance against a portion of these deferred income tax assets. However, due to the fact that the majority of the carryforwards do not expire in the near future and our future expectations of earnings, we concluded that it is more likely than not that the remaining net deferred income tax asset recorded as of December 31, 2005 will be realized. We continue to review all available positive and negative evidence in each jurisdiction and our valuation allowance may need to be adjusted in the future as a result of this ongoing review. Given the magnitude of our valuation allowance, future adjustments to this allowance based on actual results could result in a significant adjustment to our net earnings (loss).
As of December 31, 2005, our gross income tax valuation allowances decreased to $3,410 compared to $3,717 as of December 31, 2004. The decrease was primarily due to the impacts of foreign exchange, deferred taxes that expired during the year and tax return and other adjustments offset by additional valuation allowances recorded against the tax benefit of current period losses in certain jurisdictions. We assessed positive evidence including forecasts of future taxable income to support realization of the net deferred tax assets, and negative evidence including our cumulative loss position, and concluded that the valuation allowances as of December 31, 2005 were appropriate.

Tax contingencies
We are subject to ongoing examinations by certain taxation authorities of the jurisdictions in which we operate. We regularly assess the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income and other taxes. We believe that we have adequately provided for tax adjustments that we believe are probable as a result of any ongoing or future examination.
Specifically, the tax authorities in Brazil have completed an examination of a prior taxation years and have issued assessments in the amount of $56. We are currently in the process of appealing these assessments and believe that we have adequately provided for tax adjustments that are probable as a result of the outcome of the ongoing appeals process.
In addition, tax authorities in France have issued two preliminary notices of proposed assessment in respect of the 2001 and 2002 taxation years. These assessments collectively propose adjustments to taxable income of approximately $800 as well as certain adjustments to withholding and other taxes of approximately $50 plus applicable interest and penalties. Other than the withholding and other taxes, we have sufficient loss carry-forwards to absorb the entire amount of the proposed assessment. However, no amount has been provided for these assessments since we believe that the proposed assessments are without merit and any potential tax adjustments that could result from these ongoing examinations cannot be quantified at this time.
We had previously entered into APAs with the taxation authorities of the U.S. and Canada in connection with our intercompany transfer pricing and cost sharing arrangements between Canada and the U.S. These arrangements expired in 1999 and 2000. In 2002, we filed APA requests with the taxation authorities of the U.S., Canada and the United Kingdom (“U.K.”) that applied to the taxation years beginning in 2000. The APA requests are currently under consideration but the tax authorities have not begun to negotiate the terms of the arrangement. We have applied the transfer pricing methodology proposed in the APA requests in preparing our tax returns and accounts beginning in 2001.
As part of the APA applications, we have requested that the methodology adopted in 2001 be applied retroactively to the 2000 taxation year. Such retroactive application would result in an increase in taxable income in certain jurisdictions offset by an equal decrease in taxable income in the other jurisdictions. We had previously concluded that it was probable that the retroactive application of the proposed methodology would be accepted by the tax authorities and prepared our income tax estimates (both current and deferred taxes) on the basis that the 2000 taxation year would be governed by the APA submission. As a result, we had previously provided approximately $140 for taxes and interest in various tax jurisdictions that would be due as a result of retroactive application of the APA. In the fourth quarter of 2005, we obtained new information and as a result can no longer conclude that it is probable that the APA will be retroactively applied. We have recalculated our current and deferred tax balances assuming the 2000 tax year would not be subject to the retroactive application of the APA. As a result, the gross deferred income tax balances in our material jurisdictions were recalculated on an as filed basis, and the liability of $140 for taxes and interest that was previously accrued was released in the fourth quarter of 2005.
The outcome of the APA applications is uncertain and additional possible losses, as they relate to the APA negotiations, cannot be determined at this time. However, we do not believe it is probable that the ultimate resolution of these negotiations will have a material adverse effect on our consolidated financial position, results of operations or cash flows. Despite our current belief, if this matter is resolved unfavorably, it could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Goodwill Valuation
We test goodwill for possible impairment on an annual basis as of October 1 of each year and at any other time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Circumstances that could trigger an impairment test between annual tests include, but are not limited to:

•	a significant adverse change in the business climate or legal factors;
•	an adverse action or assessment by a regulator;
•	unanticipated competition;
•	loss of key personnel;
•	the likelihood that a reporting unit or a significant portion of a reporting unit will be sold or disposed of;
•	a change in reportable segments;
•	results of testing for recoverability of a significant asset group within a reporting unit; and/or
•	recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. Measurement of the fair value of a reporting unit is based on one or more fair value measures. These measures involve significant management judgment and as a result are subject to change.
If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss).
The fair value of each reporting unit is determined by allocating our total fair value among our reporting units using an average of three valuation models; a discounted cash flow model, or the DCF model, a model based on estimated 2006 revenue multiples, or the Revenue Multiple model, and a model based on a multiple of estimated 2006 earnings before interest, taxes, depreciation and amortization, or the EBITDA Multiple model. All of these valuation models involve significant assumptions regarding our future operating performance. The following are the significant assumptions involved in each model:

•	DCF model: assumptions regarding revenue growth rates, gross margin percentages, discount rates and terminal growth rates;
•	Revenue Multiple model: estimates of 2006 revenue growth and the selection of comparable companies to determine an appropriate multiple; and
•	EBITDA Multiple model: 2006 projected EBITDA and the selection of comparable companies to determine an appropriate multiple.
Of our total goodwill of $2,592 as of December 31, 2005, $1,999 was attributable to our Enterprise Networks business. Accordingly, changes in our assumptions related to the fair value of our Enterprise Networks business are most likely to result in an impairment charge in the future. Based on a sensitivity analysis, we changed certain significant assumptions in order to assess the impact on the value of our Enterprise Networks goodwill. We determined that a decrease as high as 20% in projected 2006 Enterprise revenues, coupled with the assumption of no future Enterprise Networks revenue growth, would not trigger a goodwill impairment. Accordingly, a substantial change in our assumptions would be required before a goodwill impairment would be triggered.
In 2005 and 2004, we concluded that an impairment of our goodwill did not exist and no write down was recorded. In the first quarter of 2005, we changed our reportable segments (see “Business Overview — Our Segments”). This triggered an interim impairment test in the first quarter of 2005 in accordance with SFAS No. 142, “Goodwill and other Intangible Assets”. We performed this test and concluded that there was no impairment.
The carrying value of goodwill was $2,592 as of December 31, 2005 and $2,303 as of December 31, 2004. The increase in goodwill primarily related to the acquisition of PEC and the formation of LG-Nortel. For additional information on this transaction, including the allocation of the purchase price, see “Acquisitions, divestitures and closures” in note 10 of the accompanying audited consolidated financial statements.

Pension and Post-retirement Benefits
We maintain various pension and post-retirement benefit plans for our employees globally. These plans include significant pension and post-retirement benefit obligations which are calculated based on actuarial valuations. Key assumptions are made in determining these obligations and related expenses, including expected rates of return on plan assets and discount rates.
For 2005, the expected long-term rate of return on plan assets used to estimate pension expenses was 7.4% on a weighted average basis, which was the rate determined at September 30, 2004. The expected long-term rate of return on plan assets remained the same as 2004. The discount rates used to estimate the net pension obligations and expenses for 2005 were 5.1% and 5.7%, respectively, on a weighted average basis, compared to 5.7% and 5.8%, respectively, in 2004.
The key assumption used to estimate the post-retirement benefit costs for 2005 was an expected discount rate of 5.4% and 5.9% for the obligations and costs, respectively, both on a weighted average basis. The discount rates for the obligations and costs decreased in 2005 to 5.4% and 5.9%, respectively, from 5.9% and 6.0%, respectively, in 2004 due to the decline experienced in global interest rates during 2003 through 2005.
The difference between the discount rate reported for the net pension obligations and expenses and discount rate reported for the net post-retirement benefit obligations and costs is due to the weighted-average calculation as a result of the number of countries in which we offer either pension or pension and post-retirement benefits. In developing these assumptions, we evaluated, among other things, input from our actuaries, duration of the liabilities, and current high-quality bond rates.
Changes in net periodic pension and post-retirement benefit expense may occur in the future due to changes in our expected rate of return on plan assets and discount rate resulting from economic events. The following table highlights the sensitivity of our pension and post-retirement benefit expense to changes in these assumptions, assuming all other assumptions remain constant:

	Effect on 2005 Pre-tax	Effect on 2005 Pre-tax Post-
Change in Assumption	Pension Expense*	Retirement Benefit Expense

	Increase/(Decrease)	Increase/(Decrease)
1 percentage point increase in the expected return on assets	$(58)	N/A
1 percentage point decrease in the expected return on assets	58	N/A
1 percentage point increase in the discount rate	(88)	<1
1 percentage point decrease in the discount rate	88	4

*	excludes settlement costs (lump sum and termination payments to participants which discharges our obligations)
Plan assets were primarily comprised of debt and equity securities. Included in the equity securities of the defined benefit plan were common shares of Nortel Networks Corporation, held directly or through pooled funds, with an aggregate market value of $5 (0.1% of total plan assets) as of December 31, 2005 and $11 (0.2% of total plan assets) as of December 31, 2004.
Unrecognized actuarial gains and losses are being recognized over approximately a 12 year period, which represents the weighted-average expected remaining service life of the employee group. Unrecognized actuarial gains and losses arise from several factors including experience and assumption changes in the obligations and from the difference between expected returns and actual returns on assets. At the end of 2005, we had unrecognized net actuarial losses related to the defined benefit plans of $2,125 which could result in an increase to pension expenses in future years depending on several factors, including whether such losses exceed the corridor in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. The post-retirement benefit plans had unrecognized actuarial losses of $129 at the end of 2005.
The estimated accumulated benefit obligations for the defined benefit plans exceeded the fair value of the plan assets at September 30, 2005 as a result of reductions in discount rates which more than offset the favorable impacts of strong pension asset returns and the contributions made by us during 2005. Accordingly, we recorded a non-cash charge of $216 (before tax) to other comprehensive income for the minimum pension liability. A similar charge may be required in the future as the impact of changes in global capital markets and interest rates on the value of our pension plan assets and obligations are measured.
During 2005, we made cash contributions to our defined benefit pension plans of $180 and to our post-retirement benefit plans of $31. In 2006, we expect to make cash contributions of approximately $335 to our defined benefit pension plans, including a portion related to a pension funding agreement in the United Kingdom that requires contributions through

April 2007 and approximately $20 to our post-retirement benefit plans. We are currently in discussions with the Trustee of our pension plan in the United Kingdom pension to establish a long-term funding agreement which would increase the level of 2006 contributions.
For 2006, we are lowering our expected rate of return on plan assets from 7.4% to 7.2% for defined benefit pension plans. Also for 2006, we are lowering our discount rate on a weighted-average basis for pension expenses from 5.7% to 5.1% for the defined benefit pension plans and from 5.9% to 5.4% for post-retirement benefit plans given the declining trend in current global interest rates. We will continue to evaluate our expected long-term rates of return on plan assets and discount rates at least annually and make adjustments as necessary, which could change the pension and post-retirement obligations and expenses in the future. If the actual operation of the plans differs from the assumptions, additional contributions by us may be required. If we are required to make significant contributions to fund the defined benefit plans, reported results could be materially and adversely affected and our cash flow available for other uses may be significantly reduced.
For additional information, see “Employee benefit plans” in note 9 of the accompanying audited consolidated financial statements.
Special Charges
In 2001, we entered into an unprecedented period of business realignment in response to a significant adjustment in the industry. We implemented a company-wide restructuring plan to streamline our operations and activities around core markets and operations, which included significant workforce reductions, global real estate closures and dispositions, substantial write-downs of our plant and equipment, goodwill and other intangible assets and extensive contract settlements with customers and suppliers around the world. As a result of these actions, our workforce declined significantly from January 1, 2001 to December 31, 2003 and over the same time period, we significantly reduced our facilities.
In 2005, our focus was on managing each of our businesses based on financial performance, the market and customer priorities. In the third quarter of 2004, we announced a 2004 Restructuring Plan that includes a work plan involving focused workforce reductions, including a voluntary retirement program, of approximately 3,250 employees, real estate optimization and other cost containment actions such as reductions in information services costs, outsourced services and other discretionary spending across all segments but primarily in Carrier Packet Networks.
We record provisions for workforce reduction costs and exit costs when they are probable and estimable. Severance paid under ongoing benefit arrangements is recorded in accordance with SFAS No. 112 “Employers’ Accounting for Post-employment Benefits”. One-time termination benefits and contract settlement and lease costs are recorded in accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”.
At each reporting date, we evaluate our accruals related to workforce reduction charges, contract settlement and lease costs and plant and equipment write downs to ensure that these accruals are still appropriate. As of December 31, 2005, we had $24 in accruals related to workforce reduction charges and $274 in accruals related to contract settlement and lease costs, which included significant estimates, primarily related to sublease income over the lease terms and other costs for vacated properties. In certain instances, we may determine that these accruals are no longer required because of efficiencies in carrying out our restructuring work plan. Adjustments to workforce reduction accruals may also be required when employees previously identified for separation do not receive severance payments because they are no longer employed by us or were redeployed due to circumstances not foreseen when the original plan was initiated. In these cases, we reverse any related accrual to earnings when it is determined it is no longer required. Alternatively, in certain circumstances, we may determine that certain accruals are insufficient as new events occur or as additional information is obtained. In these cases, we would increase the applicable existing accrual with the offset recorded against earnings. Increase or decreases to the accruals for changes in estimates are classified within special charges in the statement of operations.
Other Contingencies
We are subject to the possibility of various loss contingencies arising in the ordinary course of business. As a result, we consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. We recognize a provision for an estimated loss contingency when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.
We are also subject to proceedings, lawsuits, investigations and other claims (some of which may involve substantial dollar amounts), including proceedings under laws and government regulations related to securities, income and other taxes, environmental, labor, product and other matters which are in the normal course of business. Our restatements of our consolidated financial statements and related events have caused us to be subject to ongoing regulatory and criminal investigations and significant pending civil litigation actions in the U.S. and Canada. We are required to assess the likelihood of any adverse judgments or outcomes in any of these matters, as well as potential ranges of probable losses. A determination of the amount of provision required, if any, for these contingencies is based on an analysis of each individual issue The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.
On February 8, 2006, we first announced that we had reached a settlement in principle with the lead plaintiffs in two significant class action lawsuits. As a result of the Proposed Class Action Settlement, we have established a litigation reserve and recorded a charge to our full-year 2005 financial results of $2,474, $1,899 of which relates to the proposed equity component of the Proposed Class Action Settlement and will be adjusted in future quarters until the finalization of the settlement based on the market price of the Nortel Networks Corporation common shares issuable. See the “Risk Factors” section of this report.
For more information related to our outstanding legal and other proceedings, see “Contingencies” in note 22 of the accompanying audited consolidated financial statements and “Developments in 2005 and 2006 — Significant Business Developments — Proposed Class Action Settlement”, “Restatements; Nortel Audit Committee Independent Review; Material Weaknesses; Related Matters — Regulatory Actions and Pending Litigation”; the “Legal Proceedings” and “Risk Factors” sections of this report.
Accounting Changes and Recent Accounting Pronouncements
Accounting Changes
Our consolidated financial statements are based on the selection and application of accounting policies, generally accepted in the U.S. For more information related to the accounting policies that we adopted as a result of new accounting standards, see “Accounting changes” in note 3 of the accompanying audited consolidated financial statements. The following summarizes the accounting changes that we have adopted:

•	Consolidation of VIEs — the adoption of new accounting guidance for VIEs resulted in the inclusion of $83 in long-term debt and $82 of plant and equipment — net as of December 31, 2005. These amounts represented both the collateral and maximum exposure to loss as a result of our involvement with VIEs.
•	Accounting for certain financial instruments with characteristics of both liabilities and equity — the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” in 2003 did not have a material impact on our results of operations and financial condition.
•	The effect of contingently convertible debt on diluted earnings per share — the adoption of EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”, in 2004 did not have an impact on our diluted earnings (loss) per share.
•	Implicit variable interests — in March 2005, the FASB issued FSP FIN 46(R)-5, “Implicit Variable Interests under FASB Interpretation No., or FIN, 46 (revised December 2003), “Consolidation of Variable Interest Entities”, or FSP FIN 46R-5. This FSP is effective in the first period beginning after March 3, 2005 in accordance with the transition provisions of FIN 46. The adoption of FSP FIN 46R-5 had no material impact on our results of operations and financial condition.
•	Accounting for electronic equipment waste obligation — the adoption of the FSP FAS 143-1, “Accounting for Electronic Equipment Waste Obligations”, did not have a material impact on our results of operations and financial condition for the fiscal year ended December 31, 2005. Due to the fact that certain EU-member countries have not yet enacted country-specific laws, we cannot estimate the impact of applying this guidance in future periods.
Recent Accounting Pronouncements
In March 2004, the Emerging Issues Task Force, or EITF, reached consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. EITF 03-1 is applicable to marketable debt and equity securities within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”, and equity securities that are not subject to the scope of SFAS 115 and not accounted for under the equity method of accounting. The FASB, at its June 29, 2005 Board meeting, decided not to provide additional guidance on the meaning of other-than-temporary impairment, but instead issued proposed FASB Staff Position (“FSP”) EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1”, as final, superseding EITF 03-1 and EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value”. The final FSP, retitled FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP FAS 115-1 and FAS 124-1”), would be applied prospectively and the effective date would be reporting periods beginning after December 15, 2005. The adoption of FSP FAS 115-1 and FAS 124-1, issued by the FASB, is not expected to have a material impact on our results of operations and financial condition.
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (“SFAS 151”). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) be recognized as current period charges rather than capitalized as a component of inventory costs. In addition, SFAS 151 requires allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred in fiscal years beginning after June 15, 2005. The guidance should be applied prospectively. The adoption of SFAS 151 is not expected to have a material impact on our results of operations and financial condition.
In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. SFAS 123R also modifies certain measurement and expense recognition provisions of SFAS 123, that will impact us, including the requirement to estimate employee forfeitures each period when recognizing compensation expense, and requiring that the initial and subsequent measurement of the cost of liability-based awards each period be based on the fair value (instead of the intrinsic value) of the award. This statement is effective as of January 1, 2006. We previously elected to expense employee stock-based compensation using the fair value method prospectively for all awards granted or modified on or after January 1, 2003 in accordance with SFAS 148. SAB 107 was issued by the SEC in March 2005, and provides supplemental SFAS 123R application guidance based on the views of the SEC. The adoption of SFAS 123R is not expected to have a material impact on our results of operations and financial condition.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28”. SFAS 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS 154 also requires certain disclosures for restatements due to correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and is required to be adopted by us as of January 1, 2006. The impact that the adoption of SFAS 154 will have on our consolidated results of operations and financial condition will depend on the nature of future accounting changes adopted by us and the nature of transitional guidance provided in future accounting pronouncements.
In September 2005, the EITF reached consensus on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on the purchase and sale of inventory to another entity that operates in the same line of business. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. EITF 04-13 applies to new arrangements entered into, or modifications or renewals of existing arrangements in reporting periods beginning after March 15, 2006. The impact of the adoption of EITF 04-13 on our consolidated results of operations and financial condition will depend on the nature of future arrangements entered into, or modifications or renewals of existing arrangements.
In November 2005, the FASB issued FSP FAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP FAS 123R-3”). FSP FAS 123R-3 provides an elective alternative transition method, to SFAS 123R, in accounting for the tax effects of share-based payment awards to employees. The elective method comprises of a computational component that establishes a beginning balance of the APIC pool related to employee compensation and a simplified method to determine the subsequent impact on the APIC pool of employee awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in SFAS 123R. The guidance in FSP FAS 123R-3 is effective for us in the first quarter of 2006. We are currently assessing whether we will adopt the transition election of FSP FAS 123R-3 and what the impact will be on our results of operations and financial condition.
Canadian Supplement
New Canadian securities regulations and, as of March 8, 2005, amendments to the regulations under the Canada Business Corporations Act, allow issuers that are required to file reports with the SEC, upon meeting certain conditions, to satisfy their Canadian continuous disclosure obligations by using financial statements prepared in accordance with U.S. GAAP. We have provided the following supplemental information to highlight the significant differences that would have resulted in the MD&A had it been prepared using Canadian GAAP information.
The principal continuing reconciling differences that affect consolidated net earnings (loss) under Canadian GAAP are derivative accounting, financial instruments and goodwill impairment arising from historical differences in carrying value. We adopted new Canadian accounting standards for asset retirement obligations and for derivatives in 2004 and for VIEs in 2003 that are substantially consistent with U.S. GAAP. Also in 2003, we elected to expense employee stock-based compensation using the fair value based method for U.S. GAAP, which has resulted in no significant continuing reconciling difference for stock-based compensation under Canadian GAAP. Other historical differences between U.S. GAAP and Canadian GAAP were primarily due to facts and circumstances related to prior years.
See note 24 of the accompanying audited consolidated financial statements for a reconciliation from U.S GAAP to Canadian GAAP, including a description of the material differences affecting our consolidated statements of operations and consolidated balance sheets. There were no significant differences affecting the consolidated statements of cash flows.
Accounting Changes
Under Canadian GAAP, we adopted the following accounting changes as more fully described in note 24 (j) of the accompanying audited consolidated financial statements:

•	Determining whether an arrangement contains a lease — effective January 1, 2005, we adopted EIC 150, “Determining Whether an Arrangement Contains a Lease” (“EIC 150”). EIC 150 provides guidance on how to determine whether an arrangement contains a lease that is within the scope of CICA Handbook Section 3065, “Leases”. Equivalent guidance in U.S. GAAP has already been adopted by us. The adoption of EIC 150 did not have any material impact on our results of operations and financial condition.
•	Financial Instruments — presentation and disclosure — effective January 1, 2005, we adopted amendments to CICA Handbook Section 3860, “Financial Instruments — Presentation and Disclosure” (“Section 3860”). The adoption of the amendments to Section 3860 did not have any material impact on our results of operations and financial condition.
•	Accounting by a customer (including a reseller) for certain consideration received from a vendor — in January 2005, the EIC issued amended abstract 144, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”. The amendment requires companies to recognize the benefit of non-discretionary rebates for achieving specified cumulative purchasing levels as a reduction of the cost of purchases over the relevant period, provided the rebate is probable and reasonably estimable. Otherwise, the rebates would be recognized as purchasing milestones are achieved. We adopted the amendment effective retroactively for periods commencing on or after February 15, 2005. The adoption of the new amendment did not have a material impact on our results of operations and financial condition.
•	Derivative accounting — Effective January 1, 2004, we adopted Accounting Guideline 13, “Hedging Relationships”, or AcG-13, which establishes specific criteria for derivatives to qualify for hedge accounting. We had been previously applying these criteria under U.S. GAAP, therefore, there was no impact on adoption of AcG-13. Concurrent with the adoption of AcG-13, we also adopted the CICA’s Emerging Issues Committee, or EIC, 128, “Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments”, or EIC 128. As a result of the adoption of EIC 128, certain warrants, which had been previously recorded at cost under

Canadian GAAP, are required to be recorded at fair value consistent with U.S. GAAP. The impact of this accounting change, which has been recorded prospectively as of January 1, 2004, was an increase to investments and other income of $23 during the year ended December 31, 2004.
•	Revenue recognition — In December 2003, the EIC issued abstract 142, “Accounting for Revenue Arrangements with Multiple Deliverables”, or EIC 142. EIC 142 was applicable to us beginning January 1, 2004 and was applied prospectively. The application of EIC 142 did not have a material impact on our results of operations and financial condition. In December 2003, the EIC issued abstract 141, “Revenue Recognition”, or EIC 141. EIC 141 was applicable to us beginning January 1, 2004 and was applied prospectively. The application of EIC 141 did not have a material impact on our results of operations and financial condition.
•	Asset retirement obligations — Under U.S. GAAP, we adopted SFAS 143 effective January 1, 2003, and recorded a cumulative effect of accounting change, net of tax, within net earnings (loss) on the date of adoption. We adopted similar Canadian guidance, CICA Handbook Section 3110, “Asset Retirement Obligations”, effective January 1, 2004, with retroactive restatement of prior periods. Under Canadian GAAP, the cumulative effect of adoption as of January 1, 2003 was recorded as an adjustment to opening accumulated deficit, as opposed to an adjustment within net earnings (loss) under U.S. GAAP, resulting in a difference of $12. The retroactive adjustment to earnings for the year ended December 31, 2003 and 2002 under Canadian GAAP was not significant. Plant and equipment — net, other liabilities and accumulated deficit as of December 31, 2003 have been increased by $4, $16 and $12, respectively, to reflect the retroactive restatement.
•	Stock-based compensation — In November 2001, the CICA issued Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”, or Section 3870, which was revised in November 2003. Section 3870 outlines a fair value based method of accounting required for certain stock-based transactions, effective January 1, 2002, and applied to awards granted on or after that date. Prior to October 1, 2003, as permitted by Section 3870, we did not adopt the provisions in respect of the fair value based method of accounting for our employee stock-based transactions. On October 1, 2003, we elected to expense employee stock-based compensation using the fair value based method prospectively for all awards granted, modified, or settled on or after January 1, 2003, in accordance with the transitional provisions of Section 3870 and concurrent with the adoption of expense recognition under the fair value based method for U.S. GAAP.
•	Restructuring charges — Under U.S. GAAP, effective January 1, 2003, we adopted SFAS 146. SFAS 146 requires that costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Canadian GAAP, EIC 134, “Accounting for Severance and Termination Benefits”, or EIC 134, and EIC 135, “Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring)”, or EIC 135, were issued to harmonize the Canadian GAAP requirement with SFAS 146. Effective April 1, 2003, we adopted EIC 134 and EIC 135.
•	Impairment and disposal of long-lived assets — In May 2003, the CICA issued an updated Section 3475 “Disposal of Long-Lived Assets and Discontinued operations”, or Section 3475. In April 2003, the CICA issued Handbook Section 3063, “Impairment of Long-Lived Assets”, or Section 3063. The adoption of Sections 3475 and 3063, which are substantially consistent with U.S. GAAP, did not have a material impact on our results of operations and financial condition.
•	Guarantees — In February 2003, the CICA issued AcG-14, “Disclosure of Guarantees”, or AcG-14. AcG-14 expands on previously issued accounting guidance and requires additional disclosure by a guarantor of information about each guarantee, or each group of similar guarantees, even when the likelihood of the guarantor having to make any payments under the guarantee is slight. AcG-14 does not address the recognition or measurement of a guarantor’s liability for obligations under a guarantee. We adopted the requirements of AcG-14 effective January 1, 2003 which are substantially consistent with the disclosure requirements under U.S. GAAP for guarantees.
•	Consolidation of VIEs — In June 2003, the CICA issued AcG-15, which is consistent with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”. AcG-15 clarifies the application of consolidation guidance to those entities defined as VIEs (which includes, but is not limited to, special purpose entities, trusts, partnerships, certain joint ventures and other legal structures) in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The requirements of AcG-15 were effective for all annual and interim periods beginning on or after November 1, 2004. Earlier application was encouraged and effective July 1, 2003, we adopted AcG-15 at the same time as equivalent guidance under U.S. GAAP and prospectively began consolidating two VIEs for which we were considered the primary beneficiary.

Outstanding Share Data
As of April 17, 2006, Nortel Networks Corporation had 4,335,644,313 outstanding common shares.
As of April 17, 2006, 11,392,222 issued and assumed stock options were outstanding and are exercisable for common shares of Nortel Networks Corporation on a one-for-one basis.
As of April 17, 2006, 6,972,000 restricted stock units were outstanding. Once vested, each restricted stock unit entitles the holder to receive one common share of Nortel Networks Corporation, or in our discretion, cash in lieu of common shares in certain circumstances from treasury or through open market purchases at our option.
In addition, Nortel Networks Corporation previously issued U.S. $1,800 of 4.25% Convertible Senior Notes, or Senior Notes, due on September 1, 2008. The Senior Notes are convertible, at any time, by holders into common shares of Nortel Networks Corporation, at an initial conversion price of $10 per common share, subject to adjustment upon the occurrence of certain events including the potential consolidation of Nortel Networks Corporation common shares.
Market Risk
Market risk represents the risk of loss that may impact our consolidated financial statements through adverse changes in financial market prices and rates. Our market risk exposure results primarily from fluctuations in interest rates and foreign exchange rates. To manage the risk from these fluctuations, we enter into various derivative-hedging transactions that we have authorized under our policies and procedures. We maintain risk management control systems to monitor market risks and counterparty risks. These systems rely on analytical techniques including both sensitivity analysis and value-at-risk estimations. We do not hold or issue financial instruments for trading purposes.
Additional disclosure of our financial instruments is included in “Financial instruments and hedging activities” in note 12 of the accompanying audited consolidated financial statements.
We manage foreign exchange exposures using forward and option contracts to hedge sale and purchase commitments. Our most significant foreign exchange exposures are in the Canadian dollar, the British pound and the euro. We enter into U.S. to Canadian dollar forward and option contracts intended to hedge the U.S. to Canadian dollar exposure on future revenues and expenditure streams. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, we recognize the gains and losses on the effective portion of these contracts in earnings when the hedged transaction occurs. Any ineffective portion of these contracts is recognized in earnings immediately.
We expect to continue to expand our business globally and, as such, expect that an increasing proportion of our business may be denominated in currencies other than U.S. dollars. As a result, fluctuations in foreign currencies may have a material impact on our business, results of operations and financial condition. We try to minimize the impact of such currency fluctuations through our ongoing commercial practices and by attempting to hedge our major currency exposures. In attempting to manage this foreign exchange risk, we identify operations and transactions that may have exposure based upon the excess or deficiency of foreign currency receipts over foreign currency expenditures. Given our exposure to international markets, we regularly monitor all of our material foreign currency exposures. Our significant currency flows for the year ended December 31, 2005 were in U.S. dollars, Canadian dollars, British pounds and euros. The net impact of foreign exchange fluctuations resulted in gains of $68 in 2005, a gain of $57 in 2004 and a gain of $107 in 2003. We cannot predict whether we will incur foreign exchange gains or losses in the future. However, if significant foreign exchange losses are experienced, they could have a material adverse effect on our business, results of operations and financial condition.
We use sensitivity analysis to measure our foreign currency risk by computing the potential decrease in cash flows that may result from adverse changes in foreign exchange rates. The balances are segregated by source currency, and a hypothetical unfavorable variance in foreign exchange rates of 10% is applied to each net source currency position using year-end rates, to determine the potential decrease in cash flows over the next year. The sensitivity analysis includes all foreign currency-denominated cash, short-term and long-term debt, and derivative instruments that will impact cash flows over the next year that are held at December 31, 2005 and 2004, respectively. The underlying cash flows that relate to the hedged firm commitments are not included in the analysis. The analysis is performed at the reporting date and assumes no future changes in the balances or timing of cash flows from the year-end position. Further, the model assumes no correlation in the movement of foreign exchange rates. Based on a one-year time horizon, a 10% adverse change in exchange rates would result in a potential decrease in after-tax earnings (increase in loss) of $127 as of December 31, 2005 and would have resulted in a potential decrease in after-tax earnings (increase in loss) of $110 as of

December 31, 2004. This potential decrease would result primarily from our exposure to the Canadian dollar, the British pound and the euro.
A portion of our long-term debt is subject to changes in fair value resulting from changes in market interest rates. We have hedged a portion of this exposure to interest rate volatility using fixed for floating interest rate swaps. The change in fair value of the swaps are recognized in earnings with offsetting amounts related to the change in the fair value of the hedged debt attributable to interest rate changes. Any ineffective portion of the swaps is recognized in income immediately. We record net settlements on these swap instruments as adjustments to interest expense.
Historically, we have managed interest rate exposures, as they relate to interest expense, using a diversified portfolio of fixed and floating rate instruments denominated in several major currencies. We use sensitivity analysis to measure our interest rate risk. The sensitivity analysis includes cash, our outstanding floating rate long-term debt and any outstanding instruments that convert fixed rate long-term debt to floating rate. A 100 basis point adverse change in interest rates would result in a potential decrease in earnings (increase in loss) of $40 as of December 31, 2005 and would have resulted in a potential decrease in earnings (increase in loss) of $47 as of December 31, 2004.
Equity Price Risk
The values of our equity investments in several publicly traded companies are subject to market price volatility. These investments are generally in companies in the technology industry sector and are classified as available for sale. We typically do not attempt to reduce or eliminate the market exposure on these investment securities. We also hold certain derivative instruments or warrants that are subject to market price volatility because their value is based on the common share price of a publicly traded company. These derivative instruments are generally acquired through business acquisitions or divestitures. In addition, derivative instruments may also be purchased to hedge exposure to certain compensation obligations that vary based on future Nortel Networks Corporation common share prices. We do not hold equity securities or derivative instruments for trading purposes.
As of December 31, 2005, a hypothetical 20% adverse change in the stock prices of our publicly traded equity securities and the related underlying stock prices of publicly traded equity securities for certain of our derivative instruments would result in a loss in their aggregate fair value of $15. As of December 31, 2004, a hypothetical 20% adverse change in the stock prices of our publicly traded equity securities and the related underlying stock prices of publicly traded equity securities for certain of our derivative instruments would have resulted in a loss in their aggregate fair value of $23. This includes a loss of $5 related to derivative instruments that were purchased to hedge exposure to compensation obligations.
Environmental Matters
We are subject to numerous environmental protection laws and regulations in various jurisdictions around the world, primarily due to our manufacturing operations. As a result, we are exposed to liabilities and compliance costs arising from our past and current generation, management and disposition of hazardous substances and wastes.
We have remedial activities under way at 14 of our facilities which are either currently occupied or were previously owned or occupied. We have also been listed as a potentially responsible party at four Superfund sites in the U.S. An estimate of our anticipated remediation costs associated with all such facilities and sites, to the extent probable and reasonably estimable, is included in our environmental accruals in an approximate amount of $27.
For a discussion of Environmental matters, see “Contingencies” in note 22 of the accompanying audited consolidated financial statements.
Legal Proceedings
For additional information related to our legal proceedings, see “Contingencies” in note 22 of the accompanying consolidated financial statements, “Developments in 2005 and 2006 — Significant Business Developments  — Proposed Class Action Settlement”, “Restatements; Nortel Audit Committee Independent Review; Material Weaknesses; Related Matters — Regulatory Actions and Pending Litigation”; the “Legal Proceedings” and “Risk Factors” section of this report.